Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

Dated as of January 31, 2014

by and among

TRADE STREET OPERATING PARTNERSHIP, LP,

as Borrower,

TRADE STREET RESIDENTIAL, iNC.,

as Parent,

The financial institutions party hereto

and their assignees under Section 13.5.,

as Lenders,

and

REGIONS BANK,

as Administrative Agent

______________________________________________________

regions capital markets, LLC,

as sole Lead Arranger
and
sole Bookrunner

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- ii -

- iii -

SCHEDULE I	Commitments
SCHEDULE 1.1.	List of Loan Parties
SCHEDULE 4.1.	Initial Borrowing Base Properties
SCHEDULE 7.1.(b)	Ownership Structure
SCHEDULE 7.1.(f)	Properties
SCHEDULE 7.1.(g)	Indebtedness and Guaranties
SCHEDULE 7.1.(h)	Material Contracts
SCHEDULE 7.1.(i)	Litigation
SCHEDULE 7.1.(s)	Affiliate Transactions
SCHEDULE 8.15.(b)	Violations
SCHEDULE 8.15.(d)	Memphis Letter

EXHIBIT A	Form of Assignment and Assumption Agreement
EXHIBIT B	Form of Borrowing Base Certificate
EXHIBIT C	Form of Environmental Indemnity Agreement
EXHIBIT D	Form of Guaranty
EXHIBIT E	Form of Notice of Borrowing
EXHIBIT F	Form of Notice of Continuation
EXHIBIT G	Form of Notice of Conversion
EXHIBIT H	Form of Notice of Swingline Borrowing
EXHIBIT I	Form of Pledge Agreement
EXHIBIT J	Form of Revolving Note
EXHIBIT K	Form of Security Agreement
EXHIBIT L	Form of Security Instrument
EXHIBIT M	Form of Swingline Note
EXHIBITS N	Forms of U.S. Tax Compliance Certificates
EXHIBIT O	Form of Assignment of Leases and Rents
EXHIBIT P	Form of Opinion of Counsel
EXHIBIT Q	Form of Compliance Certificate

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THIS CREDIT AGREEMENT (this “Agreement”) dated as of January 31, 2014 by and among TRADE STREET OPERATING PARTNERSHIP, LP, a limited partnership formed under the laws of the State of Delaware (the “Borrower”), TRADE STREET RESIDENTIAL, INC., a corporation formed under the laws of the State of Maryland (the “Parent”), each of the financial institutions initially a signatory hereto together with their successors and assignees under Section 13.5. (the “Lenders”), and REGIONS BANK, as Administrative Agent (the “Administrative Agent”), with REGIONS CAPITAL MARKETS, LLC, as sole Lead Arranger and sole Bookrunner (in such capacities, the “Arranger”).

WHEREAS, the Administrative Agent, the Issuing Bank, the Swingline Lender and the Lenders desire to make available to the Borrower a revolving credit facility in the initial amount of $75,000,000 with a swingline subfacility in an amount equal to the greater of $10,000,000 and 10.0% of the revolving credit facility and a letter of credit facility in an amount equal to the greater of $10,000,000 and 10.0% of the revolving credit facility, on the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

Article I. Definitions

Section 1.1. Definitions.

In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:

“Accession Agreement” means an Accession Agreement substantially in the form of Annex I to the Guaranty.

“Additional Costs” has the meaning given that term in Section 5.1.(b).

“Adjusted EBITDA” means, with respect to any Person and for any given period, (a) the EBITDA of such Person and its Subsidiaries determined on a consolidated basis for such period less (b) the Capital Reserves for such period.

“Adjusted Net Operating Income” means, with respect to any Property and for a given period (a) the Net Operating Income for such period less (b) Capital Reserves for such period.

“Adjusted Stabilized Property Value” means, at any time, an amount equal to (a) 65.0% times (b)(i) the sum of Stabilized Property Values of all Stabilized Properties at such time that are also included in the calculation of Aggregate Borrowing Base Properties Value at such time minus (ii) any excesses described in clauses (a) through (c) of the definition of Aggregate Borrowing Base Properties Value that are excluded from the calculation of Aggregate Borrowing Base Properties Value at such time because such excesses are attributable to such Stabilized Properties, with any subtraction for an excess excluded under such clause (c) that included value attributable to both Stabilized Properties and Pre-Stabilized Properties consisting only of such Stabilized Property’s (or Properties’) pro rata share of such excess excluded.

“Administrative Agent” means Regions Bank as contractual representative of the Lenders under this Agreement, or any successor Administrative Agent appointed pursuant to Section 12.10.

“Administrative Questionnaire” means the Administrative Questionnaire completed by each Lender and delivered to the Administrative Agent in a form supplied by the Administrative Agent to the Lenders from time to time.

“Affected Lender” has the meaning given that term in Section 5.6.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Borrowing Base Properties Value” means, at any time, an amount equal to the sum of the Stabilized Property Values of all Stabilized Properties at such time plus the sum of the Pre-Stabilized Property Values of not more than three Pre-Stabilized Properties at such time; provided, however, that:

(a)          to the extent the amount of the Aggregate Borrowing Base Properties Value attributable to a single Borrowing Base Property would (i) at any time prior to the earlier of (i) January 31, 2015, and (ii) the date that an additional Property is approved as a Borrowing Base Property pursuant to Section 4.1. (such earlier date, the “Concentration Change Date”) exceed 37.5% of the Aggregate Borrowing Base Properties Value or (ii) on the Concentration Change Date or thereafter exceed 35.0% of the Aggregate Borrowing Base Properties Value, such excess, in the case of clauses (i) and (ii), shall be excluded;

(b)          to the extent the amount of the Aggregate Borrowing Base Properties Value attributable to Pre-Stabilized Properties would exceed 50.0% of the Aggregate Borrowing Base Properties Value, such excess shall be excluded;

(c)          to the extent the amount of the Aggregate Borrowing Base Properties Value attributable to Borrowing Base Properties located in the same Metropolitan Statistical Area would exceed 50.0% of the Aggregate Borrowing Base Properties Value, at any time the Aggregate Borrowing Base Properties Value is equal to or less than $200,000,000 (or 35.0% of the Aggregate Borrowing Base Properties Value at any time the Aggregate Borrowing Base Properties Value is greater than $200,000,000), such excess shall be excluded;

(d)          the weighted average aggregate Occupancy Rate (weighted on the basis of aggregate number of units) of the Stabilized Properties included in the calculation of Aggregate Borrowing Base Properties Value shall not be less than 85.0%; and

(e)          if either the number of Stabilized Properties included in the calculation of Aggregate Borrowing Base Properties Value is less than four or the weighted average aggregate Occupancy Rate (weighted on the basis of aggregate number of units) of the Stabilized Properties included in the calculation of Aggregate Borrowing Base Properties Value is less than 85.0%, the Aggregate Borrowing Base Properties Value shall equal $0.

“Agreement Date” means the date as of which this Agreement is dated.

“Applicable Law” means all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Applicable Margin” means the percentage rate set forth below corresponding to the level (each a “Level”) into which the ratio of Funded Indebtedness to Total Asset Value as determined in accordance with Section 10.1.(b) then falls:

Level	Ratio of Funded Indebtedness to Total Asset Value	Applicable Margin for LIBOR Loans	Applicable Margin for Base Rate Loans
1	Less than 0.45 to 1.00	1.75%	0.75%
2	Greater than or equal to 0.45 to 1.00 but less than 0.50 to 1.00	2.00%	1.00%
3	Greater than or equal to 0.50 to 1.00 but less than 0.55 to 1.00	2.25%	1.25%
4	Greater than or equal to 0.55 to 1.00 but less than 0.60 to 1.00	2.50%	1.50%
5	Greater than or equal to 0.60 to 1.00	2.75%	1.75%

The Applicable Margin for Loans shall be determined by the Administrative Agent from time to time, based on the ratio of Funded Indebtedness to Total Asset Value as set forth in the Compliance Certificate most recently delivered by the Parent pursuant to Section 9.3. Any adjustment to the Applicable Margin shall be effective as of the first day of the calendar month immediately following the month during which the Parent delivers to the Administrative Agent the applicable Compliance Certificate pursuant to Section 9.3. If the Parent fails to deliver a Compliance Certificate pursuant to Section 9.3., the Applicable Margin shall equal the percentages corresponding to Level 5 until the first day of the calendar month immediately following the month that the required Compliance Certificate is delivered. Notwithstanding the foregoing, for the period from the Effective Date through but excluding the date on which the Administrative Agent first determines the Applicable Margin for Loans as set forth above, the Applicable Margin shall be determined based on Level 2. Thereafter, such Applicable Margin shall be adjusted from time to time as set forth in this definition. The provisions of this definition shall be subject to Section 2.4.(c).

“Applicable Mortgage Constant” means the mortgage constant for a 30-year loan bearing interest at a per annum rate equal to the greater of (a) the yield on a 10-year United States Treasury Note (as determined by the Administrative Agent) plus 2.50% and (b) 6.00%.

“Appraisal” means, with respect to any Property, an M.A.I. appraisal commissioned by and addressed to the Administrative Agent (acceptable to the Administrative Agent as to form, substance and appraisal date), prepared by a professional appraiser acceptable to the Administrative Agent, having at least the minimum qualifications required under Applicable Law governing the Administrative Agent and the Lenders, including without limitation, FIRREA, and determining both the “as is” market value of such Property as between a willing buyer and a willing seller and the “stabilized value” of such Property.

“Appraised Value” means, (a) with respect to any Pre-Stabilized Property, the “stabilized value” of such Property as reflected in the most recent Appraisal of such Property, or (b) with respect to any Stabilized Property, the “as-is” market value of such Property; provided that with respect to any Stabilized Property that was previously a Pre-Stabilized Property, at all times prior to receipt of an Appraisal of such Property obtained after such Property becomes a Stabilized Property, the “Appraised Value” shall be the “stabilized value” of such Property as reflected in the most recent Appraisal of such Property obtained while such Property was a Pre-Stabilized Property.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of any entity that administers or manages a Lender.

“Approved Manager” means Trade Street Property Management, LLC, or any other manager of a Property proposed by the Borrower and pre-approved by the Administrative Agent and the Lenders as of the Agreement Date or otherwise approved by the Administrative Agent and the Required Lenders after the Agreement Date pursuant to Section 10.13.

“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.5.), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Assignment of Leases and Rents” means an Assignment of Leases and Rents executed by the Borrower or a Subsidiary of the Borrower in favor of the Administrative Agent for its benefit and the benefit of the other Lender Parties, substantially in the form of Exhibit O.

“Bankruptcy Code” means the Bankruptcy Code of 1978, as amended.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate in effect for such day plus 0.50%, (b) the Prime Rate in effect for such day and (c) LIBOR on such day for an Interest Period of one month plus 1.00% (or, if such day is not a Business Day, the immediately preceding Business Day). If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable, after due inquiry, to ascertain the Federal Funds Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall be determined without regard to clause (a) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in Federal Funds Rate, the Prime Rate or the LIBOR shall be effective on the effective date of such change in the Federal Funds Rate, the Prime Rate or LIBOR, respectively.

“Base Rate Loan” means a Revolving Loan bearing interest at a rate based on the Base Rate.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Borrower” has the meaning set forth in the introductory paragraph hereof and shall include the Borrower’s successors and permitted assigns.

“Borrower Information” has the meaning given that term in Section 2.4.(c).

“Borrowing Base Availability” means an amount equal to the sum of the Stabilized Properties Borrowing Base Availability plus the Pre-Stabilized Properties Borrowing Base Availability, as determined and adjusted from time to time in accordance with Section 4.4.; provided, however, that if the Aggregate Borrowing Base Properties Value also calculated at such time is less than $45,000,000, the Borrowing Base Availability shall equal $0.

“Borrowing Base Certificate” means a report in substantially the form of Exhibit B, certified by the chief financial officer of the Parent, setting forth the calculations required to establish the Aggregate Borrowing Base Properties Value and the Borrowing Base Availability as of a specified date, all in form and detail satisfactory to the Administrative Agent.

“Borrowing Base Property” means a Property that the Administrative Agent and the Lenders have agreed may be included in the calculation of the Borrowing Base Availability pursuant to Section 4.1. as either a Stabilized Property or a Pre-Stabilized Property. If at any time (a) a Property included as a Borrowing Base Property under Section 4.1.(a) or (b) shall cease to be an Eligible Property, (b) a Property included as a Borrowing Base Property under Section 4.1.(c) shall cease to be an Eligible Property for any reason other than the Nonconforming Features (to the same extent and in the same manner (other than immaterial deviations therefrom) as such Nonconforming Features existed at the time of approval of such Property pursuant to Section 4.1.(c)), (c) the Administrative Agent shall cease to hold a valid and perfected first priority Lien in any Property included as a Borrowing Base Property, any other Collateral related thereto or in the Equity Interests of the Property Owner of such Property, or (d) there shall have occurred and be continuing an “Event of Default” under (and as defined in) the Security Instrument or a default under (or, instead, if defined therein, an “Event of Default”) under any other Security Document relating to a Property included as a Borrowing Base Property or the Borrower shall have failed to comply with Section 8.15. with respect to an applicable Borrowing Base Property and such failure to comply is continuing, then, in each case, such Property shall be excluded from determinations of the Aggregate Borrowing Base Properties Value, Adjusted Stabilized Property Value, Pre-Stabilized Properties Borrowing Base Availability and Stabilized Properties Borrowing Base Availability, as applicable. In addition, (x) any Pre-Stabilized Property shall be excluded from determinations of the Pre-Stabilized Properties Borrowing Base Availability if as of the end of the first full fiscal quarter ended after such Pre-Stabilized Property is included as a Borrowing Base Property, the Implied Debt Yield calculated with respect to such Pre-Stabilized Property has failed to increase by 1.0% as compared to the Implied Debt Yield for such Pre-Stabilized Property at the time it was included as a Borrowing Base Property, or if after such first full fiscal quarter, the Implied Debt Yield calculated as of the end of each fiscal quarter thereafter has failed to increase by 1.0% as compared to the Implied Debt Yield for such Pre-Stabilized Property as of the end of the immediately preceding fiscal quarter; provided that such increases in the Implied Debt Yield for a Pre-Stabilized Property shall no longer be required once the Implied Debt Yield calculated with respect to a Pre-Stabilized Property is equal to 9.0%; provided, however, that if the Implied Debt Yield calculated with respect to such a Pre-Stabilized Property is less than 9.0% as of the end of any fiscal quarter after having been equal to 9.0%, such Pre-Stabilized Property shall be excluded from the determinations of the Pre-Stabilized Properties Borrowing Base Availability and (y) any Property that has failed to remain a Stabilized Property because the Occupancy Rate of such Property is less than 80.0% shall be excluded from the determinations of the Aggregate Borrowing Base Properties Value, Adjusted Stabilized Property Value and Stabilized Properties Borrowing Base Availability.

“Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day (other than a Saturday, Sunday or legal holiday) on which the offices of the Administrative Agent in Atlanta, Georgia are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Loan, or any Base Rate Loan as to which the interest rate is determined by reference to LIBOR, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market. Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.

“Capital Reserves” means, for any period and with respect to any Property, an amount equal to the greater of (a)(i) $250 multiplied by the number of multifamily units in such Property times (ii) the number of days in such period divided by (iii) 365 and (b)(i) the amount of the Recurring Capital Expenditures actually made in respect of such Property during such period times (ii) the number of days in such period divided by (iii) 365. If the term Capital Reserves is used without reference to any specific Property, then it shall be determined on an aggregate basis with respect to all Properties and the applicable Ownership Shares of all Properties of all Unconsolidated Affiliates.

“Capitalization Rate” means 6.50%.

“Capitalized Lease Obligations” means obligations under a lease (or other arrangement conveying the right to use property) to pay rent or other amounts that are required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on a balance sheet of the applicable Person prepared in accordance with GAAP as of the applicable date.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Bank or the Lenders, as collateral for Letter of Credit Liabilities or obligations of Lenders to fund participations in respect of Letter of Credit Liabilities, cash or deposit account balances or, if the Administrative Agent and the Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means: (a) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one year from the date acquired; (b) certificates of deposit with maturities of not more than one year from the date acquired issued by a United States federal or state chartered commercial bank of recognized standing, or a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, acting through a branch or agency, which bank has capital and unimpaired surplus in excess of $500,000,000 and which bank or its holding company has a short-term commercial paper rating of at least A-2 or the equivalent by S&P or at least P-2 or the equivalent by Moody’s; (c) reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; (d) commercial paper issued by any Person incorporated under the laws of the United States of America or any State thereof and rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s, in each case with maturities of not more than one year from the date acquired; and (e) investments in money market funds registered under the Investment Company Act of 1940, as amended, which have net assets of at least $500,000,000 and at least 85.0% of whose assets consist of securities and other obligations of the type described in clauses (a) through (d) above.

“Collateral” means any real or personal property directly or indirectly securing any of the Obligations or any other obligation of a Person under or in respect of any Loan Document or Specified Derivatives Contract to which it is a party, and includes, without limitation, all “Property” under and as defined in any Security Instrument, all “Management Agreements” as defined in any Property Management Contract Assignment, all “Leases” and “Rents” as each term is defined in any Assignment of Leases and Rents, all “Pledged Collateral” as defined in the Pledge Agreement, all “Collateral” as defined in the Security Agreement and all other property subject to a Lien created by a Security Document.

“Commitment” means, as to each Lender (other than the Swingline Lender), such Lender’s obligation to make Revolving Loans pursuant to Section 2.1., to issue (in the case of the Issuing Bank) and to participate (in the case of the other Lenders) in Letters of Credit pursuant to Section 2.2.(i), and to participate in Swingline Loans pursuant to Section 2.3.(e), in an amount up to, but not exceeding the amount set forth for such Lender on Schedule I as such Lender’s “Commitment Amount” or as set forth in any applicable Assignment and Assumption, or agreement executed by a Person becoming a Lender in accordance with Section 2.15., as the same may be reduced from time to time pursuant to Section 2.11. or increased or reduced as appropriate to reflect any assignments to or by such Lender effected in accordance with Section 13.5. or increased as appropriate to reflect any increase effected in accordance with Section 2.15.

“Commitment Percentage” means, as to each Lender, the ratio, expressed as a percentage, of (a) the amount of such Lender’s Commitment to (b) the aggregate amount of the Commitments of all Revolving Lenders; provided, however, that if at the time of determination the Commitments have been terminated or been reduced to zero, the “Commitment Percentage” of each Lender shall be the “Commitment Percentage” of such Lender in effect immediately prior to such termination or reduction.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.) as amended from time to time, and any successor statute.

“Compliance Certificate” has the meaning given that term in Section 9.3.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Construction-In-Progress” means, with respect to a Development Property, the total budgeted costs associated with the acquisition and construction of such Development Property, including, but not limited to, the cost of acquiring such Property, as reasonably determined by the Borrower in good faith. With respect to any Development Property to be developed in more than one phase, the Construction-In- Progress shall exclude the budgeted costs (other than costs related to acquisition of land and related improvements) to the extent related to any phase for which (i) construction has not yet commenced and (ii) a binding construction contract has not been entered into by the Parent, the Borrower, any other Subsidiary or any Unconsolidated Affiliate, as the case may be.

“Continue”, “Continuation” and “Continued” each refers to the continuation of a LIBOR Loan from one Interest Period to another Interest Period pursuant to Section 2.8.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convert”, “Conversion” and “Converted” each refers to the conversion of a Loan of one Type into a Loan of another Type pursuant to Section 2.9.

“Credit Event” means any of the following: (a) the making (or deemed making) of any Loan, (b) the Conversion of a Base Rate Loan into a LIBOR Loan, (c) the Continuation of a LIBOR Loan and (d) the issuance of a Letter of Credit or the amendment of a Letter of Credit that extends the maturity, or increases the Stated Amount, of such Letter of Credit.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar Applicable Laws relating to the relief of debtors in the United States of America or other applicable jurisdictions from time to time in effect.

“Default” means any of the events specified in Section 11.1., whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both.

“Defaulting Lender” means, subject to Section 3.9.(f), any Lender that (a) has failed to (i) fund all or any portion of its Loans within 2 Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within 2 Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within 3 Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.9.(f)) upon delivery of written notice of such determination to the Borrower, the Issuing Bank, the Swingline Lender and each Lender.

“Deposit Account Control Agreement” means a letter agreement, in form and substance satisfactory to the Administrative Agent, executed by the holder of a Tenant Deposit Account, the Administrative Agent and the financial institution or securities intermediary (as defined in the UCC) , as applicable, with which such Tenant Deposit Account is maintained, granting the Administrative Agent for the benefit of the Lender Parties, “control” (within the meaning of such term under Article 9-1-4 and 8-106, as applicable, of the UCC) over such Tenant Deposit Account.

“Derivatives Contract” means a “swap agreement” as defined in Section 101 of the Bankruptcy Code.

“Derivatives Termination Value” means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement or provision relating thereto, (a) for any date on or after the date such Derivatives Contracts have been terminated or closed out, the termination amount or value determined in accordance therewith, and (b) for any date prior to the date such Derivatives Contracts have been terminated or closed out, the then-current mark-to-market value for such Derivatives Contracts, determined based upon one or more mid-market quotations or estimates provided by any recognized dealer in Derivatives Contracts (which may include the Administrative Agent, any Lender, any Specified Derivatives Provider or any Affiliate of any of them).

“Development Property” means a Property that does not have buildings or other improvements located on it but which is currently under development for the construction of buildings or improvements which will qualify as or will constitute a multifamily property upon completion (or, if any buildings or improvements are located thereon, such buildings or other improvements are under construction and are non-operational, and no certificate(s) of occupancy have been issued with respect thereto).

“Dollars” or “$” means the lawful currency of the United States of America.

“EBITDA” means, with respect to a Person for any period and without duplication: (a) net income (loss) of such Person for such period determined on a consolidated basis excluding the following (but only to the extent included in determining net income (loss) for such period): (i) depreciation and amortization; (ii) Interest Expense; (iii) income tax expense; (iv) extraordinary or nonrecurring items, including without limitation, gains and losses from the sale of operating Properties; (v) non-cash compensation provided under any management equity plan, stock option plan or other management or employee benefit plan or agreement or stock subscription or shareholder agreement of employees of such Person, (vi) equity in net income (loss) of its Unconsolidated Affiliates; plus (b) such Person’s Ownership Share of EBITDA of its Unconsolidated Affiliates. EBITDA shall be adjusted to remove any impact from straight line rent leveling adjustments required under GAAP and amortization of intangibles pursuant to FASB ASC 805. For purposes of this definition, nonrecurring items shall be deemed to include (x) gains and losses on early extinguishment of Indebtedness, (y) non-cash severance and other non-cash restructuring charges and (z) transaction costs of acquisitions not permitted to be capitalized pursuant to GAAP.

“Effective Date” means the later of (a) the Agreement Date and (b) the date on which all of the conditions precedent set forth in Section 6.1. shall have been fulfilled or waived by all of the Lenders.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed).

“Eligible Property” means a Property which satisfies all of the following requirements as confirmed by the Administrative Agent: (a) such Property is 100.0% owned in fee simple by a Borrower or a Wholly Owned Subsidiary of the Borrower that is a Guarantor, (b) such Property is located in a state in the contiguous United States of America or in the District of Columbia, (c) regardless of whether such Property is owned by the Borrower or a Subsidiary, the Borrower has the right directly, or indirectly through a Subsidiary, to take the following actions without the need to obtain the consent of any Person: (i) to create Liens on such Property as security for Indebtedness of the Borrower or such Subsidiary, as applicable, and (ii) to sell, transfer or otherwise dispose of such Property; (d) neither such Property, nor if such Property is owned by a Subsidiary, any of the Borrower’s direct or indirect ownership interest in such Subsidiary, is subject to (i) any Lien other than Permitted Liens or (ii) any Negative Pledge other than as provided pursuant to any Loan Document; (e) such Property is free of all mechanical and structural defects or other adverse matters except for defects or other matters which, individually or collectively, are not material to the profitable operation of such Property, (f) such Property is a multifamily Property is operational and is not a Development Property; (g) if such Property is managed by a third-party property manager, the applicable property manager of such Property is an Approved Manager, and such Property is being managed pursuant to a Property Management Agreement approved by the Administrative Agent and the Requisite Lenders; (h) no condemnation shall have occurred or condemnation proceeding shall have been instituted (and remain undismissed for more than 90 consecutive days), in each case, with respect to a material portion of the Property; (i) no material casualty event shall have occurred with respect to the improvements located on such Property which is not able to be fully remediated with available insurance proceeds and/or funds the Borrower or the applicable Loan Party has put into escrow; (j) no Hazardous Materials are located on or under such Property and no other environmental conditions exist in connection with such Property which constitute a material violation of any Environmental Law other than (a) those which have been addressed through remediation completed to the satisfaction of all Governmental Authorities (or such other resolution which has been accepted in writing by either the Administrative Agent or all Governmental Authority(ies) with jurisdiction relating to both the applicable Property and such recognized environmental conditions (i.e., an approved Brownfield) and having authority to enforce any Environmental Laws with respect thereto) or (b) those which are conditions that are insurable, upon terms and conditions acceptable to the Administrative Agent, in its reasonable discretion, under the environmental insurance policy maintained by the Loan Parties.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.

“Environmental Indemnity Agreement” means an Environmental Indemnity Agreement executed by the Parent, the Borrower, and each Property Owner in favor of the Administrative Agent for the benefit of the Lender Parties, in substantially the form of Exhibit C.

“Environmental Laws” means any Applicable Law relating to environmental protection or the manufacture, storage, remediation, disposal or clean-up of Hazardous Materials including, without limitation, the following: Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the Environmental Protection Agency, any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials, and any analogous or comparable state or local laws, regulations or ordinances that concern Hazardous Materials or protection of the environment.

“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, whether or not certificated, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“Equity Issuance” means any issuance or sale by a Person of any Equity Interest in such Person and shall in any event include the issuance of any Equity Interest upon the conversion or exchange of any security constituting Indebtedness that is convertible or exchangeable, or is being converted or exchanged, for Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

“ERISA Event” means, with respect to the ERISA Group, (a) any “reportable event” as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the withdrawal of a member of the ERISA Group from a Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the incurrence by a member of the ERISA Group of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (d) the incurrence by any member of the ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the institution of proceedings to terminate a Plan or Multiemployer Plan by the PBGC; (f) the failure by any member of the ERISA Group to make when due required contributions to a Multiemployer Plan or Plan unless such failure is cured within 30 days or the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan or the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the receipt by any member of the ERISA Group of any notice or the receipt by any Multiemployer Plan from any member of the ERISA Group of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Section 4245 of ERISA), in reorganization (within the meaning of Section 4241 of ERISA), or in “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA); (i)  the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any member of the ERISA Group or the imposition of any Lien in favor of the PBGC under Title IV of ERISA; or (j) a determination that a Plan of the ERISA Group is, or is reasonably expected to be, in “at risk” status (within the meaning of Section 430 of the Internal Revenue Code or Section 303 of ERISA).

“ERISA Group” means the Parent, the Borrower, any other Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control, which, together with the Parent, the Borrower or any other Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Event of Default” means any of the events specified in Section 11.1., provided that any requirement for notice or lapse of time or any other condition has been satisfied.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Subsidiary” means any Subsidiary (a) holding title to assets that are or are to become collateral for any Secured Indebtedness of such Subsidiary or that is an owner of the Equity Interests of a Subsidiary holding title to such assets (but which has no assets other than such Equity Interests and other assets of nominal value incidental thereto) and (b) that is prohibited from Guarantying the Indebtedness of any other Person pursuant to (i) any document, instrument or agreement evidencing such Secured Indebtedness or (ii) a provision of such Subsidiary’s organizational documents which provision was included in such Subsidiary’s organizational documents as a condition to the extension of such Secured Indebtedness.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Loan Party for or the Guarantee of such Loan Party of, or the grant by such Loan Party of a Lien to secure, such Swap Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability for or the Guarantee of such Loan Party or the grant of such Lien becomes effective with respect to such Swap Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Loan Party, including under Section 31 of the Guaranty). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or Lien is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to an Applicable Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.6.) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.10., amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.10.(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Credit Agreement dated as of January 31, 2013, among the Borrower, the guarantors from time to time party thereto, the lenders from time to time party thereto, and BMO Harris Bank NA, as administrative agent, as such agreement has been amended, supplement, restated or otherwise modified.

“Fair Market Value” means, with respect to a security listed on a national securities exchange or the NASDAQ National Market, the price of such security as reported on such exchange or market by any widely recognized reporting method customarily relied upon by financial institutions.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” means that certain fee letter dated as of December 12, 2013, by and among the Parent, the Borrower and the Administrative Agent.

“Fees” means the fees and commissions provided for or referred to in Section 3.5. and any other fees payable by the Borrower hereunder or under any other Loan Document.

“FIRREA” means the Financial Institution Recovery, Reform and Enforcement Act of 1989, as amended.

“Fixed Charges” means, with respect to a Person and for a given period: (a) the Interest Expense of such Person for such period, plus (b) the aggregate of all regularly scheduled principal payments on Indebtedness payable by such Person during such period (excluding balloon, bullet or similar payments of principal which repays the Indebtedness in full); provided that any such regularly scheduled principal payments that are not payable monthly shall, for purposes of this definition, be treated as if such payment were payable in equal monthly installments commencing on such payment date to and including the month immediately prior to the date of the next such scheduled payment or, if there is not such next scheduled payment, the maturity date therefor, plus (c) the aggregate amount of all Preferred Dividends paid by such Person during such period. A Person’s Ownership Share of the Fixed Charges of its Unconsolidated Affiliates will be included in when determining the Fixed Charges of such Person.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Bank, such Defaulting Lender’s Commitment Percentage of the outstanding Letter of Credit Liabilities other than Letter of Credit Liabilities as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Commitment Percentage of outstanding Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all Indebtedness described in clauses (a) through (d) and in clause (f) of the definition of Indebtedness (including in the case of the Borrower, all Loans and Letter of Credit Liabilities), and (b) all Indebtedness described in clauses (a) through (d) and in clause (f) of the definition of Indebtedness of other Persons which such Person has Guaranteed or is otherwise recourse to such Person.

“Funds From Operations” means, with respect to a Person and for a given period, (a) net income (loss) of such Person for such period determined on a consolidated basis for such period minus (or plus) (b) gains (or losses) from debt restructuring and sales of property during such period plus (c) depreciation with respect to such Person’s real estate assets and amortization (other than amortization of deferred financing costs) of such Person for such period, all after adjustment for Unconsolidated Affiliates. Adjustments for Unconsolidated Affiliates will be calculated to reflect funds from operations on the same basis. For purposes of this Agreement, Funds From Operations shall be calculated consistent with the White Paper on Funds from Operations dated April 2002 issued by National Association of Real Estate Investment Trusts, Inc. Notwithstanding the foregoing, Funds From Operations shall exclude non-cash adjustments for loan amortization costs.

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (including Statement of Financial Accounting Standards No. 168, “The FASB Accounting Standards Codification”) or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States of America, which are applicable to the circumstances as of the date of determination.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, administrative, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.

“Grantor” means the Borrower and any Person that is not a Property Owner, in either case, that holds in its name a Tenant Deposit Account.

“Guaranteed Obligations” means, collectively, (a) the Obligations and (b) all existing or future payment and other obligations owing by any Loan Party under any Specified Derivatives Contract (other than any Excluded Swap Obligation).

“Guarantor” means any Person that is party to the Guaranty as a “Guarantor” and shall in any event include the Parent.

“Guaranty”, “Guaranteed” or to “Guarantee” as applied to any obligation means and includes: (a) a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by: (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit (including Letters of Credit), or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation. As the context requires, “Guaranty” shall also mean the guaranty executed and delivered pursuant to Section 6.1. or 8.13. and substantially in the form of Exhibit D.

“Hazardous Materials” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP” toxicity, or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; (e) toxic mold; and (f) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

“Implied Debt Yield” means, with respect to a Pre-Stabilized Property, at the time of computation thereof, the ratio (expressed as a percentage) of (a) the product of (i) the Adjusted Net Operating Income for such Pre-Stabilized Property as of the month most recently ended times (ii) 12 to (b) the amount equal to (i) 65% times (ii)(x)the Pre-Stabilized Property Value of such Property minus (y) any excesses described in clauses (a) through (c) of the definition of Aggregate Borrowing Base Properties Value that are excluded from the calculation of Aggregate Borrowing Base Properties Value at such time because such excesses are attributable to such Pre-Stabilized Property, with any subtraction for any excesses excluded under clause (b) with respect to Pre-Stabilized Properties or under clause (c) that included value attributable to both Stabilized Properties and Pre-Stabilized Properties, consisting, in each case, only of such Pre-Stabilized Property’s pro rata share of such excess excluded.

“Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed or for the deferred purchase price of property or services (excluding trade payables incurred in the ordinary course of business other than trade payables overdue by more than 90 days unless being disputed in good faith and by appropriate measures and excluding accrued expenses); (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or for services rendered; (c) Capitalized Lease Obligations of such Person; (d) all reimbursement obligations (contingent or otherwise) of such Person under or in respect of any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) net obligations under any Derivatives Contract not entered into as a hedge against interest rate risk in respect of existing Indebtedness, in an amount equal to the Derivatives Termination Value thereof at such time (but in no event less than zero); (h) all Indebtedness of other Persons which such Person has Guaranteed or is otherwise recourse to such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar customary exceptions to non-recourse liability); and (i) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation. Indebtedness of a Person shall include Indebtedness of any other Person to the extent such Indebtedness is recourse to such first Person. All Loans and Letter of Credit Liabilities shall constitute Indebtedness of the Borrower.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.

“Intellectual Property” has the meaning given that term in Section 7.1.(t).

“Interest Expense” means, with respect to a Person and for any period, (a) all paid, accrued or capitalized interest expense (including, without limitation, capitalized interest expense (other than capitalized interest funded from a construction loan interest reserve account held by another lender and not included in the calculation of cash for balance sheet reporting purposes) and interest expense attributable to Capitalized Lease Obligations) of such Person and in any event shall include all letter of credit fees and all interest expense with respect to any Indebtedness in respect of which such Person is wholly or partially liable whether pursuant to any repayment, interest carry, performance guarantee or otherwise, plus (b) to the extent not already included in the foregoing clause (a), such Person’s Ownership Share of all paid, accrued or capitalized interest expense for such period of Unconsolidated Affiliates of such Person.

“Interest Period” means each period commencing on the date such LIBOR Loan is made, or in the case of the Continuation of a LIBOR Loan the last day of the preceding Interest Period for such Loan, and ending on the numerically corresponding day in the first, second, third or sixth calendar month, as applicable, thereafter, or, if available to all Lenders, 7 days thereafter, as the Borrower may select in a Notice of Borrowing, Notice of Continuation or Notice of Conversion, as the case may be, except that each Interest Period (other than an Interest Period having a duration of 7 days) that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing: (i) if any Interest Period would otherwise end after the Termination Date, such Interest Period shall end on the Termination Date; and (ii) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the immediately following Business Day (or, if such immediately following Business Day falls in the next calendar month, on the immediately preceding Business Day).

 “Internal Control Event” means a material weakness in the Parent’s internal controls over financial reporting, as described in the Securities Laws.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment” means, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, by means of any of the following: (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, Guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person. Any commitment to make an Investment in any other Person, as well as any option of another Person to require an Investment in such Person, shall constitute an Investment. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in a Loan Document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Issuing Bank” means Regions in its capacity as an issuer of Letters of Credit pursuant to Section 2.2.

“L/C Commitment Amount” has the meaning given to that term in Section 2.2.(a).

“L/C Disbursement” has the meaning given to that term in Section 3.9.(b).

“Lender” means each financial institution from time to time party hereto as a “Lender”, together with its respective successors and permitted assigns, and, as the context requires, includes the Swingline Lender; provided, however, that the term “Lender” shall exclude any Lender (or its Affiliates) in its capacity as a Specified Derivatives Provider, except as otherwise provided herein.

“Lender Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Bank, the Specified Derivatives Providers, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 11.5, any other holder from time to time of any of any Obligations and, in each case, their respective successors and permitted assigns.

“Lending Office” means, for each Lender and for each Type of Loan, the office of such Lender specified in such Lender’s Administrative Questionnaire or in the applicable Assignment and Assumption, or such other office of such Lender as such Lender may notify the Administrative Agent in writing from time to time.

“Letter of Credit” has the meaning given that term in Section 2.2.(a).

“Letter of Credit Collateral Account” means a special deposit account maintained by the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Bank and the Lenders, and under the sole dominion and control of the Administrative Agent.

“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor, any certificate or other document presented in connection with a drawing under such Letter of Credit and any other agreement, instrument or other document governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations.

“Letter of Credit Liabilities” means, without duplication, at any time and in respect of any Letter of Credit (a) the Stated Amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all Reimbursement Obligations of the Borrower at such time due and payable in respect of all drawings made under such Letter of Credit. For purposes of this Agreement, a Lender (other than the Lender then acting as Issuing Bank) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest under Section 2.2. in the related Letter of Credit, and the Lender then acting as the Issuing Bank shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Lenders (other than the Lender then acting as the Issuing Bank) of their participation interests under such Section.

“Level” has the meaning given that term in the definition of the term “Applicable Margin.”

“LIBOR” means, with respect to any LIBOR Loan for any Interest Period, the rate of interest obtained by dividing (i) the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period which appears on Reuters Screen LIBOR01 Page (or any successor page to or substitute for such service, providing rate quotations comparable to those currently provided or such service or if such page or service ceases to display such information from such other service or method as the Administrative Agent may select) at approximately 11:00 a.m. (London time) two Business Days prior to the first day of the applicable Interest Period by (ii) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans is determined or any applicable category of extensions of credit or other assets which includes loans by an office of any Lender outside of the United States of America). Any change in the maximum rate or reserves described in the preceding clause (ii) shall result in a change in LIBOR on the date on which such change in such maximum rate becomes effective.

“LIBOR Loan” means any portion of a Loan (other than a Base Rate Loan) bearing interest at a rate based on LIBOR.

“Lien” as applied to the property of any Person means: (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, assignment of leases and rents, pledge, lien, hypothecation, assignment, charge or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income, rents or profits therefrom; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; and (c) the filing of any financing statement under the UCC or its equivalent in any jurisdiction, other than any precautionary filing not otherwise constituting or giving rise to a Lien, including a financing statement filed (i) in respect of a lease not constituting a Capitalized Lease Obligation pursuant to Section 9-505 (or a successor provision) of the UCC or its equivalent as in effect in an applicable jurisdiction or (ii) in connection with a sale or other disposition of accounts or other assets not prohibited by this Agreement in a transaction not otherwise constituting or giving rise to a Lien.

“Loan” means a Revolving Loan or a Swingline Loan.

“Loan Document” means this Agreement, each Note, the Guaranty, each Letter of Credit Document, the Fee Letter and each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement (other than any Specified Derivatives Contract).

“Loan Party” means each of the Parent, the Borrower, and each other Person who guarantees all or a portion of the Obligations and/or who pledges any collateral to secure all or a portion of the Obligations. Schedule 1.1. sets forth the Loan Parties in addition to the Borrower as of the Agreement Date.

“Mandatorily Redeemable Stock” means, with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests at the option of the issuer of such Equity Interest), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests), in the case of each of clauses (a) through (c), on or prior to the Termination Date.

“Material Adverse Effect” means a materially adverse effect on (a) the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Parent and its Subsidiaries taken as a whole, (b) the ability of the Borrower or any other Loan Party to perform its obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any of the Loan Documents, (d) the rights and remedies of the Lenders, the Issuing Bank and the Administrative Agent under any of the Loan Documents or (e) the timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith or the timely payment of all Reimbursement Obligations.

“Material Contract” means (a) each Property Management Agreement, if any, with respect to a Borrowing Base Property, and (b) any contract or other arrangement (other than Loan Documents and Specified Derivatives Contracts), whether written or oral, to which the Parent, the Borrower, any other Subsidiary or any other Loan Party is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

“Material Subsidiary” means any Subsidiary to which more than 5.0% of Total Asset Value is attributable on an individual basis.

“Maximum Loan Availability” means, at any time, the lesser of (a) the aggregate amount of the Commitments and (b) the Borrowing Base Availability.

“Memphis Letter” has the meaning given that term in Section 8.15.(d).

“Metropolitan Statistical Area” means a Metropolitan Statistical Area as listed in Budget Bulletin No. 09-01 issued by the Executive Office of the President of the United States of America, Office of Management and Budget.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Mortgage” means a mortgage, deed of trust, deed to secure debt or similar security instrument made by a Person owning an interest in real estate granting a Lien on such interest in real estate as security for the payment of Indebtedness.

“Mortgage Policy” has the meaning given that term in Section 6.1.(a)(xiv)(J).

“Mortgage Receivable” means any loan or similar contract or arrangement for the payment of money, whether senior or subordinated (in right of payment or otherwise) made by a Person other than the Parent, the Borrower or another Subsidiary the obligations of which are secured or backed by commercial real estate, including without limitation commercial mortgage pass-through certificates and commercial mortgage-backed bonds or similar securities and the commercial mortgage loans and properties underlying or backing them, or whole loans, whether senior or subordinated (in right of payment of otherwise, secured by commercial real estate, in each case, with respect to which the Parent, the Borrower or another Subsidiary is the holder and retains the rights of collection of all payments thereunder.

“Multiemployer Plan” means at any time a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding six plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such six-year period.

“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document or Specified Derivatives Contract) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.

“Net Operating Income” means, for any Property and for a given period, the following (without duplication and determined on a consistent basis with prior periods): (a) rents and other revenues received for such period in the ordinary course from such Property, minus (b) all operating expenses incurred with respect to such Property for such period (including an appropriate accrual for property taxes, insurance and other expenses not paid quarterly, but excluding debt service charges, income taxes, depreciation, amortization and other non-cash expenses), minus (c) the greater of (i) the actual property management fee paid during such period with respect to such Property and (ii) an imputed management fee in an amount equal to 3.0% of the gross revenues for such Property for such period.

“Net Proceeds” means with respect to an Equity Issuance by a Person, the aggregate amount of all cash and the Fair Market Value of all other property (other than securities of such Person being converted or exchanged in connection with such Equity Issuance) received by such Person in respect of such Equity Issuance net of investment banking fees, legal fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred by such Person in connection with such Equity Issuance.

“Non-Conforming Features” has the meaning given that term in Section 4.1.(c).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Nonrecourse Indebtedness” means, with respect to a Person, Indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar customary exceptions to nonrecourse liability) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.

“Note” means a Revolving Note or a Swingline Note.

“Notice of Borrowing” means a notice substantially in the form of Exhibit E (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.1.(b) evidencing the Borrower’s request for a borrowing of Revolving Loans.

“Notice of Continuation” means a notice substantially in the form of Exhibit F (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.8. evidencing the Borrower’s request for the Continuation of a LIBOR Loan.

“Notice of Conversion” means a notice substantially in the form of Exhibit G (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.9. evidencing the Borrower’s request for the Conversion of a Loan from one Type to another Type.

“Notice of Swingline Borrowing” means a notice substantially in the form of Exhibit H (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Swingline Lender pursuant to Section 2.3.(b) evidencing the Borrower’s request for a Swingline Loan.

“Obligations” means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans; (b) all Reimbursement Obligations and all other Letter of Credit Liabilities; and (c) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower and the other Loan Parties owing to the Administrative Agent, the Issuing Bank or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note. For the avoidance of doubt, “Obligations” shall not include any indebtedness, liabilities, obligations, covenants or duties in respect of Specified Derivatives Contracts.

“Occupancy Rate” means, with respect to a Property at any time, the ratio, expressed as a percentage, of (a) the number of units of such Property actually occupied by tenants that are not Affiliates of the Parent (“Non-Affiliate Tenants”) and paying rent at rates not materially less than rates generally prevailing at the time the applicable lease was entered into plus the number of units (not to exceed 5 units) of such Property actually occupied by Tenants paying rent at discounted rates, in each case, pursuant to binding leases as to which no monetary default has occurred and has continued unremedied for 60 or more days to (b) the aggregate number of units of such Property.

“Off-Balance Sheet Obligations” means, with respect to a Person: (a) obligations of such Person in respect of any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person has sold, conveyed or otherwise transferred, or granted a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose Subsidiary or Affiliate of such Person; (b) obligations of such Person under a sale and leaseback transaction that does not create a liability on the balance sheet of such Person; (c) obligations of such Person under any so-called “synthetic” lease transaction; (d) obligations of such Person under any other transaction which is the functional equivalent of, or takes the place of, a borrowing but which does not constitute a liability on the balance sheet of such Person; and (e) in the case of the Parent, liabilities and obligations of the Parent, the Borrower, any other Subsidiary or any other Person in respect of “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act) which the Borrower would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Parent’s report on Form 10-Q or Form 10-K (or their equivalents) which the Parent is required to file with the SEC.

“OFAC” has the meaning given that term in Section 7.1.(y).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.6.).

“Ownership Share” means, with respect to any Subsidiary of a Person (other than a Wholly Owned Subsidiary) or any Unconsolidated Affiliate of a Person, the greater of (a) such Person’s relative nominal direct and indirect ownership interest (expressed as a percentage) in such Subsidiary or Unconsolidated Affiliate or (b) such Person’s relative direct and indirect economic interest (calculated as a percentage) in such Subsidiary or Unconsolidated Affiliate determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Subsidiary or Unconsolidated Affiliate.

“Parent” has the meaning set forth in the introductory paragraph hereof and shall include the Parent’s successors and assigns.

“Participant” has the meaning given that term in Section 13.5.(d).

“Participant Register” has the meaning given that term in Section 13.5.(d).

“Patriot Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation and any successor agency.

“Permit” has the meaning given that term in Section 8.15.(c).

“Permitted Liens” means, with respect to any asset or property of a Person, (a) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) which are not at the time required to be paid or discharged under Section 8.6., (b) the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which, in each case, are not at the time required to be paid or discharged under Section 8.6.; (c) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar Applicable Laws; (d) Liens consisting of encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property, which do not materially detract from the value of such property or impair the intended use thereof in the business of such Person; (e) the rights of tenants under leases or subleases not interfering with the ordinary conduct of business of such Person; (f) Liens in favor of the Administrative Agent for its benefit and the benefit of the other Lender Parties; and (g) all liens, encumbrances and other matters disclosed in the Mortgage Policy issued to and accepted by the Administrative Agent in connection with any Borrowing Base Property.

“Person” means any natural person, corporation, limited partnership, general partnership, joint stock company, limited liability company, limited liability partnership, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other nongovernmental entity, or any Governmental Authority.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding six years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Pledge Agreement” means the Pledge Agreement substantially in the form of Exhibit I executed by the Pledgors in favor of the Administrative Agent for its benefit and the benefit of the other Lender Parties.

“Pledgors” means any of the Parent, the Borrower or any other Subsidiary owning any Equity Interests in any Subsidiary that owns a Borrowing Base Property.

“Post-Default Rate” means, in respect of any principal of any Loan, any Reimbursement Obligation or any other Obligation, a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin for Base Rate Loans plus two percent 2.0%.

“Preferred Dividends” means, for any period and without duplication, all Restricted Payments paid during such period on Preferred Equity Interests issued by the Parent, the Borrower or another Subsidiary. Preferred Dividends shall not include dividends or distributions (a) paid or payable solely in Equity Interests (other than Mandatorily Redeemable Stock) payable to holders of such class of Equity Interests, (b) paid or payable to the Parent, the Borrower or another Subsidiary, or (c) constituting or resulting in the redemption of Preferred Equity Interests, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.

“Preferred Equity Interests” means, with respect to any Person, Equity Interests in such Person which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.

“Pre-Stabilized Borrowing Base Availability” means, at any time, an amount equal to (a) 65.0% times (b) an amount equal to (i) the aggregate Pre-Stabilized Property Values that are also included in the calculation of Aggregate Borrowing Base Properties Value at such time minus (ii) any excesses described in clauses (a) through (c) of the definition of Aggregate Borrowing Base Properties Value that are excluded from the calculation of Aggregate Borrowing Base Properties Value at such time because such excesses are attributable to such Pre-Stabilized Properties, with any subtraction for an excess excluded under such clause (c) that included value attributable to both Stabilized Properties and Pre-Stabilized Properties consisting only of such Pre-Stabilized Property’s (or Properties’) pro rata share of such excess excluded.

“Pre-Stabilized Property” means, as of any date of determination, a Borrowing Base Property that (a) at the time it is included as a Borrowing Base Property, has an Occupancy Rate of less than 90.0% and when calculating an Implied Debt Yield with respect thereto at such time of inclusion will provide an Implied Debt Yield of not less than 5.0% and (b) continues to have an Occupancy Rate of less than 90.0% at all times after it is included as a Borrowing Base Property. Upon achieving an Occupancy Rate of 90.0%, such Borrowing Base Property shall cease to be a Pre-Stabilized Property.

“Pre-Stabilized Property Value” means, as of any date of determination with respect to a Pre-Stabilized Property, the lesser of (a) the Appraised Value of such Pre-Stabilized Property and (b) the GAAP book value of such Pre-Stabilized Property (plus any allowance for accumulated depreciation with respect to such Pre-Stabilized Property).

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Principal Office” means the office of the Administrative Agent located at 3050 Peachtree Road, NW, Suite 400, Atlanta, Georgia 30305, or any other subsequent office that the Administrative Agent shall have specified as the Principal Office by written notice to the Borrower and the Lenders.

“Property” means a parcel (or group of related parcels) of real property owned or leased (in whole or in part) or operated by the Borrower, any Subsidiary or any Unconsolidated Affiliate.

“Property Management Agreement” means, collectively, an agreement entered into by the Parent, the Borrower or any other Loan Party pursuant to which the Parent, the Borrower or such other Loan Party engages a Person to advise it with respect to the management of a given Property and/or to manage a given Property.

“Property Management Contract Assignment” means a Conditional Assignment of Management Agreement executed by the Borrower and all other Loan Parties that own a Borrowing Base Property in favor of the Administrative Agent for its benefit and the benefit of the other Lender Parties, in form and substance satisfactory to the Administrative Agent.

“Property Owner” means the Borrower or any other Subsidiary that owns a Borrowing Base Property.

“Property Release” has the meaning given that term in Section 4.2.

“Protective Advance” means (a) all sums expended as determined by the Administrative Agent to be necessary or appropriate after any Loan Party fails to do so within any applicable cure period prior to such failure becoming an Event of Default: (i) to protect the validity, enforceability, perfection or priority of the Liens in any of the Collateral and the instruments evidencing the Obligations; (ii) to prevent the value of any Collateral from being materially diminished (assuming the lack of such a payment within the necessary time frame could potentially cause such Collateral to lose value); or (iii) to protect any of the Collateral from being materially damaged, impaired, mismanaged or taken, including, without limitation, any amounts expended in connection therewith in accordance with Section 12.3., and (b) any payment of insurance premiums by the Administrative Agent to an insurance company providing coverage for any Borrowing Base Property after the Administrative Agent’s receipt from such insurance company of a notice that the respective policy will be cancelled if past-due premiums are not paid.

“Public Parent Prospectus” means the preliminary prospectus contained in the registration statement in form S-11 as filed by the Parent with the SEC on November 12, 2013.

“Qualified Plan” means a Benefit Arrangement that is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) the Issuing Bank, as applicable.

“Recurring Capital Expenditures” means capital expenditures made in respect of a Property for maintenance of such Property and replacement of items due to ordinary wear and tear including, but not limited to, expenditures made for maintenance or replacement of carpeting, roofing materials, mechanical systems, electrical systems and other structural systems. “Recurring Capital Expenditures” shall not include any of the following: (a) improvements to the appearance of such Property or any other major upgrade or renovation of such Property not necessary for proper maintenance or marketability of such Property; (b) capital expenditures for seismic upgrades; or (c) capital expenditures for deferred maintenance for such Property existing at the time such Property was acquired by the Borrower or a Subsidiary.

“Regions” means Regions Bank, an Alabama banking corporation, and its successors and assigns.

“Register” has the meaning given that term in Section 13.5.(c).

“Regulatory Change” means, with respect to any Lender, any change effective after the Agreement Date in Applicable Law (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy or liquidity. Notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued.

“Reimbursement Obligation” means the absolute, unconditional and irrevocable obligation of the Borrower to reimburse the Issuing Bank for any drawing honored by the Issuing Bank under a Letter of Credit.

“REIT” means a “real estate investment trust” under the Internal Revenue Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, shareholders, directors, officers, employees, agents, counsel, other advisors and representatives of such Person and of such Person’s Affiliates.

“Rents” means the rents, income, receipts, revenues, issues and profits now due or that may become due or to which any Property Owner is now or hereafter may become entitled or that such Property Owner may demand or claim, arising or issuing from or out of any Tenant Lease, or from or out of any Borrowing Base Property or any part thereof or any Collateral related thereto, including, without limiting the generality of the foregoing, minimum rents, additional rents, percentage rents, parking maintenance charges or fees, tax and insurance contributions, proceeds of sale of electricity, gas, chilled and heated water and other utilities and services, deficiency rents, security deposits and other liquidated damages following default, premiums payable by any tenant upon the exercise of a cancellation privilege provided for in any Tenant Lease and all proceeds payable under any policy of insurance covering loss of rents resulting from untenantability caused by destruction or damage to such Borrowing Base Property or Collateral related thereto, together with any and all rights and claims of any kind that the Property Owner may have against any tenant under any Tenant Lease or against any subtenants or occupants of such Borrowing Base Property.

“Required Lenders” means, as of any date, (a) Lenders having at least 50.1% of the aggregate amount of the Commitments of all Lenders, or (b) if the Commitments have been terminated or reduced to zero, the Lenders holding at least 50.1% of the principal amount of the aggregate outstanding Revolving Loans, Swingline Loans and Letter of Credit Liabilities; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and (ii) at all times when two or more Lenders (excluding Defaulting Lenders) are party to this Agreement, the term “Required Lenders” shall in no event mean less than two Lenders. For purposes of this definition, a Lender (other than the Swingline Lender) shall be deemed to hold a Swingline Loan and a Lender (other than the Issuing Bank) shall be deemed to hold a Letter of Credit Liability, in each case, to the extent such Lender has acquired a participation therein under the terms of this Agreement and has not failed to perform its obligations in respect of such participation.

“Responsible Officer” means with respect to the Parent or any Subsidiary, the chief executive officer or the chief financial officer of the Parent or such Subsidiary or if any Subsidiary is a partnership or a limited liability company, such the chief executive officer or the chief financial officer of its general partner or member(s), respectively.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of the Parent, the Borrower or any of their respective Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of Equity Interests to the holders of that class; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of the Parent, the Borrower or their respective Subsidiaries now or hereafter outstanding; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of the Parent, the Borrower or any of their respective Subsidiaries now or hereafter outstanding.

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Lender’s participation in Letter of Credit Liabilities and Swingline Loans at such time.

“Revolving Loan” means a loan made by a Lender to the Borrower pursuant to Section 2.1.(a).

“Revolving Note” means a promissory note of the Borrower substantially in the form of Exhibit J, payable to the order of a Lender in a principal amount equal to the amount of such Lender’s Commitment.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Indebtedness” means, with respect to a Person as of a given date, the aggregate principal amount of all Indebtedness of such Person outstanding on such date that is secured in any manner by any Lien on any property.

“Securities Act” means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.

“Securities Laws” means the Securities Act, the Exchange Act, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Security Agreement” means the Security Agreement executed by the Borrower and the Grantors in favor of the Administrative Agent for the benefit of the Lender Parties, substantially in the form of Exhibit K.

“Security Document” means the Guaranty, any Security Instrument, any Assignment of Leases and Rents, any Property Management Contract Assignment, the Security Agreement, the Pledge Agreement and any financing statement, or other document, instrument or agreement creating, evidencing or perfecting the Administrative Agent’s Liens in any of the Collateral.

“Security Instrument” means a Deed to Secure Debt, Deed of Trust or other Mortgage executed by a Property Owner in favor of the Administrative Agent for the benefit of the Lender Parties, substantially in the form of Exhibit L.

“Solvent” means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets (excluding any Indebtedness due from any Affiliate of such Person) are each in excess of the fair valuation of its total liabilities (including all contingent liabilities computed at the amount which, in light of all facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual and matured liability); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.

“Specified Derivatives Contract” means any Derivatives Contract that is made or entered into at any time, or in effect at any time now or hereafter, whether as a result of an assignment or transfer or otherwise, between or among any Loan Party and any Specified Derivatives Provider, and which was not prohibited by any of the Loan Documents when made or entered into.

“Specified Derivatives Provider” means any Person that (a) at the time it enters into a Specified Derivatives Contract with a Loan Party, is a Lender or an Affiliate of a Lender or (b) at the time it (or its Affiliate) becomes a Lender (including on the Effective Date), is a party to a Specified Derivatives Contract with a Loan Party, in each case in its capacity as a party to such Specified Derivatives Contract.

“Stabilized Properties Borrowing Base Availability” means, at any time, an amount equal to the lesser of (a) the Adjusted Stabilized Property Value at such time and (b) an amount equal to the quotient of (A)(x) the Adjusted Net Operating Income for the fiscal quarter most recently ended of all Stabilized Properties that are included in the calculation of Aggregate Borrowing Base Properties Value at such time times (y) 4 divided by (B)(x) the Applicable Mortgage Constant times (y) at all times on and prior to December 31, 2014, 1.25, and at all times thereafter, 1.35.

“Stabilized Property” means, as of any date of determination, a Borrowing Base Property that (a) has an Occupancy Rate equal to 90.0% or greater at the time it is included as a Borrowing Base Property or (b) was previously a Pre-Stabilized Property but which has achieved an Occupancy Rate equal to 90.0%, and in the cases of clauses (a) and (b), continues to maintain an Occupancy Rate equal to not less than 80.0%.

“Stabilized Property Value” means, as of any date of determination (a) with respect to each Stabilized Property listed on Schedule 4.1., during the period from the Agreement Date up to but excluding June 30, 2015, the Appraised Value of such Property, and on June 30, 2015 and thereafter, (i) the Adjusted Net Operating Income for such Stabilized Property for the period of two consecutive fiscal quarters most recently ended multiplied by 2, divided by (ii) the Capitalization Rate; (b) with respect to each Stabilized Property included as a Borrowing Base Property after the Agreement Date that has been owned by the Borrower or any of its Subsidiaries for less than 5 full fiscal quarters as of the date of determination, the lesser of (i) the Appraised Value of such Stabilized Property and (ii) the GAAP book value of such Stabilized Property (plus any allowance for accumulated depreciation with respect to such Stabilized Property); and (c) with respect to each Stabilized Property included as a Borrowing Base Property after the Agreement Date owned by the Borrower or any of its Subsidiaries for 5 full fiscal quarters or more as of the date of determination, (i) the Adjusted Net Operating Income for such Stabilized Property for the period of two consecutive fiscal quarters most recently ended multiplied by 2, divided by (ii) the Capitalization Rate.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or any successor.

“Stated Amount” means the amount available to be drawn by a beneficiary under a Letter of Credit from time to time, as such amount may be increased or reduced from time to time in accordance with the terms of such Letter of Credit.

“Subsidiary” means, for any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Commitment” means the Swingline Lender’s obligation to make Swingline Loans pursuant to Section 2.3. in an amount up to, but not exceeding the amount set forth in the first sentence of Section 2.3.(a), as such amount may be reduced from time to time in accordance with the terms hereof.

“Swingline Lender” means Regions, together with its respective successors and permitted assigns.

“Swingline Loan” means a loan made by the Swingline Lender to the Borrower pursuant to Section 2.3.

“Swingline Maturity Date” means the date which is 15 Business Days prior to the Termination Date.

“Swingline Note” means the promissory note of the Borrower substantially in the form of Exhibit M, payable to the order of the Swingline Lender in a principal amount equal to the amount of the Swingline Commitment as originally in effect and otherwise duly completed.

“Tangible Net Worth” means, as of a given date, the stockholders’ equity of the Parent and its Subsidiaries determined on a consolidated basis plus accumulated depreciation and amortization, minus (to the extent included when determining stockholders’ equity of the Parent and its Subsidiaries): (a) the amount of any write-up in the book value of any assets reflected in any balance sheet resulting from revaluation thereof or any write-up in excess of the cost of such assets acquired, and (b) the aggregate of all amounts appearing on the assets side of any such balance sheet for franchises, licenses, permits, patents, patent applications, copyrights, trademarks, service marks, trade names, goodwill, treasury stock, experimental or organizational expenses and other like assets which would be classified as intangible assets under GAAP, all determined on a consolidated basis.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tenant Deposit Account” means each Deposit Account (as defined in the UCC) or Securities Account (as defined in the UCC) into which Rents are deposited.

“Tenant Lease” means any lease or license agreement entered into by a Property Owner with respect to all or any portion of any Borrowing Base Property owned or leased by such Property Owner.

“Termination Date” means January 31, 2017, or such later date to which the Termination Date may be extended pursuant to Section 2.12.

“Total Asset Value” means, at a given time, the sum (without duplication) of all of the following: (a) with respect to all Properties owned by the Parent, the Borrower or any of other Subsidiaries for 15 months or more, the quotient of (A) Adjusted Net Operating Income for such Properties for the period of two consecutive fiscal quarters most recently ended multiplied by 2 divided by (B) the Capitalization Rate, plus (b) with respect to all Properties owned by the Parent, the Borrower or any other Subsidiaries for less than 15 months (other than Unimproved Land and Development Properties), the GAAP book value of such Properties (plus any allowance for accumulated depreciation with respect to such Properties), plus (c) all cash and Cash Equivalents of the Parent and its Subsidiaries (excluding tenant deposits and other cash and cash equivalents the disposition of which is restricted), plus (d) the GAAP book value of all Unimproved Land of the Parent, the Borrower and any other Subsidiaries, plus (e) the GAAP book value of the actual funded portion of Construction-In-Progress for all Development Properties of the Parent, the Borrower or any other Subsidiaries (plus any allowance for accumulated depreciation with respect to such Development Properties), plus (f) the GAAP book value of all Mortgage Receivables of the Parent, the Borrower and any other Subsidiaries, plus (g) the Fair Market Value of all marketable securities owned by the Parent and its Subsidiaries at such time. The Parent’s Ownership Share of assets described in clause (a) through (g) will be included in the calculation of Total Asset Value consistent with the above described treatment for assets of the Parent and its Subsidiaries.

“Type” with respect to any Revolving Loan, refers to whether such Loan or portion thereof is a LIBOR Loan or a Base Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“Unconsolidated Affiliate” means, with respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.

“Unimproved Land” means land on which no development (other than improvements that are not material and are temporary in nature) has occurred.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.10.(g)(ii)(B)(III).

“Violation” has the meaning given that term in Section 8.15.(b).

“Wholly Owned Subsidiary” means any Subsidiary of a Person in respect of which all of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares) are at the time directly or indirectly owned or controlled by such Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person.

“Withdrawal Liability” means any liability as a result of a complete or partial withdrawal from a Multiemployer Plan as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means (a) the Borrower, (b) any other Loan Party and (c) the Administrative Agent, as applicable.

Section 1.2. General; References to Eastern time.

Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP from time to time; provided that, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders, the Parent and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the appropriate Lenders pursuant to Section 13.6.); provided further that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Parent shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding the preceding sentence, the calculation of liabilities shall not include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to electing the fair value option election under FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities) or other FASB standards allowing entities to elect fair value option for financial liabilities. References in this Agreement to “Sections”, “Articles”, “Exhibits” and “Schedules” are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated. references in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) except as expressly provided otherwise in any Loan Document, shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified from time to time to the extent not otherwise stated herein or prohibited hereby and in effect at any given time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Unless explicitly set forth to the contrary, a reference to “Subsidiary” means a Subsidiary of the Parent or a Subsidiary of such Subsidiary and a reference to an “Affiliate” means a reference to an Affiliate of the Parent. Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement. Unless otherwise indicated, all references to time are references to Eastern time daylight or standard, as applicable.

Section 1.3. Financial Attributes of Non-Wholly Owned Subsidiaries.

When determining the Applicable Margin and compliance by the Parent or the Borrower with any financial covenant contained in any of the Loan Documents (a) only the Ownership Share of the Parent or the Borrower, as applicable, of the financial attributes of a Subsidiary that is not a Wholly Owned Subsidiary shall be included and (b) the Parent’s Ownership Share of the Borrower shall be deemed to be 100.0%.

Article II. Credit Facility

Section 2.1. Revolving Loans.

(a)          Making of Revolving Loans. Subject to the terms and conditions set forth in this Agreement, including without limitation, Section 2.14., each Lender severally and not jointly agrees to make Revolving Loans to the Borrower during the period from and including the Effective Date to but excluding the Termination Date, in an aggregate principal amount at any one time outstanding up to, but not exceeding, such Lender’s Commitment. Each borrowing of Loans that are to be (i) Base Rate Loans shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess thereof and (ii) LIBOR Loans shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess thereof. Notwithstanding the immediately preceding two sentences but subject to Section 2.14., a borrowing of Revolving Loans may be in the aggregate amount of the unused Commitments. Within the foregoing limits and subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Revolving Loans.

(b)          Requests for Revolving Loans. Not later than 11:00 a.m. Eastern time at least 1 Business Day prior to a borrowing of Revolving Loans that are to be Base Rate Loans and not later than 11:00 a.m. Eastern time at least 3 Business Days prior to a borrowing of Revolving Loans that are to be LIBOR Loans, the Borrower shall deliver to the Administrative Agent a Notice of Borrowing. Each Notice of Borrowing shall specify the aggregate principal amount of the Revolving Loans to be borrowed, the date such Revolving Loans are to be borrowed (which must be a Business Day), the use of the proceeds of such Revolving Loans, the Type of the requested Revolving Loans, and if such Revolving Loans are to be LIBOR Loans, the initial Interest Period for such Revolving Loans. Each Notice of Borrowing shall be irrevocable once given and binding on the Borrower. Prior to delivering a Notice of Borrowing, the Borrower may (without specifying whether a Revolving Loan will be a Base Rate Loan or a LIBOR Loan) request that the Administrative Agent provide the Borrower with the most recent LIBOR available to the Administrative Agent. The Administrative Agent shall provide such quoted rate to the Borrower on the date of such request or as soon as possible thereafter.

(c)          Funding of Revolving Loans. Promptly after receipt of a Notice of Borrowing under the immediately preceding subsection (b), the Administrative Agent shall notify each Lender of the proposed borrowing. Each Lender shall deposit an amount equal to the Revolving Loan to be made by such Lender to the Borrower with the Administrative Agent at the Principal Office, in immediately available funds not later than 11:00 a.m. Eastern time on the date of such proposed Revolving Loans. Subject to fulfillment of all applicable conditions set forth herein, the Administrative Agent shall make available to the Borrower in the account specified in the Disbursement Instruction Agreement, not later than 2:00 p.m. Eastern time on the date of the requested borrowing of Revolving Loans, the proceeds of such amounts received by the Administrative Agent.

(d)          Assumptions Regarding Funding by Lenders. With respect to Revolving Loans to be made after the Effective Date, unless the Administrative Agent shall have been notified by any Lender that such Lender will not make available to the Administrative Agent a Revolving Loan to be made by such Lender in connection with any borrowing, the Administrative Agent may assume that such Lender will make the proceeds of such Revolving Loan available to the Administrative Agent in accordance with this Section, and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower the amount of such Revolving Loan to be provided by such Lender. In such event, if such Lender does not make available to the Administrative Agent the proceeds of such Revolving Loan, then such Lender and the Borrower severally agree to pay to the Administrative Agent on demand the amount of such Revolving Loan with interest thereon, for each day from and including the date such Revolving Loan is made available to the Borrower but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay the amount of such interest to the Administrative Agent for the same or overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays to the Administrative Agent the amount of such Revolving Loan, the amount so paid shall constitute such Lender’s Revolving Loan included in the borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make available the proceeds of a Revolving Loan to be made by such Lender.

Section 2.2. Letters of Credit.

(a)          Letters of Credit. Subject to the terms and conditions of this Agreement, including without limitation, Section 2.14., the Issuing Bank, on behalf of the Lenders, agrees to issue for the account of the Borrower during the period from and including the Effective Date to, but excluding, the date 30 days prior to the Termination Date, one or more standby letters of credit (each a “Letter of Credit”) up to a maximum aggregate Stated Amount at any one time outstanding not to exceed the greater of $10,000,000 and an amount equal to 10.0% of the aggregate of the Commitments as such amount may be reduced from time to time in accordance with the terms hereof (the “L/C Commitment Amount”).

(b)          Terms of Letters of Credit. At the time of issuance, the amount, form, terms and conditions of each Letter of Credit, and of any drafts or acceptances thereunder, shall be subject to approval by the Issuing Bank and the Borrower. Notwithstanding the foregoing, in no event may (i) the expiration date of any Letter of Credit extend beyond the date that is 30 days prior to the Termination Date, or (ii) any Letter of Credit have an initial duration in excess of one year; provided, however, a Letter of Credit may contain a provision providing for the automatic extension of the expiration date in the absence of a notice of non-renewal from the Issuing Bank but in no event shall any such provision permit the extension of the expiration date of such Letter of Credit beyond the date that is 30 days prior to the Termination Date. The initial Stated Amount of each Letter of Credit shall be at least $500,000 (or such lesser amount as may be acceptable to the Issuing Bank, the Administrative Agent and the Borrower).

(c)          Requests for Issuance of Letters of Credit. The Borrower shall give the Issuing Bank and the Administrative Agent written notice at least 5 Business Days prior to the requested date of issuance of a Letter of Credit, such notice to describe in reasonable detail the proposed terms of such Letter of Credit and the nature of the transactions or obligations proposed to be supported by such Letter of Credit, and in any event shall set forth with respect to such Letter of Credit the proposed (i) initial Stated Amount, (ii) beneficiary, and (iii) expiration date. The Borrower shall also execute and deliver such customary applications and agreements for standby letters of credit, and other forms as requested from time to time by the Issuing Bank. Provided the Borrower has given the notice prescribed by the first sentence of this subsection and delivered such applications and agreements referred to in the preceding sentence, subject to the other terms and conditions of this Agreement, including the satisfaction of any applicable conditions precedent set forth in Section 6.2., the Issuing Bank shall issue the requested Letter of Credit on the requested date of issuance for the benefit of the stipulated beneficiary but in no event prior to the date 5 Business Days following the date after which the Issuing Bank has received all of the items required to be delivered to it under this subsection. The Issuing Bank shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Bank or any Lender to exceed any limits imposed by, any Applicable Law. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires. Upon the written request of the Borrower, the Issuing Bank shall deliver to the Borrower a copy of each issued Letter of Credit within a reasonable time after the date of issuance thereof. To the extent any term of a Letter of Credit Document is inconsistent with a term of any Loan Document, the term of such Loan Document shall control.

(d)          Reimbursement Obligations. Upon receipt by the Issuing Bank from the beneficiary of a Letter of Credit of any demand for payment under such Letter of Credit, the Issuing Bank shall promptly notify the Borrower and the Administrative Agent of the amount to be paid by the Issuing Bank as a result of such demand and the date on which payment is to be made by the Issuing Bank to such beneficiary in respect of such demand; provided, however, that the Issuing Bank’s failure to give, or delay in giving, such notice shall not discharge the Borrower in any respect from the applicable Reimbursement Obligation. The Borrower hereby absolutely, unconditionally and irrevocably agrees to pay and reimburse the Issuing Bank for the amount of each demand for payment under such Letter of Credit at or prior to the date on which payment is to be made by the Issuing Bank to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind. Upon receipt by the Issuing Bank of any payment in respect of any Reimbursement Obligation, the Issuing Bank shall promptly pay to each Lender that has acquired a participation therein under the second sentence of the immediately following subsection (i) such Lender’s Commitment Percentage of such payment.

(e)          Manner of Reimbursement. Upon its receipt of a notice referred to in the immediately preceding subsection (d), the Borrower shall advise the Administrative Agent and the Issuing Bank whether or not the Borrower intends to borrow hereunder to finance its obligation to reimburse the Issuing Bank for the amount of the related demand for payment and, if it does, the Borrower shall submit a timely request for such borrowing as provided in the applicable provisions of this Agreement. If the Borrower fails to so advise the Administrative Agent and the Issuing Bank, or if the Borrower fails to reimburse the Issuing Bank for a demand for payment under a Letter of Credit by the date of such payment, the failure of which the Issuing Bank shall promptly notify the Administrative Agent, then (i) if the applicable conditions contained in Article VI. would permit the making of Revolving Loans, the Borrower shall be deemed to have requested a borrowing of Revolving Loans (which shall be Base Rate Loans) in an amount equal to the unpaid Reimbursement Obligation and the Administrative Agent shall give each Lender prompt notice of the amount of the Revolving Loan to be made available to the Administrative Agent not later than 12:00 noon Eastern time and (ii) if such conditions would not permit the making of Revolving Loans, the provisions of subsection (j) of this Section shall apply. The limitations set forth in the second sentence of Section 2.1.(a) shall not apply to any borrowing of Base Rate Loans under this subsection.

(f)          Effect of Letters of Credit on Commitments. Upon the issuance by the Issuing Bank of any Letter of Credit and until such Letter of Credit shall have expired or been cancelled, the Commitment of each Lender shall be deemed to be utilized for all purposes of this Agreement in an amount equal to the product of (i) such Lender’s Commitment Percentage and (ii) (A) the Stated Amount of such Letter of Credit plus (B) any related Reimbursement Obligations then outstanding.

(g)          Issuing Bank’s Duties Regarding Letters of Credit; Unconditional Nature of Reimbursement Obligations. In examining documents presented in connection with drawings under Letters of Credit and making payments under such Letters of Credit against such documents, the Issuing Bank shall only be required to use the same standard of care as it uses in connection with examining documents presented in connection with drawings under letters of credit in which it has not sold participations and making payments under such letters of credit. The Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, none of the Issuing Bank, Administrative Agent or any of the Lenders shall be responsible for, and the Borrower’s obligations in respect of Letters of Credit shall not be affected in any manner by, (i) the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under any Letter of Credit even if such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telex, telecopy, electronic mail or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit, or of the proceeds thereof; (vii) the misapplication by the beneficiary of any Letter of Credit, or of the proceeds of any drawing under any Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Bank, the Administrative Agent or the Lenders. None of the above shall affect, impair or prevent the vesting of any of the Issuing Bank’s or Administrative Agent’s rights or powers hereunder. Any action taken or omitted to be taken by the Issuing Bank under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final, non-appealable judgment), shall not create against the Issuing Bank any liability to the Borrower, the Administrative Agent or any Lender. In this connection, the obligation of the Borrower to reimburse the Issuing Bank for any drawing made under any Letter of Credit, and to repay any Revolving Loan made pursuant to the second sentence of the immediately preceding subsection (e), shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement and any other applicable Letter of Credit Document under all circumstances whatsoever, including without limitation, the following circumstances: (A) any lack of validity or enforceability of any Letter of Credit Document or any term or provisions therein; (B) any amendment or waiver of or any consent to departure from all or any of the Letter of Credit Documents; (C) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against the Issuing Bank, the Administrative Agent, any Lender, any beneficiary of a Letter of Credit or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or in the Letter of Credit Documents or any unrelated transaction; (D) any breach of contract or dispute between the Borrower, the Issuing Bank, the Administrative Agent, any Lender or any other Person; (E) any demand, statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein or made in connection therewith being untrue or inaccurate in any respect whatsoever; (F) any non-application or misapplication by the beneficiary of a Letter of Credit or of the proceeds of any drawing under such Letter of Credit; (G) payment by the Issuing Bank under any Letter of Credit against presentation of a draft or certificate which does not strictly comply with the terms of such Letter of Credit; and (H) any other act, omission to act, delay or circumstance whatsoever that might, but for the provisions of this Section, constitute a legal or equitable defense to or discharge of the Borrower’s Reimbursement Obligations. Notwithstanding anything to the contrary contained in this Section or Section 13.9., but not in limitation of the Borrower’s unconditional obligation to reimburse the Issuing Bank for any drawing made under a Letter of Credit as provided in this Section and to repay any Revolving Loan made pursuant to the second sentence of the immediately preceding subsection (e), the Borrower shall have no obligation to indemnify the Administrative Agent, the Issuing Bank or any Lender in respect of any liability incurred by the Administrative Agent, the Issuing Bank or such Lender arising solely out of the gross negligence or willful misconduct of the Administrative Agent, the Issuing Bank or such Lender in respect of a Letter of Credit as determined by a court of competent jurisdiction in a final, non-appealable judgment. Except as otherwise provided in this Section, nothing in this Section shall affect any rights the Borrower may have with respect to the gross negligence or willful misconduct of the Administrative Agent, the Issuing Bank or any Lender with respect to any Letter of Credit.

(h)          Amendments, Etc. The issuance by the Issuing Bank of any amendment, supplement or other modification to any Letter of Credit shall be subject to the same conditions applicable under this Agreement to the issuance of new Letters of Credit (including, without limitation, that the request therefor be made through the Issuing Bank), and no such amendment, supplement or other modification shall be issued unless either (i) the respective Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such amended, supplemented or modified form or (ii) the Administrative Agent and the Lenders, if any, required by Section 13.6. shall have consented thereto. In connection with any such amendment, supplement or other modification, the Borrower shall pay the fees, if any, payable under the last sentence of Section 3.5.(c).

(i)          Lenders’ Participation in Letters of Credit. Immediately upon the issuance by the Issuing Bank of any Letter of Credit each Lender shall be deemed to have absolutely, irrevocably and unconditionally purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Commitment Percentage of the liability of the Issuing Bank with respect to such Letter of Credit and each Lender thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to the Issuing Bank to pay and discharge when due, such Lender’s Commitment Percentage of the Issuing Bank’s liability under such Letter of Credit. In addition, upon the making of each payment by a Lender to the Administrative Agent for the account of the Issuing Bank in respect of any Letter of Credit pursuant to the immediately following subsection (j), such Lender shall, automatically and without any further action on the part of the Issuing Bank, the Administrative Agent or such Lender, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation owing to the Issuing Bank by the Borrower in respect of such Letter of Credit and (ii) a participation in a percentage equal to such Lender’s Commitment Percentage in any interest or other amounts payable by the Borrower in respect of such Reimbursement Obligation (other than the Fees payable to the Issuing Bank pursuant to the second and the last sentences of Section 3.5.(c)).

(j)          Payment Obligation of Lenders. Each Lender severally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, on demand in immediately available funds in Dollars the amount of such Lender’s Commitment Percentage of each drawing paid by the Issuing Bank under each Letter of Credit to the extent such amount is not reimbursed by the Borrower pursuant to the immediately preceding subsection (d), either by a payment directly from the Borrower or from a making of Revolving Loans as described in the immediately preceding subsection (e); provided, however, that in respect of any drawing under any Letter of Credit, the maximum amount that any Lender shall be required to fund, whether as a Revolving Loan or as a participation, shall not exceed such Lender’s Commitment Percentage of such drawing except as otherwise provided in Section 3.9.(d). If the notice referenced in the second sentence of Section 2.2.(e) is received by a Lender not later than 11:00 a.m. Eastern time, then such Lender shall make such payment available to the Administrative Agent not later than 2:00 p.m. Eastern time on the date of demand therefor; otherwise, such payment shall be made available to the Administrative Agent not later than 1:00 p.m. Eastern time on the next succeeding Business Day. Each Lender’s obligation to make such payments to the Administrative Agent under this subsection, and the Administrative Agent’s right to receive the same for the account of the Issuing Bank, shall be absolute, irrevocable and unconditional and shall not be affected in any way by any circumstance whatsoever, including without limitation, (i) the failure of any other Lender to make its payment under this subsection, (ii) the financial condition of the Borrower or any other Loan Party, (iii) the existence of any Default or Event of Default, including any Event of Default described in Section 11.1.(e) or (f), or (iv) the termination of the Commitments. Each such payment to the Administrative Agent for the account of the Issuing Bank shall be made without any offset, abatement, withholding or deduction whatsoever.

(k)          Information to Lenders. Promptly following any change in Letters of Credit outstanding, the Issuing Bank shall deliver to the Administrative Agent, which shall promptly deliver the same to each Lender and the Borrower, a notice describing the aggregate amount of all Letters of Credit outstanding at such time. Upon the request of any Lender from time to time, the Issuing Bank shall deliver any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding. Other than as set forth in this subsection, the Issuing Bank shall have no duty to notify the Lenders regarding the issuance or other matters regarding Letters of Credit issued hereunder. The failure of the Issuing Bank to perform its requirements under this subsection shall not relieve any Lender from its obligations under the immediately preceding subsection (j).

Section 2.3. Swingline Loans.

(a)          Swingline Loans. Subject to the terms and conditions hereof, including without limitation Section 2.14., the Swingline Lender agrees to make Swingline Loans to the Borrower, during the period from the Effective Date to but excluding the Swingline Maturity Date, in an aggregate principal amount at any one time outstanding up to, but not exceeding, the greater of $10,000,000 and an amount equal to 10.0% of the aggregate of the Commitments, as such amount may be reduced from time to time in accordance with the terms hereof. If at any time the aggregate principal amount of the Swingline Loans outstanding at such time exceeds the Swingline Commitment in effect at such time, the Borrower shall immediately pay the Administrative Agent for the account of the Swingline Lender the amount of such excess. Subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Swingline Loans hereunder. The borrowing of a Swingline Loan shall not constitute usage of any Lender’s Commitment for purposes of calculation of the fee payable under Section 3.5.(b).

(b)          Procedure for Borrowing Swingline Loans. The Borrower shall give the Administrative Agent and the Swingline Lender notice pursuant to a Notice of Swingline Borrowing or telephonic notice of each borrowing of a Swingline Loan. Each Notice of Swingline Borrowing shall be delivered to the Swingline Lender no later than 11:00 a.m. Eastern time on the proposed date of such borrowing. Any telephonic notice shall include all information to be specified in a written Notice of Swingline Borrowing and shall be promptly confirmed in writing by the Borrower pursuant to a Notice of Swingline Borrowing sent to the Swingline Lender by telecopy on the same day of the giving of such telephonic notice. Not later than 1:00 p.m. Eastern time on the date of the requested Swingline Loan and subject to satisfaction of the applicable conditions set forth in Section 6.2. for such borrowing, the Swingline Lender will make the proceeds of such Swingline Loan available to the Borrower in Dollars, in immediately available funds, at the account specified by the Borrower in the Notice of Swingline Borrowing.

(c)          Interest. Swingline Loans shall bear interest at a per annum rate equal to the Base Rate as in effect from time to time plus the Applicable Margin for Base Rate Loans or at such other rate or rates as the Borrower and the Swingline Lender may agree from time to time in writing. Interest on Swingline Loans is solely for the account of the Swingline Lender (except to the extent a Lender acquires a participating interest in a Swingline Loan pursuant to the immediately following subsection (e)). All accrued and unpaid interest on Swingline Loans shall be payable on the dates and in the manner provided in Section 2.4. with respect to interest on Base Rate Loans (except as the Swingline Lender and the Borrower may otherwise agree in writing in connection with any particular Swingline Loan).

(d)          Swingline Loan Amounts, Etc. Each Swingline Loan shall be in the minimum amount of $500,000 and integral multiples of $100,000 in excess thereof, or such other minimum amounts agreed to by the Swingline Lender and the Borrower. Any voluntary prepayment of a Swingline Loan must be in integral multiples of $100,000 or the aggregate principal amount of all outstanding Swingline Loans (or such other minimum amounts upon which the Swingline Lender and the Borrower may agree) and in connection with any such prepayment, the Borrower must give the Swingline Lender and the Administrative Agent prior written notice thereof no later than 12:00 noon Eastern time on the date of such prepayment. The Swingline Loans shall, in addition to this Agreement, be evidenced by the Swingline Note.

(e)          Repayment and Participations of Swingline Loans. The Borrower agrees to repay each Swingline Loan within 10 Business Days after the date such Swingline Loan was made; provided, that the proceeds of a Swingline Loan may not be used to pay a Swingline Loan. Notwithstanding the foregoing, the Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Swingline Loans on the Swingline Maturity Date (or such earlier date as the Swingline Lender and the Borrower may agree in writing). AT any time prior to repayment of any outstanding Swingline Loan from the Borrower, the Swingline Lender may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), request a borrowing of Revolving Loans that are Base Rate Loans from the Lenders in an amount equal to the principal balance of such Swingline Loan. The amount limitations contained in the second sentence of Section 2.1.(a) shall not apply to any borrowing of such Revolving Loans made pursuant to this subsection. The Swingline Lender shall give notice to the Administrative Agent of any such borrowing of Revolving Loans not later than 11:00 a.m. Eastern time on the date the borrowing is requested to be made. Promptly after receipt of such notice of borrowing of Revolving Loans from the Swingline Lender under the immediately preceding sentence, the Administrative Agent shall notify each Lender of the proposed borrowing by 12:00 noon Eastern time on the date such borrowing is requested. Not later than 2:00 p.m. Eastern time on the date such borrowing is requested, each Lender will make available to the Administrative Agent at the Principal Office for the account of the Swingline Lender, in immediately available funds, the proceeds of the Revolving Loan to be made by such Lender. The Administrative Agent shall pay the proceeds of such Revolving Loans to the Swingline Lender, which shall apply such proceeds to repay such Swingline Loan. If the Lenders are prohibited from making Revolving Loans required to be made under this subsection for any reason whatsoever, including without limitation, the existence of any of the Defaults or Events of Default described in Sections 11.1.(e) or (f), each Lender shall purchase from the Swingline Lender, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Commitment Percentage of such Swingline Loan, by directly purchasing a participation in such Swingline Loan in such amount and paying the proceeds thereof to the Administrative Agent for the account of the Swingline Lender in Dollars and in immediately available funds. A Lender’s obligation to purchase such a participation in a Swingline Loan shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including without limitation, (i) any claim of setoff, counterclaim, recoupment, defense or other right which such Lender or any other Person may have or claim against the Administrative Agent, the Swingline Lender or any other Person whatsoever, (ii) the existence of a Default or Event of Default (including without limitation, any of the Defaults or Events of Default described in Sections 11.1. (e) or (f)), or the termination of any Lender’s Commitment, (iii) the existence (or alleged existence) of an event or condition which has had or could have a Material Adverse Effect, (iv) any breach of any Loan Document by the Administrative Agent, any Lender, the Borrower or any other Loan Party, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If such amount is not in fact made available to the Swingline Lender by any Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof, at the Federal Funds Rate. If such Lender does not pay such amount forthwith upon the Swingline Lender’s demand therefor, and until such time as such Lender makes the required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of such unpaid participation obligation for all purposes of the Loan Documents (other than those provisions requiring the other Lenders to purchase a participation therein). Further, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Revolving Loans, and any other amounts due it hereunder, to the Swingline Lender to fund Swingline Loans in the amount of the participation in Swingline Loans that such Lender failed to purchase pursuant to this Section until such amount has been purchased (as a result of such assignment or otherwise).

Section 2.4. Rates and Payment of Interest on Loans.

(a)          Rates. The Borrower promises to pay to the Administrative Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of the making of such Loan to but excluding the date such Loan shall be paid in full, at the following per annum rates:

(i)          during such periods as such Loan is a Base Rate Loan, at the Base Rate (as in effect from time to time), plus the Applicable Margin for Base Rate Loans; and

(ii)         during such periods as such Loan is a LIBOR Loan, at LIBOR for such Loan for the Interest Period therefor, plus the Applicable Margin for LIBOR Loans.

Notwithstanding the foregoing, (1) if an Event of Default specified in Section 11.1.(a), Section 11.1.(e) or Section 11.1.(f) (each a “Specified Default”) exists, (2) if as a result of the occurrence of any Event of Default (other than a Specified Default) the Obligations have been accelerated pursuant to Section 11.2., or (3) if any Event of Default (other than a Specified Default) exists, the Required Lenders shall request, the Borrower shall pay to the Administrative Agent for the account of each Lender and the Issuing Bank, as the case may be, interest at the Post-Default Rate on the outstanding principal amount of any Loan made by such Lender, on all Reimbursement Obligations and on any other amount payable by the Borrower hereunder or under the Notes held by such Lender to or for the account of such Lender (including without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).

(b)          Payment of Interest. All accrued and unpaid interest on the outstanding principal amount of each Loan shall be payable (i) in the case of a Base Rate Loan, monthly in arrears on the last day of each month, commencing with the first full calendar month occurring after the Effective Date, (ii) in the case of a LIBOR Loan, in arrears on the last day of each Interest Period therefor, and, if such Interest Period is longer than three months, at three-month intervals following the first day of such Interest Period, and (iii) on any date on which the principal balance of such Loan is due and payable in full (whether at maturity, due to acceleration or otherwise). Interest payable at the Post-Default Rate shall be payable from time to time on demand. All determinations by the Administrative Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrower for all purposes, absent manifest error.

(c)          Borrower Information Used to Determine Applicable Interest Rates. The parties understand that the applicable interest rate for the Obligations and certain fees set forth herein may be determined and/or adjusted from time to time based upon certain financial ratios and/or other information to be provided or certified to the Lenders by the Borrower (the “Borrower Information”). If it is subsequently determined that any such Borrower Information was incorrect (for whatever reason, including without limitation because of a subsequent restatement of earnings by the Borrower) at the time it was delivered to the Administrative Agent, and if the applicable interest rate or fees calculated for any period were lower than they should have been had the correct information been timely provided, then, such interest rate and such fees for such period shall be automatically recalculated using correct Borrower Information. The Administrative Agent shall promptly notify the Borrower in writing of any additional interest and fees due because of such recalculation, and the Borrower shall pay such additional interest or fees due to the Administrative Agent, for the account of each Lender, within 5 Business Days of receipt of such written notice. Any recalculation of interest or fees required by this provision shall survive the termination of this Agreement, and this provision shall not in any way limit any of the Administrative Agent’s, the Issuing Bank’s, or any Lender’s other rights under this Agreement.

Section 2.5. Number of Interest Periods.

There may be no more than 5 different Interest Periods for LIBOR Loans outstanding at the same time.

Section 2.6. Repayment of Loans.

The Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Revolving Loans on the Termination Date.

Section 2.7. Prepayments.

(a)          Optional. Subject to Section 5.4., the Borrower may prepay any Loan at any time without premium or penalty. The Borrower shall give the Administrative Agent at least 3 Business Days prior written notice of the prepayment of any Loan. Each voluntary prepayment of Loans shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess thereof.

(b)          Mandatory.

(i)          Commitment Overadvance. If at any time the aggregate principal amount of all outstanding Revolving Loans and Swingline Loans, together with the aggregate amount of all Letter of Credit Liabilities, exceeds the aggregate amount of the Commitments, the Borrower shall immediately upon demand pay to the Administrative Agent for the account of the Lenders then holding Commitments (or if the Commitments have been terminated, then holding outstanding Revolving Loans, Swingline Loans and/or Letter of Credit Liabilities), the amount of such excess.

(ii)         Maximum Loan Availability Overadvance. If at any time the aggregate principal amount of all outstanding Loans, together with the aggregate amount of all Letter of Credit Liabilities, exceeds the Maximum Loan Availability, the Borrower shall within 5 days of the earlier of (x) an officer of the Parent or any general partner of the Borrower obtaining knowledge of the occurrence of any such excess and (y) receiving written notice from the Administrative Agent of the occurrence of any such excess, deliver to the Administrative Agent for prompt distribution to each Lender a written plan acceptable to all of the Lenders to eliminate such excess. If such excess is not eliminated within 15 days of an officer of the Parent or any general partner of the Borrower obtaining knowledge of the occurrence thereof or the Administrative Agent having provided written notice of the occurrence thereof, then the entire outstanding principal balance of all Loans, together with all accrued interest thereon, and an amount equal to all Letter of Credit Liabilities for deposit into the Letter of Credit Collateral Account, shall be immediately due and payable in full.

(iii)        Application of Mandatory Prepayments. Amounts paid under the preceding subsections (b)(i) and (b)(ii) shall be applied to pay all amounts of principal outstanding on the Loans and any Reimbursement Obligations pro rata in accordance with Section 3.2. and if any Letters of Credit are outstanding at such time, the remainder, if any, shall be deposited into the Letter of Credit Collateral Account for application to any Reimbursement Obligations. If the Borrower is required to pay any outstanding LIBOR Loans by reason of this Section prior to the end of the applicable Interest Period therefor, the Borrower shall pay all amounts due under Section 5.4.

(c)          No Effect on Derivatives Contracts. No repayment or prepayment of the Loans pursuant to this Section shall affect any of the Borrower’s obligations under any Derivatives Contracts entered into with respect to the Loans.

Section 2.8. Continuation.

So long as no Default or Event of Default exists, the Borrower may on any Business Day, with respect to any LIBOR Loan, elect to maintain such LIBOR Loan or any portion thereof as a LIBOR Loan by selecting a new Interest Period for such LIBOR Loan. Each Continuation of a LIBOR Loan shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount, and each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period shall be made by the Borrower giving to the Administrative Agent a Notice of Continuation not later than 11:00 a.m. Eastern time on the third Business Day prior to the date of any such Continuation. Such notice by the Borrower of a Continuation shall be by telecopy, electronic mail or other similar form of communication in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the LIBOR Loans and portions thereof subject to such Continuation and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder. Each Notice of Continuation shall be irrevocable by and binding on the Borrower once given. Promptly after receipt of a Notice of Continuation, the Administrative Agent shall notify each Lender of the proposed Continuation. If the Borrower shall fail to select in a timely manner a new Interest Period for any LIBOR Loan in accordance with this Section, such Loan will automatically, on the last day of the current Interest Period therefor Convert into a Base Rate Loan notwithstanding the first sentence of Section 2.9. or the Borrower’s failure to comply with any of the terms of such Section.

Section 2.9. Conversion.

The Borrower may on any Business Day, upon the Borrower’s giving of a Notice of Conversion to the Administrative Agent by telecopy, electronic mail or other similar form of communication, Convert all or a portion of a Loan of one Type into a Loan of another Type; provided, however, a Base Rate Loan may not be Converted into a LIBOR Loan if a Default or Event of Default exists. Each Conversion of Base Rate Loans into LIBOR Loans shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount. Each such Notice of Conversion shall be given not later than 11:00 a.m. Eastern time 3 Business Days prior to the date of any proposed Conversion. Promptly after receipt of a Notice of Conversion, the Administrative Agent shall notify each Lender of the proposed Conversion. Subject to the restrictions specified above, each Notice of Conversion shall be by telecopy, electronic mail or other similar form of communication in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type of Loan to be Converted, (c) the portion of such Type of Loan to be Converted, (d) the Type of Loan such Loan is to be Converted into and (e) if such Conversion is into a LIBOR Loan, the requested duration of the Interest Period of such Loan. Each Notice of Conversion shall be irrevocable by and binding on the Borrower once given.

Section 2.10. Notes.

(a)          Notes. Except in the case of a Lender that has notified the Administrative Agent in writing that it elects not to receive a Revolving Note, the Revolving Loans made by each Lender shall, in addition to this Agreement, also be evidenced by a Revolving Note, payable to the order of such Lender in a principal amount equal to the amount of its Commitment as originally in effect and otherwise duly completed. The Swingline Loans made by the Swingline Lender to the Borrower shall, in addition to this Agreement, also be evidenced by a Swingline Note payable to the order of the Swingline Lender.

(b)          Records. The date, amount, interest rate, Type and duration of Interest Periods (if applicable) of each Loan made by each Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books and such entries shall be binding on the Borrower absent manifest error; provided, however, that (i) the failure of a Lender to make any such record shall not affect the obligations of the Borrower under any of the Loan Documents and (ii) if there is a discrepancy between such records of a Lender and the statements of accounts maintained by the Administrative Agent pursuant to Section 3.8., in the absence of manifest error, the statements of account maintained by the Administrative Agent pursuant to Section 3.8. shall be controlling.

(c)          Lost, Stolen, Destroyed or Mutilated Notes. Upon receipt by the Borrower of (i) written notice from a Lender that a Note of such Lender has been lost, stolen, destroyed or mutilated, and (ii)(A) in the case of loss, theft or destruction, an unsecured agreement of indemnity from such Lender in form reasonably satisfactory to the Borrower, or (B) in the case of mutilation, upon surrender and cancellation of such Note, the Borrower shall at its own expense execute and deliver to such Lender a new Note dated the date of such lost, stolen, destroyed or mutilated Note.

Section 2.11. Voluntary Reductions of the Commitment.

The Borrower shall have the right to terminate or reduce the aggregate unused amount of the Commitments (for which purpose use of the Commitments shall be deemed to include the aggregate amount of all Letter of Credit Liabilities and the aggregate principal amount of all outstanding Swingline Loans) at any time and from time to time without penalty or premium upon not less than 5 Business Days prior written notice to the Administrative Agent of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction (which in the case of any partial reduction of the Commitments shall not be less than $10,000,000 and integral multiples of $1,000,000 in excess of that amount in the aggregate) and shall be irrevocable once given and effective only upon receipt by the Administrative Agent (“Commitment Reduction Notice”); provided, however, the Borrower may not reduce the aggregate amount of the Commitments below $30,000,000 unless the Borrower is terminating the Commitments in full. Promptly after receipt of a Commitment Reduction Notice the Administrative Agent shall notify each Lender of the proposed termination or Commitment reduction. The Commitments, once reduced or terminated pursuant to this Section, may not be increased or reinstated. The Borrower shall pay all interest and fees on the Revolving Loans accrued to the date of such reduction or termination of the Commitments to the Administrative Agent for the account of the Lenders, including but not limited to any applicable compensation due to each Lender in accordance with Section 5.4.

Section 2.12. Extension of Termination Date.

The Borrower shall have the right, exercisable two (2) times, to request that the Administrative Agent and the Lenders agree to extend either or both of the Termination Date by one year. The Borrower may exercise such right only by executing and delivering to the Administrative Agent at least 45 days but not more than 90 days prior to the current Termination Date a written request for such extension (an “Extension Request”). The Administrative Agent shall notify the Lenders if it receives an Extension Request promptly upon receipt thereof. Subject to satisfaction of the following conditions, the Termination Date shall be extended for one year effective upon receipt by the Administrative Agent of the Extension Request and payment of the applicable fee referred to in the following clause (z): (x) immediately prior to such extension and immediately after giving effect thereto, (A) no Default or Event of Default shall exist and (B) the representations and warranties made or deemed made by the Borrower or any other Loan Party in any Loan Document to which such Loan Party is a party shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on the effective date of such increase except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Loan Documents, (y) the Administrative Agent shall have received all Appraisals that it has decided to obtain pursuant to Section 4.3., if any, and (z) the Borrower shall have paid the Fees payable under Section 3.5.(d). At any time prior to the effectiveness of any such extension, upon the Administrative Agent’s request, the Borrower shall deliver to the Administrative Agent a certificate from the chief executive officer or the chief financial officer of the Parent certifying the matters referred to in the immediately preceding clauses (x)(A) and (x)(B).

Section 2.13. Expiration Date of Letters of Credit Past Commitment Termination.

If on the date the Commitments are terminated or reduced to zero (whether voluntarily, by reason of the occurrence of an Event of Default or otherwise) there are any Letters of Credit outstanding hereunder and the aggregate Stated Amount of such Letters of Credit exceeds the balance of available funds on deposit in the Letter of Credit Collateral Account, then the Borrower shall, on such date, pay to the Administrative Agent, for its benefit and the benefit of the Lenders and the Issuing Bank, for deposit into the Letter of Credit Collateral Account, an amount of money equal to the amount of such excess.

Section 2.14. Amount Limitations.

Notwithstanding any other term of this Agreement or any other Loan Document, no Lender shall be required to make a Loan, the Issuing Bank shall not be required to issue a Letter of Credit and no reduction of the Commitments pursuant to Section 2.11. shall take effect, if immediately after the making of such Loan, the issuance of such Letter of Credit or such reduction in the Commitments:

(a)          the aggregate principal amount of all outstanding Revolving Loans and Swingline Loans, together with the aggregate amount of all Letter of Credit Liabilities, would exceed the aggregate amount of the Commitments at such time; or

(b)          the aggregate principal amount of all outstanding Revolving Loans and Swingline Loans, together with aggregate amount of all Letter of Credit Liabilities, would exceed the Maximum Loan Availability at such time.

Section 2.15. Increase in Commitments.

The Borrower shall have the right to request increases in the aggregate amount of the Commitments by providing written notice to the Administrative Agent, which notice shall be irrevocable once given; provided, however, that after giving effect to any such increases the aggregate amount of the Commitments shall not exceed $250,000,000. Each such increase in the Commitments must be an aggregate minimum amount of $10,000,000 and integral multiples of $1,000,000 in excess thereof. The Administrative Agent, in consultation with the Borrower, shall manage all aspects of the syndication of such increase in the Commitments, including, subject to the Borrower’s approval, decisions as to the selection of the existing Lenders and/or other banks, financial institutions and other institutional lenders to be approached with respect to such increase and the allocations of the increase in the Commitments among such existing Lenders and/or other banks, financial institutions and other institutional lenders. No Lender shall be obligated in any way whatsoever to increase its Commitment or provide a new Commitment, and any new Lender becoming a party to this Agreement in connection with any such requested increase must be an Eligible Assignee. If a new Lender becomes a party to this Agreement, or if any existing Lender is increasing its Commitment, such Lender shall on the date it becomes a Lender hereunder (or in the case of an existing Lender, increases its Commitment) (and as a condition thereto) purchase from the other Lenders its Commitment Percentage (determined with respect to the Lenders’ respective Commitments and after giving effect to the increase of Commitments) of any outstanding Revolving Loans, by making available to the Administrative Agent for the account of such other Lenders, in same day funds, an amount equal to (A) the portion of the outstanding principal amount of such Revolving Loans to be purchased by such Lender, plus (B) the aggregate amount of payments previously made by the other Lenders under Section 2.2.(j) that have not been repaid, plus (C) interest accrued and unpaid to and as of such date on such portion of the outstanding principal amount of such Revolving Loans. The Borrower shall pay to the Lenders amounts payable, if any, to such Lenders under Section 5.4. as a result of the prepayment of any such Revolving Loans. Effecting the increase of the Commitments under this Section is subject to the following conditions precedent: (x) no Default or Event of Default shall be in existence on the effective date of such increase, (y) the representations and warranties made or deemed made by the Borrower and any other Loan Party in any Loan Document to which such Loan Party is a party shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on the effective date of such increase except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder, and (z)  the Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent: (i) if not previously delivered to the Administrative Agent, copies certified by the Secretary or Assistant Secretary of (A) all partnership or other necessary action taken by the Borrower to authorize such increase and (B) all partnership or other necessary action taken by each Guarantor authorizing the guaranty of such increase; and (ii) an opinion of counsel to the Borrower and the Guarantors, and addressed to the Administrative Agent and the Lenders covering such matters as reasonably requested by the Administrative Agent; and (iii) new Revolving Notes executed by the Borrower, payable to any new Lenders and replacement Revolving Notes executed by the Borrower, payable to any existing Lenders increasing their Commitments, in the amount of such Lender’s Commitment at the time of the effectiveness of the applicable increase in the aggregate amount of the Commitments. In connection with any increase in the aggregate amount of the Commitments pursuant to this Section 2.15. any Lender becoming a party hereto shall (1) execute such documents and agreements as the Administrative Agent may reasonably request and (2) in the case of any Lender that is organized under the laws of a jurisdiction outside of the United States of America, provide to the Administrative Agent, its name, address, tax identification number and/or such other information as shall be necessary for the Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act.

Article III. Payments, Fees and Other General Provisions

Section 3.1. Payments.

(a)          Payments by Borrower. Except to the extent otherwise provided herein, all payments of principal, interest, Fees and other amounts to be made by the Borrower under this Agreement, the Notes or any other Loan Document shall be made in Dollars, in immediately available funds, without setoff, deduction or counterclaim (excluding Taxes required to be withheld pursuant to Section 3.10.), to the Administrative Agent at the Principal Office, not later than 2:00 p.m. Eastern time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Subject to Section 11.5., the Borrower shall, at the time of making each payment under this Agreement or any other Loan Document, specify to the Administrative Agent the amounts payable by the Borrower hereunder to which such payment is to be applied. Each payment received by the Administrative Agent for the account of a Lender under this Agreement or any Note shall be paid to such Lender by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Lender to the Administrative Agent from time to time, for the account of such Lender at the applicable Lending Office of such Lender. Each payment received by the Administrative Agent for the account of the Issuing Bank under this Agreement shall be paid to the Issuing Bank by wire transfer of immediately available funds in accordance with the wiring instructions provided by the Issuing Bank to the Administrative Agent from time to time, for the account of the Issuing Bank. In the event the Administrative Agent fails to pay such amounts to such Lender or the Issuing Bank, as the case may be, within one Business Day of receipt of such amounts, the Administrative Agent shall pay interest on such amount until paid at a rate per annum equal to the Federal Funds Rate from time to time in effect. If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall continue to accrue at the rate, if any, applicable to such payment for the period of such extension.

(b)          Presumptions Regarding Payments by Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may (but shall not be obligated to), in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent on demand that amount so distributed to such Lender or the Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 3.2. Pro Rata Treatment.

Except to the extent otherwise provided herein: (a) each borrowing from the Lenders under Sections 2.1.(a), 2.2.(e) and 2.3.(e) shall be made from the Lenders, each payment of the fees under Sections 3.5.(b) and the first sentence of 3.5.(c), and 3.5.(d) shall be made for the account of the Lenders, and each termination or reduction of the amount of the Commitments under Section 2.11. shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (b) each payment or prepayment of principal of Revolving Loans shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Revolving Loans held by them, provided that, subject to Section 3.9., if immediately prior to giving effect to any such payment in respect of any Revolving Loans the outstanding principal amount of the Revolving Loans shall not be held by the Lenders pro rata in accordance with their respective Commitments in effect at the time such Revolving Loans were made, then such payment shall be applied to the Revolving Loans in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Revolving Loans being held by the Lenders pro rata in accordance with such respective Commitments; (c)  each payment of interest on Revolving Loans shall be made for the account of the Lenders pro rata in accordance with the amounts of interest on such Revolving Loans then due and payable to the respective Lenders; (d) the Conversion and Continuation of Revolving Loans of a particular Type (other than Conversions provided for by Sections 5.1.(c) and 5.5.) shall be made pro rata among the Lenders according to the amounts of their respective Revolving Loans and the then current Interest Period for each Lender’s portion of each such Loan of such Type shall be coterminous; (e) the Lenders’ participation in, and payment obligations in respect of, Swingline Loans under Section 2.3., shall be in accordance with their respective Commitment Percentages; and (f) the Lenders’ participation in, and payment obligations in respect of, Letters of Credit under Section 2.2., shall be in accordance with their respective Commitment Percentages. All payments of principal, interest, fees and other amounts in respect of the Swingline Loans shall be for the account of the Swingline Lender only (except to the extent any Lender shall have acquired a participating interest in any such Swingline Loan pursuant to Section 2.3.(e), in which case such payments shall be pro rata in accordance with such participating interests).

Section 3.3. Sharing of Payments, Etc.

If a Lender shall obtain payment of any principal of, or interest on, any Loan made by it to the Borrower under this Agreement or shall obtain payment on any other Obligation owing by the Borrower or any other Loan Party through the exercise of any right of set-off, banker’s lien, counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by or on behalf of the Borrower or any other Loan Party to a Lender not in accordance with the terms of this Agreement and such payment should be distributed to the Lenders in accordance with Section 3.2. or Section 11.5., as applicable, such Lender shall promptly purchase from the other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans made by the other Lenders or other Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such payment (net of any reasonable expenses which may actually be incurred by such Lender in obtaining or preserving such benefit) in accordance with the requirements of Section 3.2. or Section 11.5., as applicable. To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Loans or other Obligations owed to such other Lenders may, after notice to such Borrower of such interests, exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

Section 3.4. Several Obligations.

No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.

Section 3.5. Fees.

(a)          Closing Fee. The Borrower agrees to pay to the Administrative Agent and each Lender all loan fees as have been agreed to in writing by the Borrower and the Administrative Agent on the date(s) agreed to in such writing.

(b)          Facility Fees. During the period from the Effective Date to but excluding the Termination Date, the Borrower agrees to pay to the Administrative Agent for the account of the Lenders an unused facility fee equal to the sum of the daily amount (the “Unused Amount”) by which the aggregate amount of the Commitments exceeds the aggregate outstanding principal balance of Revolving Loans and Letter of Credit Liabilities set forth in the table below multiplied by the corresponding per annum rate:

Unused Amount	Unused Fee (percent per annum)
Greater than or equal to 50.0% of the aggregate amount of Commitments	0.30%
Less than 50% of the aggregate amount of Commitments	0.20%

Such fee shall be computed on a daily basis and payable quarterly in arrears on the last Business Day of each March, June, September and December during the term of this Agreement and on the Termination Date or any earlier date of termination of the Commitments or reduction of the Commitments to zero. For the avoidance of doubt, for purposes of calculating an unused facility fee, the outstanding principal balance of Swingline Loans shall not be factored into the computation.

(c)          Letter of Credit Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a letter of credit fee at a rate per annum equal to the Applicable Margin for LIBOR Loans times the daily average Stated Amount of each Letter of Credit for the period from and including the date of issuance of such Letter of Credit (x) to and including the date such Letter of Credit expires or is cancelled or terminated or (y) to but excluding the date such Letter of Credit is drawn in full. In addition to such fees, the Borrower shall pay to the Issuing Bank solely for its own account, a fronting fee in respect of each Letter of Credit equal to one-eighth of one percent (0.125%) per annum on the daily average Stated Amount of such Letter of Credit for the period from and including the date of issuance of such Letter of Credit (x) to and including the date such Letter of Credit expires or is cancelled or (y) to but excluding the date such Letter of Credit is drawn in full. The fees provided for in this subsection shall be nonrefundable and payable in arrears (i) quarterly on the last Business Day of each March, June, September and December during the term of this Agreement, (ii) on the Termination Date, (iii) on the date the Commitments are terminated or reduced to zero and (iv) thereafter from time to time on demand of the Administrative Agent. The Borrower shall pay directly to the Issuing Bank from time to time on demand all commissions, charges, costs and expenses in the amounts customarily charged or incurred by the Issuing Bank from time to time in like circumstances with respect to the issuance, amendment, renewal or extension of any Letter of Credit or any other transaction relating thereto.

(d)          Extension Fee. If the Termination Date is being extended in accordance with Section 2.12., then with respect to any such extension, the Borrower shall pay to the Administrative Agent for the account of each Lender a fee equal to one-fifth of one percent (0.20%) of the amount of such Lender’s Commitment (whether or not utilized). Such fee shall be due and payable in full on the effective date of such extension.

(e)          Administrative and Other Fees. The Borrower agrees to pay the administrative and other fees of the Administrative Agent as provided in the Fee Letter and as may be otherwise agreed to in writing from time to time by the Borrower and the Administrative Agent.

Section 3.6. Computations.

Unless otherwise expressly set forth herein, any accrued interest on any Loan, any Fees or any other Obligations due hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed.

Section 3.7. Usury.

In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by the Borrower or any other Loan Party or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the respective Lender in writing that the Borrower elects to have such excess sum returned to it forthwith. It is the express intent of the parties hereto that the Borrower not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law. The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Section 2.4.(a)(i) and (ii) and, with respect to Swingline Loans, in Section 2.3.(c). Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, facility fees, closing fees, letter of credit fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Administrative Agent or any Lender to third parties or for damages incurred by the Administrative Agent or any Lender, in each case, in connection with the transactions contemplated by this Agreement and the other Loan Documents, are charges made to compensate the Administrative Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Administrative Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money. All charges other than charges for the use of money shall be fully earned and nonrefundable when due.

Section 3.8. Statements of Account.

The Administrative Agent will account to the Borrower monthly with a statement of Loans, accrued interest and Fees, charges and payments made pursuant to this Agreement and the other Loan Documents, and such account rendered by the Administrative Agent shall be deemed conclusive upon the Borrower absent manifest error. The failure of the Administrative Agent to deliver such a statement of accounts shall not relieve or discharge the Borrower from any of its obligations hereunder.

Section 3.9. Defaulting Lenders.

If any Lender becomes a Defaulting Lender, then, the Borrower shall have right to pursue all claims available to it under Applicable Law against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and, notwithstanding anything to the contrary contained in this Agreement, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(a)          Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and in Section 13.6.

(b)          Defaulting Lender Waterfall. Any payment of principal, interest, Fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article XI. or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 13.3. shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or the Swingline Lender hereunder; third, to Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with subsection (e) below; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with subsection (e) below; sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or amounts owing by such Defaulting Lender under Section 2.2.(j) in respect of Letters of Credit (such amounts “L/C Disbursements”), in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Article VI. were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Liabilities and Swingline Loans are held by the Lenders pro rata in accordance with their respective Commitment Percentages (determined without giving effect to the immediately following subsection (d)). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this subsection shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c)          Certain Fees.

(i)          No Defaulting Lender shall be entitled to receive any Fee payable under Section 3.5.(b) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(ii)         Each Defaulting Lender shall be entitled to receive the Fee payable under Section 3.5.(c) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to the immediately following subsection (e).

(iii)        With respect to any Fee not required to be paid to any Defaulting Lender pursuant to the immediately preceding clause (ii), the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such Fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Liabilities or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to the immediately following subsection (d), (y) pay to the Issuing Bank and the Swingline Lender, as applicable, the amount of any such Fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such Fee.

(d)          Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Liabilities and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Commitment Percentages (determined without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Article VI. are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(e)          Cash Collateral, Repayment of Swingline Loans.

(i)          If the reallocation described in the immediately preceding subsection (d) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in this subsection.

(ii)         At any time that there shall exist a Defaulting Lender, within 1 Business Day following the written request of the Administrative Agent or the Issuing Bank (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to the immediately preceding subsection (d) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the aggregate Fronting Exposure of the Issuing Bank with respect to Letters of Credit issued and outstanding at such time.

(iii)        The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to the Administrative Agent, for the benefit of the Issuing Bank, and agree to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letter of Credit Liabilities, to be applied pursuant to the immediately following clause (iv). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the aggregate Fronting Exposure of the Issuing Bank with respect to Letters of Credit issued and outstanding at such time, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(iv)        Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Liabilities (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(v)         Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this subsection following (x) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (y) the determination by the Administrative Agent and the Issuing Bank that there exists excess Cash Collateral; provided that, subject to the immediately preceding subsection (b), the Person providing Cash Collateral and the Issuing Bank may (but shall not be obligated to) agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

(f)          Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swingline Lender and the Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with their respective Commitment Percentages (determined without giving effect to the immediately preceding subsection (d)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to Fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(g)          New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) the Issuing Bank shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(h)          Purchase of Defaulting Lender’s Commitment. During any period that a Lender is a Defaulting Lender, the Borrower may, by the Borrower giving written notice thereof to the Administrative Agent, such Defaulting Lender and the other Lenders, demand that such Defaulting Lender assign its Commitment and Loans to an Eligible Assignee subject to and in accordance with the provisions of Section 13.5.(b). No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. In addition, any Lender who is not a Defaulting Lender may, but shall not be obligated, in its sole discretion, to acquire the face amount of all or a portion of such Defaulting Lender’s Commitment and Loans via an assignment subject to and in accordance with the provisions of Section 13.5.(b). In connection with any such assignment, such Defaulting Lender shall promptly execute all documents reasonably requested to effect such assignment, including an appropriate Assignment and Assumption. The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Administrative Agent or any of the Lenders.

Section 3.10. Taxes.

(a)          Issuing Bank. For purposes of this Section, the term “Lender” includes the Issuing Bank and the term “Applicable Law” includes FATCA.

(b)          Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or other applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)          Payment of Other Taxes by the Borrower. The Borrower and the other Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)          Indemnification by the Borrower. The Borrower and the other Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, together with a certificate referenced in the following sentence, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)          Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower or another Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower and the other Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.5. relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection.

(f)          Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or any other Loan Party to a Governmental Authority pursuant to this Section, the Borrower or such other Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)          Status of Lenders.

(i)          Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in the immediately following clauses (ii)(A), (ii)(B) and (ii)(D) or otherwise required by Applicable Law) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)         Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A)         any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I)         in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)        an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8ECI;

(III)       in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit N-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(IV)        to the extent a Foreign Lender is not the beneficial owner, an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit N-2 or Exhibit N-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit N-4 on behalf of each such direct and indirect partner;

(C)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)         if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)          Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)          Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Article IV. Borrowing Base Properties

Section 4.1. Eligibility of Properties.

(a)          Initial Borrowing Base Properties. As of the date of this Agreement, the Administrative Agent and the Lenders have approved for inclusion in the calculation of the Borrowing Base Availability the Properties identified on Schedule 4.1., each such Property being either a Stabilized Property or a Pre-Stabilized Property as specified on Schedule  4.1.

(b)          Additional Borrowing Base Properties.

(i)          Evaluation of Property. If after the Effective Date the Borrower desires that the Lenders include any additional Property in calculations of the Borrowing Base Availability, the Borrower shall so notify the Administrative Agent in writing, which notification shall specify whether such Property is proposed to be added as a Stabilized Property or a Pre-Stabilized Property, and deliver to the Administrative Agent, with respect to such Property, each of the following in form and substance satisfactory to the Administrative Agent

(A)         An executive summary of such Property including, at a minimum, the street address of such Property, the size and type of property, the Occupancy Rate of such Property and such other information as the Administrative Agent may reasonably request;

(B)         An operating statement for such Property for the current fiscal year through the fiscal quarter most recently ended and an operating statement for such Property for the two fiscal years most recently ended, provided that, with respect to any period such Property was owned by the Borrower or a Subsidiary for less than two years, such information shall only be required to be delivered to the extent available to the Borrower, in each case certified by a representative of the Parent as being true and correct in all material respects and prepared in accordance with GAAP (except that the GAAP footnotes may be omitted);

(C)         A current rent roll for such Property certified by a representative of the Parent as being true and correct in all material respects;

(D)         A current or currently certified as-built survey of such Property certified by a surveyor licensed in the applicable jurisdiction to have been prepared in accordance with the then effective Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys sufficient in all cases to delete the standard survey exceptions from the Mortgage Policy for such Property, together with photographs (interior and exterior) thereof; subject to a survey reading reasonably acceptable to Administrative Agent; provided, however, that notwithstanding the foregoing, Borrower may provide an existing ALTA/ACSM survey (an “Existing Survey”) rather than a new ALTA/ACSM survey so long as (1) there has been no construction at the Property since the date of such Existing Survey, (2) the Existing Survey is no more than 3 years old, (3) the Borrower and/or applicable Subsidiary delivers a “no change” affidavit to the title company and Administrative Agent, (4) the Mortgage Policy with respect to such Property does not contain any general survey exception and includes a land same as survey endorsement and (5) such Existing Survey is acceptable to the title company issuing the Mortgage Policy;

(E)”Life of Loan” Federal Emergency Management Agency Standard Flood Hazard determination for such Property;

(F)         A “Phase I” environmental assessment of such Property dated as of a date reasonably acceptable to the Administrative Agent, which report has been prepared by an environmental engineering firm reasonably acceptable to the Administrative Agent, and any “Phase II” environmental assessment prepared or recommended by such environmental engineering firm to be prepared for such Property, which assessments shall include reliance language acceptable to the Administrative Agent in its reasonable discretion (or the Administrative Agent is otherwise provided a reliance letter acceptable to the Agent in its reasonable discretion) and shall have been prepared in accordance with current ASTM standards to satisfy the Environmental Protection Agency’s prevailing “All Appropriate Inquiries” requirements and indicating that, as of such date, no Hazardous Materials or other conditions on, under or with respect to the applicable Property constitute a material violation of any Environmental Laws requiring remediation pursuant to an Environmental Law other than (a) those which have been addressed through remediation completed to the satisfaction of all Governmental Authorities (or such other resolution which has been accepted in writing by either the Administrative Agent or all Governmental Authority(ies) with jurisdiction relating to both the applicable Property and such recognized environmental conditions (i.e., an approved Brownfield), and having authority to enforce any Environmental Laws with respect thereto) or (b) those which are conditions that are insurable, upon terms and conditions acceptable to the Administrative Agent, in its reasonable discretion, under the environmental insurance policy maintained by the Loan Parties;

(G)         A structural engineering report or other property condition report for such Property dated as of a date reasonably acceptable to the Administrative Agent and prepared by an engineering firm reasonably acceptable to the Administrative Agent upon which the Administrative Agent and the other Lender Parties are expressly permitted to rely pursuant either to the terms of such report or pursuant to a reliance letter addressed to the Administrative Agent and the other Lender Parties in form and substance reasonably satisfactory to the Administrative Agent;

(H)         Copies of (1) all Property Management Agreements and all Material Contracts relating to the use, occupancy, operation, maintenance, enjoyment or ownership of such Property, if any, (2) all commercial space leases, if any, in respect of such Property, and (3) all reciprocal easement agreements, if any, in respect of such Property;

(I)         A calculation of the Implied Debt Yield of any Property proposed to be included in the Borrowing Base Availability as a Pre-Stabilized Property, establishing in reasonable detail whether the Implied Debt Yield with respect to such Property is at least 5.0%; and

(J)         Such other information the Administrative Agent may reasonably request in order to evaluate the Property.

If, after receipt and review of the foregoing documents and information, the Administrative Agent is prepared to recommend acceptance of such Property as a Borrowing Base Property, the Administrative Agent will so notify the Borrower and each Lender within 10 Business Days after receipt and review of all of such documents and information and submit all items listed in clauses (A) through (C), clauses (E) through (G) and clause (I).

(ii)         Appraisal; Final Approval. Promptly upon giving notice to the Lenders under the immediately preceding subsection (b)(i) that the Administrative Agent is prepared to recommend acceptance of such Property as a Borrowing Base Property, the Administrative Agent shall order an Appraisal of such Property. After obtaining the Appraisal of such Property, the Administrative Agent will promptly submit the Appraisal to the Lenders, for approval by the Required Lenders. Each Lender shall notify the Administrative Agent whether it approves of Property as a Borrowing Base Property within 10 Business Days of the submission by the Administrative Agent of the Appraisal for such Property, and if a Lender fails to so notify the Administrative Agent within 10 Business Days, such Lender shall be deemed to have conclusively approved of such Property as a Borrowing Base Property. Upon (A) approval of such Property as a Borrowing Base Property by the Required Lenders, (B) execution and delivery of a Borrowing Base Certificate that includes such Property, (C) execution and delivery of all of the documents that would have been required pursuant to Section 6.1.(a)(xiv)(D), (E), (H) through (K) and (M) through (X) and Sections 6.1.(a)(xv) and (a)(xx) had such Property been a Borrowing Base Property on the Effective Date, (D) if such Property is owned by a Subsidiary of the Borrower, execution and delivery of an Accession Agreement and all of the items that would have been delivered under subsections (vi) through (x) and (xx) of Section 6.1.(a) (other than the items in subsections (vii), (viii), (ix) and (x) thereof for the general partner or manager of such Subsidiary if such items have previously been delivered hereunder) and Section 6.1.(e) if such Subsidiary had been a Guarantor on the Agreement Date, (E) if any Tenant Deposit Accounts into which the Rents of such Property are deposited are not held by the Property Owner of such Property, delivery of a supplement to the Security Agreement (or if no Security Agreement has been previously executed and delivered, a Security Agreement), executed by each Person that holds any such Tenant Deposit Accounts, such Property shall become a Borrowing Base Property, and (F) execution and delivery of a supplement to the Pledge Agreement by the owner of the Equity Interests of the Property Owner of such Property, and if such Pledgor is not already a party to the Pledge Agreement, all of the items that would have been delivered under subsections (vi) through (x) and (xx) of Section 6.1.(a) (other than the items in subsections (vii), (viii), (ix) and (x) thereof for the general partner or manager of such Subsidiary if such items have previously been delivered hereunder) and Section 6.1.(e) if such Subsidiary had been a Pledgor on the Agreement Date.

(c)          Nonconforming Properties. If a Property which the Borrower wants to have included in calculations of the Borrowing Base Availability does not satisfy the requirements of an Eligible Property, the Borrower may by written notice to the Administrative Agent request that the Lenders nevertheless include such Property as a Borrowing Base Property. Such written notice shall set forth in a manner reasonably acceptable to the Administrative Agent a detailed description of each criterion set forth in the definition of Eligible Property which such Property fails to satisfy and the extent or manner in which it fails to satisfy such criteria (the “Nonconforming Features”). The Administrative Agent shall forward any such notice to the Lenders promptly upon receipt. In connection with the request, the Borrower shall deliver the information required in the preceding subsection (b)(i), and if, after receipt and review of the such documents and information, the Administrative Agent is prepared to recommend such Property as a Borrowing Base Property, the Administrative Agent shall order an Appraisal of such Property and submit all items listed in clauses (A) through (C), clauses (E) through (G) and clause (I) of the preceding subsection (b)(i) to each of the Lenders. Each Lender shall notify the Administrative Agent whether it approves such Property as a Borrowing Base Property within 10 Business Days of the submission by the Administrative Agent of the Appraisal to the Lenders for such Property. A Property shall become a Borrowing Base Property under this subsection only upon the approval of all of the Lenders and delivery of all items required under clauses (B) through (F) of the last sentence of the immediately preceding subsection (b)(ii).

Section 4.2. Release of Properties.

From time to time the Borrower may request, upon not less than 10 Business Days’ prior written notice to the Administrative Agent or such shorter period as may be acceptable to the Administrative Agent, that any Borrowing Base Property be released from the Liens created by the Security Documents applicable thereto, which release (the “Property Release”) shall be effected by the Administrative Agent if the Administrative Agent determines all of the following conditions are satisfied as of the date of such Property Release:

(a)          No Default or Event of Default exists or will exist immediately after giving effect to such Property Release and the reduction in the Borrowing Base Availability by reason of the release of such Property;

(b)          The representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, are true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) immediately prior to and after giving effect to such Property Release with the same force and effect as if made on and as of such date except to the extent (i) that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date), and (ii) of changes in factual circumstances resulting from transactions permitted by the Loan Documents;

(c)          The Borrower shall have delivered to the Administrative Agent a Borrowing Base Certificate demonstrating on a pro forma basis, and the Administrative Agent shall have determined to its satisfaction that the outstanding principal balance of the Loans, together with the Letter of Credit Liabilities, will not exceed the Borrowing Base Availability after giving effect to such request and any prepayment to be made and/or the acceptance of any Property as an additional or replacement Borrowing Base Property to be given concurrently with such Property Release;

(d)          The Borrower shall have delivered to the Administrative Agent a Compliance Certificate demonstrating on a pro forma basis, and the Administrative Agent shall have determined to its reasonable satisfaction, that after giving effect to such request and any prepayment of the Loans or other Indebtedness to be made that the Borrower will be in compliance with the covenants set forth in Section 10.1. after giving effect to the Property Release;

(e)          After giving effect to such Property Release the number of Stabilized Properties in the Borrowing Base shall not be less than 4, and the Aggregate Borrowing Base Properties Value shall not be less than $45,000,000; and

(f)          The Borrower shall have delivered to the Administrative Agent all documents and instruments reasonably requested by the Administrative Agent in connection with such Property Release, including, without limitation, all documents being requested by the Borrower to effect such Property Release, including releases of applicable Security Documents or, if requested by the Borrower, an assignment of the applicable Security Instrument to any party designated by the Borrower (other than the Borrower or a nominee of the Borrower), all without recourse, warranty or covenant of any nature, express or implied other than that the Administrative Agent is the holder of such Security Instrument free and clear of any Lien created by the Administrative Agent, which assignment the Administrative Agent agrees to effectuate so long as such assignment is not then prohibited by Applicable Law and is in form and substance acceptable to the Administrative Agent.

Except as set forth in this Section 4.2., no Borrowing Base Property shall be released from the Liens created by the Security Documents applicable thereto.

Section 4.3. Appraisals.

(a)          The Administrative Agent may, and at the request of the Required Lenders or if required by FIRREA shall, obtain an Appraisal of all or any of the Borrowing Base Properties at any time after such Property becomes a Borrowing Base Property at the Borrower’s cost and expense; provided that the Borrower shall not be obligated to pay for, or reimburse the Administrative Agent for, any Appraisal of a Property obtained less than 12 months from the date of the prior Appraisal obtained for such Property.

(b)          After the Borrower gives any notice that it is electing to exercise its right to extend the Termination Date pursuant to Section 2.12., the Administrative Agent may, in its discretion, obtain an Appraisal of each Borrowing Base Property with respect to which the Appraisal most recently delivered is, or would be, more than 12 months old as of the then current Termination Date, at the Borrower’s cost and expense.

Section 4.4. Frequency of Calculations of Borrowing Base Availability.

Initially, the Borrowing Base Availability shall be the amount set forth as such in the Borrowing Base Certificate delivered under Section 6.1. Thereafter, the Borrowing Base Availability shall be the amount set forth as such in the Borrowing Base Certificate delivered from time to time under Section 4.1.(b)(ii), Section 4.2., Section 6.2., and Section 9.4.(d). Any change in the Borrowing Base Availability shall become effective as of the next determination of the Borrowing Base Availability as provided in this Section. At any time that a calculation of the Borrowing Base Availability is required hereunder, the Borrower shall also calculate and deliver a calculation of the Aggregate Borrowing Base Properties Value at such time.

Section 4.5. Easements and Land Use Documents.

Upon the reasonable request of the Borrower, the Administrative Agent hereby agrees to become a party to any easement and land use documents related to any Borrowing Base Property; provided that any such easement and land use document is in form and substance acceptable to the Administrative Agent. Each Lender hereby authorizes the Administrative Agent to enter into any such easement or land use document.

Article V. Yield Protection, Etc.

Section 5.1. Additional Costs; Capital Adequacy.

(a)          Capital Adequacy. If any Lender determines that any Regulatory Change affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Regulatory Change (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(b)          Additional Costs. In addition to, and not in limitation of the immediately preceding subsection, the Borrower shall promptly pay to the Administrative Agent for the account of a Lender from time to time such amounts as such Lender may determine to be necessary to compensate such Lender for any costs incurred by such Lender that it determines are attributable to its making or maintaining of any LIBOR Loans or its obligation to make any LIBOR Loans hereunder, any reduction in any amount receivable by such Lender under this Agreement or any of the other Loan Documents in respect of any of such LIBOR Loans or such obligation or the maintenance by such Lender of capital in respect of its LIBOR Loans or its Commitments (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that:

(i)          changes the basis of taxation of any amounts payable to such Lender under this Agreement or any of the other Loan Documents in respect of any of such LIBOR Loans or its Commitments (other than Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and Connection Income Taxes);

(ii)         imposes or modifies any reserve, special deposit, compulsory loan, insurance charge or similar requirements (other than Regulation D of the Board of Governors of the Federal Reserve System or other similar reserve requirement applicable to any other category of liabilities or category of extensions of credit or other assets by reference to which the interest rate on LIBOR Loans is determined to the extent utilized when determining LIBOR for such Loans) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, or other credit extended by, or any other acquisition of funds by such Lender (or its parent corporation), or any commitment of such Lender (including, without limitation, the Commitments of such Lender hereunder); or

(iii)        imposes on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or the Loans made by such Lender.

(c)          Lender’s Suspension of LIBOR Loans. Without limiting the effect of the provisions of the immediately preceding subsections (a) and (b), if by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes LIBOR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrower (with a copy to the Administrative Agent), the obligation of such Lender to make or Continue, or to Convert Base Rate Loans into, LIBOR Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 5.5. shall apply).

(d)          Additional Costs in Respect of Letters of Credit. Without limiting the obligations of the Borrower under the preceding subsections of this Section (but without duplication), if as a result of any Regulatory Change or any risk-based capital guideline or other requirement heretofore or hereafter issued by any Governmental Authority there shall be imposed, modified or deemed applicable any Tax (other than Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and Connection Income Taxes), reserve, special deposit, capital adequacy or similar requirement against or with respect to or measured by reference to Letters of Credit and the result shall be to increase the cost to the Issuing Bank of issuing (or any Lender of purchasing participations in) or maintaining its obligation hereunder to issue (or purchase participations in) any Letter of Credit or reduce any amount receivable by the Issuing Bank or any Lender hereunder in respect of any Letter of Credit, then, upon demand by the Issuing Bank or such Lender, the Borrower shall pay immediately to the Issuing Bank or, in the case of such Lender, to the Administrative Agent for the account of such Lender, from time to time as specified by the Issuing Bank or such Lender, such additional amounts as shall be sufficient to compensate the Issuing Bank or such Lender for such increased costs or reductions in amount.

(e)          Notification and Determination of Additional Costs. Each of the Administrative Agent, Issuing Bank and each Lender, as the case may be, agrees to notify the Borrower (and in the case of the Issuing Bank and or a Lender, to notify the Administrative Agent) of any event occurring after the Agreement Date entitling the Administrative Agent, the Issuing Bank or such Lender to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, that the failure of the Administrative Agent, the Issuing Bank or any Lender to give such notice shall not release the Borrower from any of its obligations hereunder. The Administrative Agent, the Issuing Bank and each Lender, as the case may be, agrees to furnish to the Borrower (and in the case of the Issuing Bank or a Lender to the Administrative Agent as well) a certificate setting forth the basis and amount of each request for compensation under this Section. Determinations by the Administrative Agent, the Issuing Bank or such Lender, as the case may be, of the effect of any Regulatory Change shall be conclusive and binding for all purposes, absent manifest error. The Borrower shall pay the Administrative Agent, the Issuing Bank and or any such Lender, as the case may be, the amount shown as due on any such certificate (or if there was a manifest error, as adjusted to correct such manifest error) within 10 days after receipt thereof.

Section 5.2. Suspension of LIBOR Loans.

Anything herein to the contrary notwithstanding, if, on or prior to the determination of LIBOR for any Interest Period:

(a)          the Administrative Agent shall determine (which determination shall be conclusive) that reasonable and adequate means do not exist for the ascertaining LIBOR for such Interest Period;

(b)          the Administrative Agent reasonably determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of LIBOR are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBOR Loans as provided herein; or

(c)          the Administrative Agent reasonably determines (which determination shall be conclusive) that the relevant rates of interest referred to in the definition of LIBOR upon the basis of which the rate of interest for LIBOR Loans for such Interest Period is to be determined are not likely to adequately cover the cost to any Lender of making or maintaining LIBOR Loans for such Interest Period;

then the Administrative Agent shall give the Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders shall be under no obligation to, and shall not, make additional LIBOR Loans, Continue LIBOR Loans or Convert Loans into LIBOR Loans and the Borrower shall, on the last day of each current Interest Period for each outstanding LIBOR Loan, either prepay such Loan or Convert such Loan into a Base Rate Loan.

Section 5.3. Illegality.

Notwithstanding any other provision of this Agreement, if any Lender shall determine (which determination shall be conclusive and binding) that it is unlawful for such Lender to honor its obligation to make or maintain LIBOR Loans hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy of such notice to the Administrative Agent) and such Lender’s obligation to make or Continue, or to Convert Loans of any other Type into, LIBOR Loans shall be suspended until such time as such Lender may again make and maintain LIBOR Loans (in which case the provisions of Section 5.5. shall be applicable).

Section 5.4. Compensation.

The Borrower shall pay to the Administrative Agent for the account of each Lender, upon the request of the Administrative Agent, such amount or amounts as the Administrative Agent shall determine in its good faith determination shall be sufficient to compensate such Lender for any loss, cost or expense attributable to:

(a)          any payment or prepayment (whether mandatory or optional) of a LIBOR Loan, or Conversion of a LIBOR Loan, made by such Lender for any reason (including, without limitation, acceleration) on a date other than the last day of the Interest Period for such Loan; or

(b)          any failure by the Borrower for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Section 6.2. to be satisfied) to borrow a LIBOR Loan from such Lender on the date for such borrowing, or to Convert a Base Rate Loan into a LIBOR Loan or Continue a LIBOR Loan on the requested date of such Conversion or Continuation.

Not in limitation of the foregoing, such compensation shall include, without limitation, an amount equal to the then present value of (i) the amount of interest that would have accrued on such LIBOR Loan for the remainder of the Interest Period at the rate applicable to such LIBOR Loan, less (ii) the amount of interest that would accrue on the same LIBOR Loan for the same period if LIBOR were set on the date on which such LIBOR Loan was repaid, prepaid or Converted or the date on which the Borrower failed to borrow, Convert or Continue such LIBOR Loan, as applicable, calculating present value by using as a discount rate LIBOR quoted on such date. Upon the Borrower’s request, the Administrative Agent shall provide the Borrower with a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof. Any such statement shall be conclusive absent manifest error.

Section 5.5. Treatment of Affected Loans.

If the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 5.1.(c), Section 5.2. or Section 5.3. then such Lender’s LIBOR Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for LIBOR Loans (or, in the case of a Conversion required by Section 5.1.(c), Section 5.2., or Section 5.3. on such earlier date as such Lender or the Administrative Agent, as applicable, may specify to the Borrower (with a copy to the Administrative Agent, as applicable)) and, unless and until such Lender or the Administrative Agent, as applicable, gives notice as provided below that the circumstances specified in Section 5.1., Section 5.2. or Section 5.3. that gave rise to such Conversion no longer exist:

(a)          to the extent that such Lender’s LIBOR Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s LIBOR Loans shall be applied instead to its Base Rate Loans; and

(b)          all Loans that would otherwise be made or Continued by such Lender as LIBOR Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into LIBOR Loans shall remain as Base Rate Loans.

If such Lender or the Administrative Agent, as applicable, gives notice to the Borrower (with a copy to the Administrative Agent, as applicable) that the circumstances specified in Section 5.1.(c), 5.2. or 5.3. that gave rise to the Conversion of such Lender’s LIBOR Loans pursuant to this Section no longer exist (which such Lender or the Administrative Agent, as applicable, agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans made by other Lenders are outstanding, then such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.

Section 5.6. Affected Lenders.

If (a) a Lender requests compensation pursuant to Section 3.10. or 5.1., and the Required Lenders are not also doing the same, or (b) the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 5.1.(c) or 5.3. but the obligation of the Required Lenders shall not have been suspended under such Sections, then, so long as there does not then exist any Default or Event of Default, the Borrower may demand that such Lender (the “Affected Lender”), and upon such demand the Affected Lender shall promptly, assign its Commitment to an Eligible Assignee subject to and in accordance with the provisions of Section 13.5.(b) for a purchase price equal to (x) the aggregate principal balance of all Loans then owing to the Affected Lender, plus (y) the aggregate amount of payments previously made by the Affected Lender under Section 2.2.(j) that have not been repaid, plus (z) any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Lender, or any other amount as may be mutually agreed upon by such Affected Lender and Eligible Assignee. Each of the Administrative Agent and the Affected Lender shall reasonably cooperate in effectuating the replacement of such Affected Lender under this Section, but at no time shall the Administrative Agent, such Affected Lender, any other Lender or any Titled Agent be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Administrative Agent, the Affected Lender or any of the other Lenders. The terms of this Section shall not in any way limit the Borrower’s obligation to pay to any Affected Lender compensation owing to such Affected Lender pursuant to this Agreement (including, without limitation, pursuant to Sections 3.10., 5.1. or 5.4.) with respect to any period up to the date of replacement.

Section 5.7. Change of Lending Office.

Each Lender agrees that it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Sections 3.10., 5.1. or 5.3. to reduce the liability of the Borrower or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion, except that such Lender shall have no obligation to designate a Lending Office located in the United States of America.

Section 5.8. Assumptions Concerning Funding of LIBOR Loans.

Calculation of all amounts payable to a Lender under this Article shall be made as though such Lender had actually funded LIBOR Loans through the purchase of deposits in the relevant market bearing interest at the rate applicable to such LIBOR Loans in an amount equal to the amount of the LIBOR Loans and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article.

Article VI. Conditions Precedent

Section 6.1. Initial Conditions Precedent.

The obligation of the Lenders to effect or permit the occurrence of the first Credit Event hereunder, whether as the making of a Loan or the issuance of a Letter of Credit, is subject to the satisfaction or waiver of the following conditions precedent:

(a)          The Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent:

(i)          counterparts of this Agreement executed by each of the parties hereto;

(ii)         Revolving Notes executed by the Borrower, payable to each applicable Lender (excluding any Lender that has requested that it not receive Notes) and complying with the terms of Section 2.10.(a) and the Swingline Note executed by the Borrower;

(iii)        the Guaranty executed by each of the Guarantors initially to be a party thereto;

(iv)        the Security Agreement executed by the Borrower and each Grantor;

(v)         the Pledge Agreement executed by each Pledgor, and all certificates issued with respect to any Equity Interests that are Collateral pursuant to the terms of the Pledge Agreement, together with an undated stock power covering each such certificate (or other appropriate instrument of transfer) duly executed in blank by the applicable Pledgor;

(vi)        an opinion of outside counsel to the Borrower and the other Loan Parties, included outside counsel admitted to practice law in the jurisdiction in which the Borrower is formed, outside counsel admitted to practice law in each jurisdiction in which each Property Owner is formed and outside counsel admitted to practice law in Maryland, addressed to the Administrative Agent and the Lenders covering the legal matters set forth in Exhibit P;

(vii)       the certificate or articles of incorporation or formation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) of each Loan Party and for each manager or general partner of each Loan Party that is not also a Loan Party, in each case, certified as of a recent date by the Secretary of State of the state of formation of such Loan Party;

(viii)      a certificate of good standing (or certificate of similar meaning) with respect to each Loan Party and each manager or general partner of each Loan Party that is not also a Loan Party that is not also a Loan Party, in each case, issued as of a recent date by the Secretary of State of the state of formation of each such Loan Party and certificates of qualification to transact business or other comparable certificates issued as of a recent date by each Secretary of State (and any state department of taxation, as applicable) of each state in which each Loan Party is required to be so qualified and where failure to be so qualified could reasonably be expected to have a Material Adverse Effect;

(ix)         a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party (or as applicable of the manager or general partner of such Loan Party) with respect to each of the officers of such Loan Party (or the manager or general partner of such Loan Party) authorized to execute and deliver the Loan Documents to which such Loan Party is a party, and in the case of the Borrower, authorized to execute and deliver on behalf of the Borrower Notices of Borrowing, Notices of Swingline Borrowing, requests for Letters of Credit, Notices of Conversion and Notices of Continuation;

(x)          copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party and each manager or general partner of any Loan Party that is not also a Loan Party of (A) the by-laws of such Person, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (B) all corporate, partnership, member or other necessary action taken by such Person to authorize the execution, delivery and performance of the Loan Documents to which it is a party;

(xi)         a Borrowing Base Certificate calculated as of the Effective Date;

(xii)        a Compliance Certificate calculated on a pro forma basis for the Borrower’s fiscal quarter ending September 30, 2013;

(xiii)       UCC, tax, bankruptcy, judgment and lien search reports with respect to the Borrower (or Subsidiary if any Borrowing Base Property is owned by a Subsidiary) and each Borrowing Base Property in all necessary or appropriate jurisdictions indicating that there are no Liens of record on such Property or any Collateral related to such Property, including Tenant Deposit Accounts, other than Permitted Liens, and that no bankruptcy case or proceeding has been commenced against any such Loan Party and UCC, tax, bankruptcy, judgment and lien search reports with respect to each Pledgor showing that there are no Liens of record on the Equity Interests of any Property Owner that are owned by a Pledgor and that no bankruptcy case or proceeding has been commenced against such Pledgor;

(xiv)      With respect to each Borrowing Base Property, each of the following items:

(A)         operating statement for such Property for the nine consecutive months ended September 30, 2013, and an operating statement for such Property for each of the fiscal years ended December 31, 2011 and December 31, 2012, provided that, with respect to any period such Property was owned by the Borrower or a Subsidiary for less than two years, such information shall only be required to be delivered to the extent available to the Borrower, in each case certified by a representative of the Parent as being true and correct in all material respects and prepared in accordance with GAAP (except that the GAAP footnotes may be omitted);

(B)         a current rent roll for such Property certified by a representative of the Parent as being true and correct in all material respects;

(C)         a current or currently certified as-built survey of such Property certified by a surveyor licensed in the applicable jurisdiction to have been prepared in accordance with the then effective Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys sufficient in all cases to delete the standard survey exceptions from the Mortgage Policy for such Property, together with photographs (interior and exterior) thereof; subject to a survey reading reasonably acceptable to Administrative Agent; provided, however, that notwithstanding the foregoing, Borrower may provide an existing ALTA/ACSM survey (an “Existing Survey”) rather than a new ALTA/ACSM survey so long as (1) there has been no construction at the Property since the date of such Existing Survey, (2) the Existing Survey is no more than 3years old, (3) the Borrower and/or applicable Subsidiary delivers a “no change” affidavit to the title company and Administrative Agent, (4) the Mortgage Policy with respect to such Property does not contain any general survey exception and includes a land same as survey endorsement and (5) such Existing Survey is acceptable to the title company issuing the Mortgage Policy;

(D)         a zoning report prepared by a firm reasonably acceptable to the Administrative Agent with respect to such Property evidencing compliance with applicable zoning and land use laws and building ordinances or codes (including, without limitation, copies of final certificates of occupancy relating to such Property or such other evidence reasonably acceptable to the Administrative Agent that occupancy permits have been issued for such Property) or that such Property is the subject of a legal non-conforming use;

(E)         a “Life of Loan” Federal Emergency Management Agency Standard Flood Hazard determination for such Property, and if such determination indicates that such Property is in a special flood hazard area, (1) the Property Owner’s written acknowledgement of receipt of a written notification from the Administrative Agent, (x) indicating that such Property is located in a special flood hazard area and (y) identifying whether the community in which such Property is located is participating the National Flood Insurance Program and (2) copies of insurance policies or certificates of insurance, which policies shall name the Administrative Agent as mortgagee and lender’s loss payee and evidence flood insurance which is in the amount required in the following sentence and which complies with all mandatory flood insurance purchase requirements of the National Flood Insurance Act of 1994. If such Property is a Stabilized Property, the flood insurance shall be in an amount equal to the greater of (1) the Pre-Stabilized Property Value and (2) the maximum amount of coverage available through the National Flood insurance Program, and if such Property is a Stabilized Property, the flood insurance shall be in an amount equal to the greater of (1) the Stabilized Property Value and the amount of coverage available through the National Flood Insurance Program;

(F)         a “Phase I” environmental assessment of such Property dated as of a date reasonably acceptable to the Administrative Agent, which report has been prepared by an environmental engineering firm reasonably acceptable to the Administrative Agent, and any “Phase II” environmental assessment prepared or recommended by such environmental engineering firm to be prepared for such Property, which assessments shall include reliance language acceptable to the Administrative Agent in its reasonable discretion (or the Administrative Agent is otherwise provided a reliance letter acceptable to the Agent in its reasonable discretion) and shall have been prepared in accordance with current ASTM standards to satisfy the Environmental Protection Agency’s prevailing “All Appropriate Inquiries” requirements and indicating that, as of such date, no Hazardous Materials or other conditions on, under or with respect to the applicable Property constitute a material violation of any Environmental Laws requiring remediation pursuant to an Environmental Law other than (a) those which have been addressed through remediation completed to the satisfaction of all Governmental Authorities (or such other resolution which has been accepted in writing by either the Administrative Agent or all Governmental Authority(ies) with jurisdiction relating to both the applicable Property and such recognized environmental conditions (i.e., an approved Brownfield), and having authority to enforce any Environmental Laws with respect thereto) or (b) those which are conditions that are insurable, upon terms and conditions acceptable to the Administrative Agent, in its reasonable discretion, under the environmental insurance policy maintained by the Loan Parties;

(G)         a structural engineering report or other property condition report for such Property dated as of a date reasonably acceptable to the Administrative Agent and prepared by an engineering firm reasonably acceptable to the Administrative Agent upon which the Administrative Agent and the other Lender Parties are expressly permitted to rely either pursuant to the terms of such report or pursuant to a reliance letter addressed to the Administrative Agent and the other Lender Parties in form and substance reasonably satisfactory to the Administrative Agent;

(H)         a Property Management Contract Assignment covering the Property Management Agreement, if any, for such Property;

(I)         copies of (1) all final certificates of occupancy and (2) any licenses, permits and approvals required for the use and operation of such Property;

(J)         (1) an ALTA mortgagee title policy (or its equivalent in non-ALTA jurisdictions) or unconditional commitments therefor with respect to such Property (the “Mortgage Policy”), insuring that the Security Instrument encumbering such Property creates a valid and enforceable first priority Lien in favor of the Administrative Agent for the benefit of the Lender Parties, subject only to such restrictions, encumbrances, easements and reservations as are acceptable to the Administrative Agent, which Mortgage Policy shall (w) be in an amount of coverage equal to the Stabilized Property Value if such Property is a Stabilized Property or equal to the Pre-Stabilized Value if such Property is a Pre-Stabilized Property, (x) be from a title insurance company reasonably acceptable to the Administrative Agent, (y) include such available endorsements and reinsurance as the Administrative Agent may reasonably require, and (z) otherwise satisfy the reasonable title insurance requirements of the Administrative Agent, and (2) evidence reasonably satisfactory to the Administrative Agent that the Property Owner has paid to the title company all expenses and premiums of the title company and all other sums required in connection with the issuance of the Mortgage Policy and to the appropriate Governmental Authorities all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Security Instrument encumbering such property in the appropriate real estate records and the filling of all UCC financing statements related to any other Collateral related to such Property;

(K)         a calculation of Implied Debt Yield with respect to any Property to be included in the calculation of Pre-Stabilized Borrowing Base Availability and the Borrowing Base Availability as a Pre-Stabilized Property, establishing in reasonable detail whether the Implied Debt Yield calculated with respect to such Property is at least 5.0%, certified by the chief financial officer of the Parent as being true and correct;

(L)         an Appraisal of such Property;

(M)         a Security Instrument encumbering such Property in favor of the Administrative Agent for the benefit of the Lender Parties, the form of such Security Instrument to be modified as appropriate to conform to the Applicable Laws of the jurisdiction in which such Property is located;

(N)         an Assignment of Leases and Rents;

(O)         a list of all Tenant Deposit Accounts (specifying for each Tenant Deposit Account for such Property, the holder of such account, the name and address of the bank or securities intermediary at which such deposit account is held, and the account number) as of the Agreement Date;

(P)         the Deposit Account Control Agreements required under Section 8.14.;

(Q)         a UCC-1 financing statement to be filed in the office of the Secretary of State of the state in which the Property Owner of such Property is organized; if required by the Administrative Agent, a UCC-1 financing statement to be filed in the real estate records where such Property is located; and a UCC-1 financing statement to be filed in the office of the Secretary of State in the state in which each of the Borrower and each Pledgor is organized;

(R)         an opinion of counsel admitted to practice law in the jurisdiction in which such Property is located and acceptable to the Administrative Agent, addressed to the Lender Parties covering such legal matters relating to the transactions contemplated hereby as the Administrative Agent may reasonably request;

(S)         an Environmental Indemnity Agreement;

(T)         copies of any applicable ground leases and estoppels from ground lessors or lessees, as applicable, relating to such Property if such estoppels are required to be provided by such ground lessor pursuant to such ground leases and if such estoppels are not so required, if requested by the Administrative Agent, the Borrower shall have used its commercially reasonable efforts to obtain such estoppels;

(U)         if requested by Administrative Agent, use commercially reasonable efforts to deliver a reciprocal easement agreement estoppel with respect to any reciprocal easement agreements for such Property;

(V)         if such Property is part of a condominium regime, copies of all condominium documents, including without limitation, the recorded condominium declaration, condominium plans, condominium association bylaws, condominium association incorporation documents, if any, a condominium estoppel from the condominium board, declarant and/or association, as applicable, and such other documents as reasonably required by the Administrative Agent;

(W)         with respect to any commercial space leases of such Property, tenant estoppel letters and, if requested by the Administrative Agent, subordination, non-disturbance and attornment agreements;

(X)         such other instruments, documents, agreements, financing statements, certificates, opinions and other Security Documents as the Administrative Agent may reasonably request with respect to each Borrowing Base Property; and

(xv)       insurance certificates, or other evidence, providing that the insurance coverage required under Section 8.4. (including, without limitation, both property and liability insurance) is in full force and effect and stating that the coverage shall not be cancelable or modified without 30-days prior written notice to the Administrative Agent, together with appropriate evidence that the Administrative Agent, for the benefit of the Lender Parties is named as a mortgagee, a lender’s loss payee and additional insured, as appropriate, on all insurance policies that the Borrower, any Loan Party or any other Subsidiary actually maintains with respect to any Property and improvements on such Property; and

(xvi)      evidence that all indebtedness, liabilities or obligations owing by the Loan Parties under the Existing Credit Agreement, and under any other agreement for which any of the Borrowing Base Properties listed on Schedule 4.1. is security for such indebtedness, liabilities or obligations, shall have been paid in full and all Liens securing such indebtedness, liabilities or other obligations have been released;

(xvii)     evidence of the completion of the Rights Offering Transaction, as referenced and defined in the Public Parent Prospectus, and receipt by the Parent of the proceeds thereof in an amount equal to no less than $150,000,000 minus expenses incurred in connection with consummating such Rights Offering Transaction;

(xviii)    copy of the stockholders agreement entered into with the backstop investor, as referenced and defined in the Public Parent Prospectus; and

(xix)       evidence that the Fees, if any, then due and payable under Section 3.5., together with all other fees, expenses and reimbursement amounts due and payable to the Administrative Agent and any of the Lenders, including without limitation, the fees and expenses of counsel to the Administrative Agent, have been paid; and

(xx)        such other documents, agreements and instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably request;

(b)          there shall not have occurred or become known to the Administrative Agent or any of the Lenders any event, condition, situation or status since the date of the information contained in the financial and business projections, budgets, pro forma data and forecasts concerning the Borrower and its Subsidiaries delivered to the Administrative Agent and the Lenders prior to the Agreement Date that has had or could reasonably be expected to result in a Material Adverse Effect;

(c)          no litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which could reasonably be expected to (A) result in a Material Adverse Effect or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect, the ability of the Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party;

(d)          the Borrower, the other Loan Parties and the other Subsidiaries shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (A) any Applicable Law or (B) any agreement, document or instrument to which any Loan Party is a party or by which any of them or their respective properties is bound except for such approvals, consents, waivers, filings and notices the receipt, making or giving of which could not reasonably be likely to (A) have a Material Adverse Effect or (B) restrain or enjoin or impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of the Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party; and

(e)          the Borrower and each other Loan Party shall have provided all information requested by the Administrative Agent and each Lender in order to comply with applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act.

Section 6.2. Conditions Precedent to All Loans and Letters of Credit.

In addition to satisfaction or waiver of the conditions precedent contained in Section 6.1., the obligations of (i) Lenders to make any Loans and (ii) the Issuing Bank to issue Letters of Credit are each subject to the further conditions precedent that: (a) no Default or Event of Default shall exist as of the date of the making of such Loan or date of issuance of such Letter of Credit or would exist immediately after giving effect thereto, and no violation of the limits described in Section 2.14. would occur after giving effect thereto; (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of the making of such Loan or date of issuance of such Letter of Credit with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder, (c) in the case of the borrowing of Revolving Loans, the Administrative Agent shall have received a timely Notice of Borrowing, in the case of a Swingline Loan, the Swingline Lender shall have received a timely Notice of Swingline Borrowing, and in the case of the issuance of a Letter of Credit the Issuing Bank and the Administrative Agent shall have received a timely request for the issuance of such Letter of Credit, and (d) the Administrative Agent shall have received a Borrowing Base Certificate calculated as of date requested for such Credit Event. Each Credit Event shall constitute a certification by the Borrower to the effect set forth in clauses (a) and (b) in the preceding sentence (both as of the date of the giving of notice relating to such Credit Event and, unless the Borrower otherwise notifies the Administrative Agent prior to the date of such Credit Event, as of the date of the occurrence of such Credit Event). In addition, the Borrower shall be deemed to have represented to the Administrative Agent and the Lenders at the time any Loan is made or any Letter of Credit is issued that all conditions to the making of such Loan or issuing of such Letter of Credit contained in this Article VI. have been satisfied. Unless set forth in writing to the contrary, the making of its initial Loan by a Lender shall constitute a certification by such Lender to the Administrative Agent for the benefit of the Administrative Agent and the Lenders that the conditions precedent for initial Loans set forth in Sections 6.1. and 6.2. that have not previously been waived by the Lenders in accordance with the terms of this Agreement have been satisfied.

Article VII. Representations and Warranties

Section 7.1. Representations and Warranties.

In order to induce the Administrative Agent and each Lender to enter into this Agreement and to make Loans and, in the case of the Issuing Bank, to issue Letters of Credit, each of the Parent and the Borrower represents and warrants to the Administrative Agent, the Issuing Bank and each Lender as follows:

(a)          Organization; Power; Qualification. Each of the Parent, the Borrower, the other Loan Parties and the other Subsidiaries is a corporation, partnership or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign corporation, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized could reasonably be expected to have, in each instance, a Material Adverse Effect.

(b)          Ownership Structure. Part I of Schedule 7.1.(b) is, as of the Agreement Date, a complete and correct list of all Subsidiaries of the Parent setting forth for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding any Equity Interest in such Subsidiary, (iii) the nature of the Equity Interests held by each such Person, (iv) the percentage of ownership of such Subsidiary represented by such Equity Interests and (v) whether such Subsidiary is a Material Subsidiary and if so, whether such Subsidiary is an Excluded Subsidiary. As of the Agreement Date, except as disclosed in such Schedule, (A) each of the Parent and its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens of the types described in clauses (a) and (f) of the definition of the term “Permitted Liens”), and has the unencumbered right to vote, all outstanding Equity Interests in each Person shown to be held by it on such Schedule, (B) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (C) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, any such Person. As of the Agreement Date, Part II of Schedule 7.1.(b) correctly sets forth all Unconsolidated Affiliates of the Parent, including the correct legal name of such Person, the type of legal entity which each such Person is, and all Equity Interests in such Person held directly or indirectly by the Parent.

(c)          Authorization of Loan Documents and Borrowings. The Borrower has the right and power, and has taken all necessary action to authorize it, to borrow and obtain other extensions of credit hereunder. Each of the Parent, the Borrower and each other Loan Party has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby. The Loan Documents to which the Parent, the Borrower or any other Loan Party is a party have been duly executed and delivered by the duly authorized officers of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein and as may be limited by equitable principles generally.

(d)          Compliance of Loan Documents with Laws. The execution, delivery and performance of this Agreement and the other Loan Documents to which any Loan Party is a party in accordance with their respective terms and the borrowings and other extensions of credit hereunder do not and will not, by the passage of time, the giving of notice, or both: (i) require any Governmental Approval or violate any Applicable Law (including all Environmental Laws) relating to the Parent, the Borrower or any other Loan Party; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of any Loan Party, or any indenture, agreement or other instrument to which the Parent, the Borrower or any other Loan Party is a party or by which it or any of its respective properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by any Loan Party other than in favor of the Administrative Agent for its benefit and the benefit of the other Lender Parties.

(e)          Compliance with Law; Governmental Approvals. Each of the Parent, the Borrower, the other Loan Parties and the other Subsidiaries is in compliance with each Governmental Approval and all other Applicable Laws relating to it except for noncompliances which, and Governmental Approvals the failure to possess which, could not, individually or in the aggregate, reasonably be expected to cause a Default or Event of Default or have a Material Adverse Effect.

(f)          Title to Properties; Liens. Schedule 7.1.(f) is, as of the Agreement Date, a complete and correct listing of all real estate assets of the Borrower, each other Loan Party and each other Subsidiary, setting forth, for each such Property, the current occupancy status of such Property and whether such Property is a Development Property and, if such Property is a Development Property, the status of completion of such Property. Schedule 4.1. is, as of the Agreement Date, a complete and correct listing of all Borrowing Base Properties. Each of the Borrower, each other Loan Party and each other Subsidiary has good, marketable and legal title to, or a valid leasehold interest in, its respective assets. No Borrowing Base Property is subject to any Lien other than Permitted Liens. Each Property included in the calculation of the Borrowing Base Availability satisfies all requirements under the Loan Documents for being an Eligible Property.

(g)          Existing Indebtedness. Schedule 7.1.(g) is, as of the Agreement Date, a complete and correct listing of all Indebtedness (including all Guarantees) of each of the Parent, the Borrower, the other Loan Parties and the other Subsidiaries, and if such Indebtedness is secured by any Lien, a description of all of the property subject to such Lien. As of the Agreement Date, the Parent, the Borrower, the other Loan Parties and the other Subsidiaries have performed and are in compliance with all of the material terms of such Indebtedness and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute a default or event of default, exists with respect to any such Indebtedness.

(h)          Material Contracts. Schedule 7.1.(h) is, as of the Agreement Date, a true, correct and complete listing of all Material Contracts. Each of the Parent, the Borrower, the other Loan Parties and the other Subsidiaries that are parties to any Material Contract has performed and is in compliance with all of the material terms of such Material Contract, and no default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute such a default or event of default, exists with respect to any such Material Contract.

(i)          Litigation. Except as set forth on Schedule 7.1.(i), there are no actions, suits or proceedings pending (or, to the knowledge of any Loan Party, are there any actions, suits or proceedings threatened) against or in any other way relating adversely to or affecting the Parent, the Borrower, any other Loan Party, any other Subsidiary or any of their respective property in any court or before any arbitrator of any kind or before or by any other Governmental Authority which, (i) could reasonably be expected to have a Material Adverse Effect or (ii) in any manner draws into question the validity or enforceability of any Loan Document. There are no strikes, slow downs, work stoppages or walkouts or other labor disputes in progress or threatened relating to, any Loan Party or any other Subsidiary.

(j)          Taxes. All federal, state and other tax returns of the Parent, the Borrower, each other Loan Party and each other Subsidiary required by Applicable Law to be filed have been duly filed, and all federal, state and other taxes, assessments and other governmental charges or levies upon, each Loan Party, each other Subsidiary and their respective properties, income, profits and assets which are due and payable have been paid, except any such nonpayment or non-filing which is at the time permitted under Section 8.6. As of the Agreement Date, none of the United States income tax returns of the Parent, the Borrower, any other Loan Party or any other Subsidiary is under audit. All charges, accruals and reserves on the books of the Parent, the Borrower, the other Loan Parties and the other Subsidiaries in respect of any taxes or other governmental charges are in accordance with GAAP.

(k)          Financial Statements; No Material Weaknesses. The Borrower has furnished to each Lender copies of the unaudited consolidated balance sheet of the Parent and its consolidated Subsidiaries for the fiscal quarter ended September 30, 2013, and the related unaudited consolidated statements of operations, shareholders’ equity and cash flow of the Parent and its consolidated Subsidiaries for the three fiscal quarter period ended on such date. Such financial statements (including in each case related schedules and notes) are complete and correct in all material respects and present fairly, in accordance with GAAP consistently applied throughout the periods involved, the consolidated financial position of the Borrower and its consolidated Subsidiaries or the Parent and its consolidated Subsidiaries, as the case may be, as at their respective dates and the results of operations and the cash flow for such periods (subject, as to interim statements, to changes resulting from normal year-end audit adjustments). Neither the Parent nor any of its Subsidiaries has on the Agreement Date any material contingent liabilities, liabilities, liabilities for taxes, unusual or long-term commitments or unrealized or forward anticipated losses from any unfavorable commitments that would be required to be set forth in its financial statements or notes thereto, except as referred to or reflected or provided for in said financial statements. Since the date of the audited financial statements of the Borrower and its consolidated Subsidiaries for the fiscal year ended December 31, 2012, no Internal Control Event has occurred, other than as disclosed in reports of the Parent filed prior to the Agreement Date with the SEC.

(l)          No Material Adverse Change; Solvency. Since September 30, 2013, there has been no event, change, circumstance or occurrence that could reasonably be expected to have a Material Adverse Effect. Each of the Parent and the Borrower is Solvent, and the Parent, the Borrower and the other Subsidiaries, taken as a whole, are Solvent.

(m)          Operating Statements. Each of the operating summaries pertaining to each of the Stabilized Properties then included in calculations of the Borrowing Base Availability delivered by the Borrower to the Administrative Agent in accordance with Section 9.4.(c) fairly presents the Adjusted Net Operating Income of each such Property for the period then ended.

(n)          ERISA.

(i)          Except as to any noncompliance which could not reasonably be expected to have a Material Adverse Effect, each Benefit Arrangement is in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other Applicable Laws in all material respects. Except with respect to Multiemployer Plans and except as could not reasonably be expected to have a Material Adverse Effect, each Qualified Plan (A) has received a favorable determination from the Internal Revenue Service applicable to such Qualified Plan’s current remedial amendment cycle (as defined in Revenue Procedure 2007-44 or “2007-44” for short), (B) has timely filed for a favorable determination letter from the Internal Revenue Service during its staggered remedial amendment cycle (as defined in 2007-44) and such application is currently being processed by the Internal Revenue Service, (C) had filed for a determination letter prior to its “GUST remedial amendment period” (as defined in 2007-44) and received such determination letter and the staggered remedial amendment cycle first following the GUST remedial amendment period for such Qualified Plan has not yet expired, or (D) is maintained under a prototype plan and may rely upon a favorable opinion letter issued by the Internal Revenue Service with respect to such prototype plan. To the best knowledge of the Parent and the Borrower, nothing has occurred which would cause the loss of its reliance on each Qualified Plan’s favorable determination letter or opinion letter.

(ii)         With respect to any Benefit Arrangement that is a retiree welfare benefit arrangement, all amounts have been accrued on the applicable ERISA Group’s financial statements in accordance with FASB ASC 715. The “benefit obligation” of all Plans does not exceed the “fair market value of plan assets” for such Plans by more than $10,000,000 all as determined by and with such terms defined in accordance with FASB ASC 715.

(iii)        Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) no ERISA Event has occurred or is expected to occur; (ii) there are no pending, or to the best knowledge of the Borrower, threatened, claims, actions or lawsuits or other action by any Governmental Authority, plan participant or beneficiary with respect to a Benefit Arrangement; (iii) there are no violations of the fiduciary responsibility rules with respect to any Benefit Arrangement; and (iv) no member of the ERISA Group has engaged in a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code, in connection with any Plan, that would subject any member of the ERISA Group to a tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Internal Revenue Code.

(o)          Absence of Default. None of the Loan Parties or any of the other Subsidiaries is in default under its certificate or articles of incorporation or formation, bylaws, partnership agreement or other similar organizational documents, and no event has occurred, which has not been remedied, cured or waived: (i) which constitutes a Default or an Event of Default; or (ii) which constitutes, or which with the passage of time, the giving of notice, or both, would constitute, a default or event of default by, any Loan Party or any other Subsidiary under any agreement (other than this Agreement) or judgment, decree or order to which any such Person is a party or by which any such Person or any of its respective properties may be bound where such default or event of default could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(p)          Environmental Laws. Each of the Parent, the Borrower, each other Loan Party and the other Subsidiary: (i) is in compliance with all Environmental Laws applicable to its business, operations and the Properties, (ii) has obtained all Governmental Approvals which are required under Environmental Laws, and each such Governmental Approval is in full force and effect, and (iii) is in compliance with all terms and conditions of such Governmental Approvals, where with respect to each of the immediately preceding clauses (i) through (iii) the failure to obtain or to comply with could reasonably be expected to have a Material Adverse Effect. Except for any of the following matters that could not reasonably be expected to have a Material Adverse Effect, no Loan Party has any knowledge of, or has received notice of, any past, present, or pending releases, events, conditions, circumstances, activities, practices, incidents, facts, occurrences, actions, or plans that, with respect to any Loan Party or any other Subsidiary, their respective businesses, operations or with respect to the Properties, may: (x) cause or contribute to an actual or alleged violation of or noncompliance with Environmental Laws, (y) cause or contribute to any other potential common-law or legal claim or other liability, or (z) cause any of the Properties to become subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law or require the filing or recording of any notice, approval or disclosure document under any Environmental Law and, with respect to the immediately preceding clauses (x) through (z) is based on or related to the on-site or off-site manufacture, generation, processing, distribution, use, treatment, storage, disposal, transport, removal, clean up or handling, or the emission, discharge, release or threatened release of any wastes or Hazardous Material, or any other requirement under Environmental Law. There is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, mandate, order, lien, request, investigation, or proceeding pending or, to the Parent’s or the Borrower’s knowledge after due inquiry, threatened, against the Parent, the Borrower, any other Loan Party or any other Subsidiary relating in any way to Environmental Laws which, reasonably could be expected to have a Material Adverse Effect. None of the Properties is listed on or proposed for listing on the National Priority List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and its implementing regulations, or any state or local priority list promulgated pursuant to any analogous state or local law. To the Parent’s or the Borrower’s knowledge, no Hazardous Materials generated at or transported from the Properties are or have been transported to, or disposed of at, any location that is listed or proposed for listing on the National Priority List or any analogous state or local priority list, or any other location that is or has been the subject of a clean-up, removal or remedial action pursuant to any Environmental Law, except to the extent that such transportation or disposal could not reasonably be expected to result in a Material Adverse Effect.

(q)          Investment Company. None of the Parent, the Borrower, any other Loan Party or any other Subsidiary is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or obtain other extensions of credit or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.

(r)          Margin Stock. None of the Parent, the Borrower, any other Loan Party or any other Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, and no proceeds of any Loan have been used to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry and margin stock.

(s)          Affiliate Transactions. Except as permitted by Section 10.8. or as otherwise set forth on Schedule 7.1.(s), none of the Parent, the Borrower, any other Loan Party or any other Subsidiary is a party to or bound by any agreement or arrangement with any Affiliate.

(t)          Intellectual Property. Each of the Loan Parties and each other Subsidiary owns or has the right to use, under valid license agreements or otherwise, all patents, licenses, franchises, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) necessary to the conduct of its businesses, without known conflict with any patent, license, franchise, trademark, trademark right, service mark, service mark right, trade secret, trade name, copyright, or other proprietary right of any other Person. All such Intellectual Property is fully protected and/or duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filing or issuances. No material claim has been asserted by any Person with respect to the use of any such Intellectual Property by the Parent, the Borrower, any other Loan Party or any other Subsidiary, or challenging or questioning the validity or effectiveness of any such Intellectual Property. The use of such Intellectual Property by the Parent, the Borrower, the other Loan Parties and the other Subsidiaries does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liabilities on the part of the Borrower, any other Loan Party or any other Subsidiary that could reasonably be expected to have a Material Adverse Effect.

(u)          Business. As of the Agreement Date, the Parent, the Borrower, the other Loan Parties and the other Subsidiaries are engaged in the business of acquiring, owning, developing and operating multifamily Properties, together with other business activities incidental or closely related thereto.

(v)         Broker’s Fees. No broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby. No other similar fees or commissions will be payable by any Loan Party for any other services rendered to the Parent, the Borrower, any other Loan Party or any other Subsidiary ancillary to the transactions contemplated hereby.

(w)          Accuracy and Completeness of Information. All written information, reports and other papers and data (other than financial projections and other forward looking statements) furnished to the Administrative Agent or any Lender by, on behalf of, or at the direction of, the Parent, the Borrower, any other Loan Party or any other Subsidiary were, at the time the same were so furnished, complete and correct in all material respects, or in the case of financial statements, present fairly, in accordance with GAAP consistently applied throughout the periods involved, the financial position of the Persons involved as at the date thereof and the results of operations for such periods (subject, as to interim statements, to changes resulting from normal year end audit adjustments and absence of full footnote disclosure). All financial projections and other forward looking statements prepared by or on behalf of the Parent, the Borrower, any other Loan Party or any other Subsidiary that have been or may hereafter be made available to the Administrative Agent or any Lender were or will be prepared in good faith based on reasonable assumptions. No fact is known as of the Agreement Date to any Loan Party which has had, or may in the future have (so far as any Loan Party can reasonably foresee), a Material Adverse Effect which has not been set forth in the financial statements referred to in Section 7.1.(k) or in such information, reports or other papers or data or otherwise disclosed in writing to the Administrative Agent and the Lenders. No document furnished or written statement made to the Administrative Agent or any Lender in connection with the negotiation, preparation or execution of, or pursuant to, this Agreement or any of the other Loan Documents contains any untrue statement of a material fact, or omits to state a material fact necessary in order to make the statements contained therein not misleading.

(x)          Not Plan Assets; No Prohibited Transactions. None of the assets of the Parent, the Borrower, any other Loan Party or any other Subsidiary constitutes “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder. Assuming that no Lender funds any amount payable by it hereunder with “plan assets,” as that term is defined in 29 C.F.R. 2510.3-101, the execution, delivery and performance of this Agreement and the other Loan Documents, and the extensions of credit and repayment of amounts hereunder, do not and will not constitute “prohibited transactions” under ERISA or the Internal Revenue Code.

(y)          OFAC. None of the Parent, the Borrower, any of the other Loan Parties, any of the other Subsidiaries, or, to the knowledge of the Parent or the Borrower, any other Affiliate of the Borrower: (i) is a person named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) available at http://www.treas.gov/offices/enforcement/ofac/index.shtml, or as otherwise published from time to time; (ii) is (A) an agency of the government of a country, (B) an organization controlled by a country, or (C) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/index.shtml, or as otherwise published from time to time, as such program may be applicable to such agency, organization or person; or (iii) derives any of its assets or operating income from investments in or transactions with any such country, agency, organization or person; and none of the proceeds from any Loan, and no Letter of Credit, will be used to finance any operations, investments or activities in, or make any payments to, any such country, agency, organization, or person.

(z)          REIT Status. The Parent qualifies as, and has elected to be treated as, a REIT and is in compliance with all requirements and conditions imposed under the Internal Revenue Code to allow the Borrower to maintain its status as a REIT.

(aa)         Borrowing Base Properties. Each Property included in calculation of the Borrowing Base Availability satisfies all of the requirements contained in the definition of “Eligible Property” except in the case of a Property included as a Borrowing Base Property pursuant to Section 4.1.(c) to the extent the requirements in the definition of “Eligible Property” were waived by the Lenders, pursuant to Section 4.1.(c) at the time such Property was included as a Borrowing Base Property and such Property has not ceased to be a Borrowing Base Property pursuant to the definition thereof. No Property described in the definition of “Borrowing Base Property” that is to be excluded from determinations of the Aggregate Borrowing Base Properties Value, Adjusted Stabilized Property Value, Pre-Stabilized Properties Borrowing Base Availability, Stabilized Properties Borrowing Base Availability, or Borrowing Base Availability, as applicable, has been included in the calculation thereof.

(bb)         Security Interests. Each of the Security Documents creates, as security for the Guaranteed Obligations, a valid and enforceable Lien on all of the Collateral, superior to and prior to the rights of all third Persons and subject to no other Liens (other than Permitted Liens) in favor of the Administrative Agent for the benefit of the Lender Parties.

(cc)         Tenant Deposit Accounts. No Tenant Deposit Accounts exist other than those identified on the list of Tenant Deposit Accounts provided by the Parent pursuant to Section 6.1.(a)(xiv)(O) and those identified in accordance with Section 8.14. No Tenant Deposit Account is held by any Person other than the Borrower, any other Loan Party or any other Subsidiary.

Section 7.2. Survival of Representations and Warranties, Etc.

All statements contained in any certificate, financial statement or other instrument delivered by or on behalf of any Loan Party or any other Subsidiary to the Administrative Agent or any Lender pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment thereto or any statement contained in any certificate, financial statement or other instrument delivered by or on behalf of any Loan Party prior to the Agreement Date and delivered to the Administrative Agent or any Lender in connection with the underwriting or closing the transactions contemplated hereby) shall constitute representations and warranties made by the Parent and the Borrower under this Agreement. All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Agreement Date, the Effective Date, the date on which any extension of the Termination Date is effectuated pursuant to Section 2.12., the date on which any increase of the Commitments is effectuated pursuant to Section 2.15. and at and as of the date of the occurrence of each Credit Event, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder. All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans and the issuance of the Letters of Credit.

Article VIII. Affirmative Covenants

For so long as this Agreement is in effect, the Parent and the Borrower shall comply with the following covenants:

Section 8.1. Preservation of Existence and Similar Matters.

Except as otherwise permitted under Section 10.4., the Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, preserve and maintain its respective existence, rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization and where the failure to be so authorized and qualified could reasonably be expected to have a Material Adverse Effect.

Section 8.2. Compliance with Applicable Law.

The Parent and the Borrower shall comply, and shall cause each other Loan Party and each other Subsidiary to comply, and the Parent and the Borrower shall use, and shall cause each other Loan Party and each other Subsidiary to use, commercially reasonable efforts to cause all other Persons occupying, using or present on the Properties to comply, with all Applicable Law, including the obtaining of all Governmental Approvals, the failure with which to comply could reasonably be expected to have a Material Adverse Effect.

Section 8.3. Maintenance of Property.

Subject to Section 10.4., in addition to the requirements of any of the other Loan Documents, the Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, protect and preserve all of its respective material properties, including, but not limited to, all Intellectual Property necessary to the conduct of its respective business, and maintain in good repair, working order and condition all tangible properties, ordinary wear and tear, casualty and condemnation excepted.

Section 8.4. Insurance.

In addition to the requirements of any of the other Loan Documents, the Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, maintain insurance (on a replacement cost basis) with financially sound and reputable insurance companies against such risks and in such amounts as is customarily maintained by Persons engaged in similar businesses or as may be required by Applicable Law. The Borrower shall from time to time deliver to the Administrative Agent upon request a detailed list, together with copies of all policies of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby. If any Borrowing Base Property is identified as a Property located within a special flood hazard area on a Federal Emergency Management Agency Standard Flood Hazard determination form, the Borrower shall provide evidence of flood insurance which (a) provides coverage in an amount equal to the greater of (x)(i) if such Borrowing Base Property is a Pre-Stabilized Property, the Pre-Stabilized Property Value or (ii) if such Borrowing Base Property is a Stabilized Property, the Stabilized Property Value and (y) the amount of coverage available through the National Flood Insurance Program, and (b) complies with all mandatory flood insurance purchase requirements of the National Flood Insurance Act of 1994.

Section 8.5. Punctual Payment.

The Borrower shall duly and punctually pay or cause to be paid the principal and interest on the Loans and all interest and fees provided for in this Agreement, all in accordance with the terms of this Agreement and the Notes, as well as all other sums owing pursuant to the Loan Documents.

Section 8.6. Payment of Taxes and Claims.

The Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, pay and discharge when due (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any properties of such Person; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of such Person in accordance with GAAP.

Section 8.7. Books and Records; Inspections.

The Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities. The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, permit representatives of the Administrative Agent or any Lender to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants (in the presence of an officer of the Borrower if an Event of Default does not then exist), all at such reasonable times during business hours and as often as may reasonably be requested and so long as no Event of Default exists, with reasonable prior notice. The Borrower shall be obligated to reimburse the Administrative Agent and the Lenders for their reasonable costs and expenses incurred in connection with the exercise of their rights under this Section only if such exercise occurs while a Default or Event of Default exists. The Borrower hereby authorizes and instructs its accountants to discuss the financial affairs of the Borrower, any other Loan Party or any other Subsidiary with the Administrative Agent or any Lender.

Section 8.8. Use of Proceeds.

The Parent and the Borrower will use the proceeds of Loans only (a) for the payment of pre-development and development costs incurred in connection with Properties owned by the Parent and the Borrower or any Subsidiary; (b) to finance acquisitions otherwise permitted under this Agreement; (c) to finance capital expenditures and the repayment of Indebtedness of the Borrower and its Subsidiaries; and (d) to provide for the general working capital needs of the Borrower and its Subsidiaries and for other general corporate purposes of the Borrower and its Subsidiaries. The Borrower shall only use Letters of Credit for the same purposes for which it may use the proceeds of Loans. The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, use any part of such proceeds to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such margin stock;

Section 8.9. Environmental Matters.

The Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, comply with all Environmental Laws the failure with which to comply could reasonably be expected to have a Material Adverse Effect. The Parent and the Borrower shall comply, and shall cause each other Loan Party and each other Subsidiary to comply, and the Parent and the Borrower shall use, and shall cause each other Loan Party and each other Subsidiary to use, commercially reasonable efforts to cause all other Persons occupying, using or present on the Properties to comply, with all Environmental Laws the failure with which to comply could reasonably be expected to have a Material Adverse Effect. The Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary, promptly take all actions and pay or arrange to pay all costs necessary for it and for the Properties to comply with all Environmental Laws and all Governmental Approvals, including actions to remove and dispose of all Hazardous Materials and to clean up the Properties as required under Environmental Laws, except where failure to so comply could not be expected to have a Material Adverse Effect. The Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, promptly take all actions necessary to prevent the imposition of any Liens on any of their respective properties arising out of or related to any Environmental Laws. Nothing in this Section shall impose any obligation or liability whatsoever on the Administrative Agent or any Lender.

Section 8.10. Further Assurances.

At the Borrower’s cost and expense and upon request of the Administrative Agent, the Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, duly execute and deliver or cause to be duly executed and delivered, to the Administrative Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

Section 8.11. REIT Status.

The Parent shall maintain its status as, and election to be treated as, a REIT under the Internal Revenue Code.

Section 8.12. Exchange Listing.

The Parent shall maintain at least one class of common shares of the Parent having trading privileges on the New York Stock Exchange or NYSE Amex Equities or which is subject to price quotations on The NASDAQ Stock Market’s National Market System.

Section 8.13. Guarantors; Release of Guarantors and Pledgors.

(a)          The Parent shall cause any Subsidiary (other than an Excluded Subsidiary) of the Parent or the Borrower that is not already a Guarantor and to which either of the following conditions applies (each a “New Guarantor”) to execute and deliver to the Administrative Agent within 5 Business Days of such condition occurring an Accession Agreement to the Guaranty, together with the items that would have been delivered under Sections 6.1.(a)(vi) through (x) and (xx) (other than the items in Sections 6.1.(a)(vii), (viii), (ix) and (x) thereof for the general partner or manager of such Subsidiary if such items have previously been delivered hereunder) and under Section 6.1.(e) as if such Subsidiary had been a Guarantor on the Agreement Date; provided, however, that promptly (and in any event within 5 Business Days) upon any Excluded Subsidiary ceasing to be subject to the restriction which prevented it from becoming a Guarantor on the Effective Date or delivering an Accession Agreement pursuant to this Section, as the case may be, such Subsidiary shall comply with the provisions of this Section:

(i)          such Subsidiary is a Material Subsidiary; or

(ii)         such Subsidiary is a Property Owner.

(b)          The Borrower may request in writing that the Administrative Agent release, and upon receipt of such request the Administrative Agent shall release, a Guarantor (other than the Parent) from the Guaranty so long as: (i) such Guarantor owns no Borrowing Base Property; (ii) such Guarantor is not otherwise required to be a party to the Guaranty under the immediately preceding subsection (a); (iii) no Default or Event of Default shall then be in existence or would occur as a result of such release, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 10.1.; (iv) the representations and warranties made or deemed made by the Parent, the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of such release with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Loan Documents; and (v) the Administrative Agent shall have received such written request at least 10 Business Days (or such shorter period as may be acceptable to the Administrative Agent) prior to the requested date of release. Delivery by the Borrower to the Administrative Agent of any such request shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request.

(c)          Release of Pledgors. In connection with the release of a Borrowing Base Property under Section 4.2., simultaneously with such Property Release, the Administrative Agent shall release from the Lien of the Pledge Agreement the Equity Interests of the Property Owner of such Borrowing Base Property.

Section 8.14. Cash Management.

(a)          The Parent and the Borrower shall, and shall cause any other Loan Party or other Subsidiary to, obtain and maintain an authenticated Deposit Account Control Agreement from each financial institution or securities intermediary (as defined in the UCC) at which the Parent, the Borrower, such other Loan Party or such other Subsidiary, as applicable, holds a Tenant Deposit Account on the Effective Date and on any date thereafter. At all times until the Termination Date, the Parent and the Borrower shall cause any Person receiving any Rents to deposit or cause to be deposited promptly, and in any event no later than 1 Business Day after the receipt thereof, all checks, drafts and similar items of payment of Rents into one or more of the Tenant Deposit Accounts that is subject to a Deposit Account Control Agreement. Prior to depositing Rents into any account that is to become a Tenant Deposit Account that is not on the list of Tenant Deposit Accounts delivered to the Administrative Agent pursuant to Section 6.1.(a)(xiv)(O), the Borrower shall deliver to the Administrative Agent (a) written notice of the intent to deposit Rents into such account, in which notice the Borrower specifies the name of the holder of such account, the name and address of the financial institution or securities intermediary, as applicable, at which such account is held and the account number for such account, (b) if the name of the holder of such account is not a Property Owner, a supplement to the Security Agreement in the form attached thereto, and (c) a Deposit Account Control Agreement to which such account is subject.

(b)          The holder of any Tenant Deposit Account shall have the right to withdraw and direct the disposition of funds on deposit, or provide entitlement orders (as defined in the UCC) with respect to securities held, as applicable, in such Tenant Deposit Account unless an Event of Default specified in Sections 11.1.(a), 11.1.(e) or 11.1.(f) has occurred or, as a result of the occurrence of any other Event of Default, the Obligations have been accelerated pursuant to Section 11.2. If any of the foregoing events has occurred, in addition to each other right, power and remedy of the Administrative Agent provided for in this Agreement, the Loan Documents, or Applicable Law, the Administrative Agent shall have, the right to apply all amounts on deposit or held in such Tenant Deposit Account to the Obligations in accordance with Section 11.5.

Section 8.15. Post-Closing.

(a)          Not later than April 11, 2014 (or such later date to which the Administrative Agent may agree in its sole discretion in a writing), the Borrower shall deliver to the Administrative Agent evidence that an operations and maintenance (O&M) program in form and substance reasonably satisfactory to the Administrative Agent and prepared by an environmental consultant reasonably acceptable to the Administrative Agent has been implemented in order to safely manage the identified and suspect asbestos-containing material located at the Property located at 6300 Round Rock Trail, Plano, Texas

(b)          The Borrower shall: (i) by no later than July 31,2014, complete or cause to be completed all work and submit or cause to be submitted all requisite documentation to any applicable Governmental Authority necessary to cure all of the violations set forth on Schedule 8.15.(b) (collectively, the “Violations”), provided, however, if the Borrower does not complete or cause to be completed such work or submit or cause to be submitted such documentation by July 31, 2014, but is diligently, expeditiously and in good faith pursuing the completion of such work and submittal of such documentation during such 6 month period, the Borrower shall have an additional 3 months to complete or cause to be completed such work and submit or cause to be submitted such documentation; (ii) by no later than March 30, 2014 pay any charges necessary to cure such Violations, if applicable; otherwise, within 30 days of completion of the time the Violations have been cured; (iii) diligently and in good faith, use commercially reasonable efforts, to cause all of the Violations to be removed of record; and (iv) promptly upon satisfaction of any of the foregoing items, deliver evidence reasonably satisfactory to the Administrative Agent that such items have been satisfied. Upon the Administrative Agent’s request, the Borrower shall provide to the Administrative Agent periodic updates regarding progress in completing or causing to be completed such work or submitting or causing to be submitted such documentation and such other information as the Administrative Agent may reasonably request.

(c)          With respect to that certain Property located at 15678 Knoll Trail Drive, Texas 75248, (i) by no later than July 31, 2014 (or such later date to which the Administrative Agent may agree in its sole discretion in a writing), Borrower shall diligently pursue and obtain (or cause to be pursued and obtained) a renewal fire permit (the “Permit”) and (ii) by no later than March 31, 2014, obtain all required certificates of occupancy from the applicable Governmental Authority in the name of Merce Partners, LLC or provide other evidence, including, without limitation, an updated zoning report, in a form reasonably acceptable to the Administrative Agent, which updated zoning report shall state that all required certificates of occupancy have been issued or that an absence of a copy of a certificate of occupancy is not a violation or does not give rise to an enforcement action. Upon receipt of the Permit, the Borrower shall provide a copy of the same to the Administrative Agent.

(d)          With respect to that certain Property located at 225 Arbor Commons Circle, Memphis, Tennessee 38120 (the “Memphis Property”), the Borrower shall, by no later than July 31, 2014,(i) complete or cause to be completed all work and submit or cause to be submitted all requisite documentation, including, without limitation, filing an approved Phase 8 plat to reflect the common wall location of Units 101-106 of Buildings 6 through 12 and Building 14 and Units 101-107 of Building 13 (as more specifically set forth on page 2 of that certain letter from the Memphis and Shelby County Office of Planning and Development, dated January 30, 2014 and attached hereto as Schedule 8.15.(d) (the “Memphis Letter”) to any applicable Governmental Authority necessary to remove the open violation disclosed on page 2 of the Memphis Letter and (ii) deliver or cause delivery to the Administrative Agent a letter from the Memphis and Shelby County Office of Planning and Development in form and substance reasonably satisfactory to the Administrative Agent confirming the removal of any open violation at the Memphis Property.

Article IX. Information

For so long as this Agreement is in effect, the Borrower shall furnish to the Administrative Agent for distribution to each of the Lenders:

Section 9.1. Quarterly Financial Statements.

As soon as available and in any event within 5 days after the same is required to be filed with the SEC (but in no event later than 50 days after the end of each of the first, second and third fiscal quarters of the Parent), the unaudited consolidated balance sheet of the Parent and its Subsidiaries as at the end of such period and the related unaudited consolidated statements of operations, stockholders’ equity and cash flows of the Parent and its Subsidiaries for such period, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous fiscal year, all of which shall be certified by the chief financial officer or chief accounting officer of the Parent, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the consolidated financial position of the Parent and its Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year-end audit adjustments).

Section 9.2. Year-End Statements.

As soon as available and in any event within 5 days after the same is required to be filed with the SEC (but in no event later than 95 days after the end of each fiscal year of the Parent), the audited balance sheet of the Parent and its Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of operations, stockholders’ equity and cash flows of the Parent and its Subsidiaries for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be (a) certified by the chief financial officer or chief accounting officer of the Parent, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the financial position of the Parent and its Subsidiaries as at the date thereof and the result of operations for such period and (b) accompanied by the report thereon of Grant Thornton LLP or any other independent certified public accountants of recognized national standing acceptable to the Administrative Agent, whose report shall not be subject to (i) any “going concern” or like qualification or exception or (ii) any qualification or exception as to the scope of such audit.

Section 9.3. Compliance Certificate.

At the time the financial statements are furnished pursuant to Sections 9.1. and 9.2., a certificate substantially in the form of Exhibit Q (a “Compliance Certificate”) executed on behalf of the Parent by the chief financial officer of the Parent (a) setting forth in reasonable detail as of the end of such fiscal quarter or fiscal year, as the case may be, the calculations required to establish whether the Parent was in compliance with the covenants contained in Section 10.1.; and (b) stating, to the best of his or her knowledge, information and belief, that no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred and the steps being taken by the Borrower with respect to such event, condition or failure.

Section 9.4. Other Information.

(a)          Promptly upon receipt thereof, copies of all reports, if any, submitted to the Parent or its Board of Directors by its independent public accountants including, without limitation, any management report;

(b)          Promptly upon the mailing thereof to the shareholders of the Parent generally, copies of all financial statements, reports and proxy statements so mailed and promptly upon the issuance thereof copies of all press releases issued by the Parent, the Borrower, any other Subsidiary or any other Loan Party;

(c)          Within 45 days after the end of each fiscal quarter of the Parent, (i) a Borrowing Base Certificate setting forth the information to be contained therein as of the last day of such fiscal quarter and (ii) an operating statement with respect to each Borrowing Base Property, including without limitation, (x) statements of Net Operating Income for (1) such fiscal quarter (setting forth in comparative form the Net Operating Income for the corresponding quarter of the previous fiscal year) , (2) the year-to date and (3) the period of 12 consecutive months ended as of the end of such fiscal quarter and (y) a leasing/occupancy status report together with a current rent roll (including rental rate and lease expiration detail) for such Property.

(d)          Prior to January 1 of each year prior to the Termination Date, a property budget for each Borrowing Base Property for the coming fiscal year of the Parent and a statement detailing the capital expenditures made in the previous fiscal year for each Borrowing Base Property.

(e)          If any ERISA Event shall occur that individually, or together with any other ERISA Event that has occurred, could reasonably be expected to have a Material Adverse Effect, promptly thereafter a certificate of the chief executive officer or chief financial officer of the Borrower setting forth details as to such occurrence and the action, if any, which the Parent or applicable member of the ERISA Group is required or proposes to take;

(f)          To the extent any Loan Party or any other Subsidiary is aware of the same, prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating to, or affecting, any Loan Party or any other Subsidiary or any of their respective properties, assets or businesses which could reasonably be expected to have a Material Adverse Effect, and prompt notice of the receipt of notice that any United States income tax returns of any Loan Party or any other Subsidiary are being audited;

(g)          A copy of any amendment to the certificate or articles of incorporation or formation, bylaws, partnership agreement or other similar organizational documents of the Parent, the Borrower, or any other Loan Party within 15 Business Days after the effectiveness thereof;

(h)          Prompt notice of (i) any change in the senior management of the Borrower, any other Loan Party or any other Subsidiary, (ii) any change in the business, assets, liabilities, financial condition, or results of operations of any Loan Party or any other Subsidiary which has had, or could reasonably be expected to have, a Material Adverse Effect;

(i)          Prompt notice of the occurrence of any Default or Event of Default or any event which constitutes or which with the passage of time, the giving of notice, or otherwise, would constitute a default or event of default by any Loan Party or any other Subsidiary under any Material Contract to which any such Person is a party or by which any such Person or any of its respective properties may be bound;

(j)          Promptly after any notification of a violation of any Applicable Law that could reasonably be expected to have a Material Adverse Effect, notice of having received such notification;

(k)          Promptly, upon each request, information identifying the Parent, the Borrower or any other Loan Party as a Lender may request in order to comply with applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act;

(l)          Promptly, and in any event within 5 Business Days after the Borrower obtains knowledge thereof, written notice of the occurrence of any of the following: (i) the Parent, the Borrower, any Loan Party or any other Subsidiary shall receive notice that any violation of or noncompliance with any Environmental Law has or may have been committed or is threatened; (ii) the Parent, the Borrower, any Loan Party or any other Subsidiary shall receive notice that any administrative or judicial complaint, order or petition has been filed or other proceeding has been initiated, or is about to be filed or initiated against any such Person alleging any violation of or noncompliance with any Environmental Law or requiring any such Person to take any action in connection with the release or threatened release of Hazardous Materials; (iii) the Parent, the Borrower, any Loan Party or any other Subsidiary shall receive any notice from a Governmental Authority or private party alleging that any such Person may be liable or responsible for any costs associated with a response to, or remediation or cleanup of, a release or threatened release of Hazardous Materials or any damages caused thereby; or (iv) the Parent, the Borrower, any Loan Party or any other Subsidiary shall receive notice of any other fact, circumstance or condition that could reasonably be expected to form the basis of an environmental claim, and the matters covered by notices referred to in any of the immediately preceding clauses (i) through (iv), whether individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(m)          Promptly upon the request of the Administrative Agent, the Derivatives Termination Value in respect of any Specified Derivatives Contract from time to time outstanding; and

(n)          Within a reasonably time following such request, such data, certificates, reports, statements, opinions of counsel, documents or further information regarding any Property or the business, assets, liabilities, financial condition, results of operations or business prospects of the Borrower, any of its Subsidiaries, or any other Loan Party as the Administrative Agent or any Lender may reasonably request.

Section 9.5. Electronic Delivery of Certain Information.

(a)          Documents required to be delivered pursuant to the Loan Documents may be delivered by electronic communication and delivery, including, the Internet, e-mail or intranet websites to which the Administrative Agent and each Lender have access (including a commercial, third-party website or a website sponsored or hosted by the Administrative Agent or the Borrower) provided that the foregoing shall not apply to notices to any Lender (or the Issuing Bank) pursuant to Article II. if such Lender that has notified the Administrative Agent and the Borrower that it cannot or does not want to receive electronic communications. The Administrative Agent, the Parent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or particular notices or communications. Documents or notices delivered electronically by posting to an Internet or intranet website shall be deemed to have been delivered 24 hours after the date and time on which the Administrative Agent or the Borrower posts such documents or the documents become available on a commercial website and the Administrative Agent or Borrower notifies each Lender of said posting and provides a link thereto; provided if such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have commenced as of 11:00 a.m. Eastern time on the opening of business on the next business day for the recipient. Notwithstanding anything contained herein, the Borrower shall deliver paper copies of any documents to the Administrative Agent or to any Lender that requests such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery. Each Lender shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents.

(b)          Documents required to be delivered pursuant to Article II. may be delivered electronically to a website or email address provided for such purpose by the Administrative Agent pursuant to the procedures provided to the Borrower by the Administrative Agent.

Section 9.6. Public/Private Information.

The Parent and the Borrower shall cooperate with the Administrative Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Parent and/or the Borrower. Documents required to be delivered pursuant to the Loan Documents shall be delivered by or on behalf of the Parent and/or the Borrower to the Administrative Agent and the Lenders (collectively, “Information Materials”) pursuant to this Article and the Parent and the Borrower shall designate Information Materials (a) that are either available to the public or not material with respect to the Parent and its Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (b) that are not Public Information as “Private Information”.

Section 9.7. USA Patriot Act Notice; Compliance.

The Patriot Act and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, a Lender (for itself and/or as agent for all Lenders hereunder) may from time-to-time request, and the Parent and the Borrower shall, and shall cause the other Loan Parties to, provide promptly upon any such request to such Lender, such Loan Party’s name, address, tax identification number and/or such other identification information as shall be necessary for such Lender to comply with federal law. An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.

Article X. Negative Covenants

For so long as this Agreement is in effect, the Parent shall comply with the following covenants unless waived by the applicable Lenders in accordance with Section 13.6.:

Section 10.1. Financial Covenants.

(a)          Minimum Tangible Net Worth. The Parent shall not permit Tangible Net Worth at any time to be less than (i) $158,000,000 plus (ii) 75.0% of the Net Proceeds of all Equity Issuances effected at any time after September 30, 2013, by the Borrower or any of its Subsidiaries to any Person other than the Parent or any of its Subsidiaries.

(b)          Ratio of Funded Indebtedness to Total Asset Value. The Parent shall not permit the ratio of (i) Funded Indebtedness of the Parent and its Subsidiaries to (ii) Total Asset Value to exceed 0.65 to 1.00 at any time.

(c)          Ratio of Adjusted EBITDA to Fixed Charges. The Parent shall not permit the ratio of (i) Adjusted EBITDA of the Parent and its Subsidiaries for any fiscal quarter to (ii) Fixed Charges of the Parent and its Subsidiaries for such fiscal quarter, to be less than the ratio set forth below corresponding to each period set forth below at any time during such period:

Period	Ratio of Adjusted EBITDA to Fixed Charges
From the Effective Date to and including March 31, 2014	1.30:1.00
From April 1, 2014 to and including June 30, 2014	1.40:1.00
From July 1, 2014 and at all times thereafter	1:50:1.00

(d)          Permitted Investments. Neither the Parent nor the Borrower shall, and neither the Parent nor the Borrower shall permit any Loan Party or other Subsidiary to, make an Investment in or otherwise own the following items which would cause the aggregate value of such holdings of such Persons to exceed the following percentages of Total Asset Value at any time:

(i)          Unimproved Land (which shall not include any Development Property) such that the aggregate book value thereof exceeds at any time prior to or on January 31, 2016, 15.0% of Total Asset Value and at any time after January 31, 2016, 10.0% of Total Asset Value;

(ii)         Mortgage Receivables, such that the aggregate book value thereof exceeds 5.0% of Total Asset Value;

(iii)        Investments in Unconsolidated Affiliates, such that the aggregate value of such Investments (determined in accordance with GAAP) in Unconsolidated Affiliates and such other Persons exceeds 15.0% of Total Asset Value;

(iv)        the aggregate amount of Construction-In-Progress for Development Properties in which the Parent either has a direct or indirect ownership interest such that the aggregate amount thereof exceeds 10.0% of Total Asset Value. If a Development Property is owned by an Unconsolidated Affiliate of the Parent, the Borrower or any other Subsidiary, then the greater of (1) the product of (A) the Parent’s, the Borrower’s or such Subsidiary’s Ownership Share in such Unconsolidated Affiliate and (B) the amount of the Construction-In-Progress for such Development Property or (2) the recourse obligations of the Parent, the Borrower or any other Subsidiary relating to the Indebtedness of such Unconsolidated Affiliate, shall be used in calculating such investment limitation; and

(v)         Investments in marketable securities and other Persons that are not either Subsidiaries or Unconsolidated Affiliates, such that the aggregate value of such Investments exceeds 5.0% of Total Asset Value.

In addition to the foregoing limitations, the aggregate value of (i), (ii), (iii), (iv) and (v) shall not exceed 25.0% of Total Asset Value.

(e)          Dividends and Other Restricted Payments. Neither the Borrower nor the Parent shall, and neither the Parent nor the Borrower shall permit any of its Subsidiaries to, declare or make any Restricted Payment; provided, however, that the Borrower and its Subsidiaries may declare and make the following Restricted Payments so long as no Default or Event of Default would result therefrom:

(i)          the Borrower may pay cash dividends to the Parent and other holders of partnership interests in the Borrower with respect to any fiscal year ending during the term of this Agreement to the extent necessary for the Parent to distribute, and the Parent may so distribute, cash dividends to its shareholders in an aggregate amount not to exceed the greater of (i) the amount required to be distributed for the Parent to remain in compliance with Section 8.11. or (ii) 95.0% of Funds From Operation of the Parent and its Subsidiaries for such period;

(ii)         the Parent may acquire Equity Interests in the Borrower or any other direct or indirect Subsidiary of the Parent in exchange for common stock of the Parent; and

(iii)        Subsidiaries may pay Restricted Payments to the Borrower or any other Subsidiary.

Notwithstanding the foregoing, but subject to the following sentence, if a Default or Event of Default exists, the Borrower may only declare or make cash distributions to its shareholders during any fiscal year in an aggregate amount not to exceed the minimum amount necessary for the Parent to remain in compliance with Section 8.11. If a Default or Event of Default specified in Section 11.1.(a), Section 11.1.(e) or Section 11.1.(f) shall exist, or if as a result of the occurrence of any other Event of Default any of the Obligations have been accelerated pursuant to Section 11.2.(a), neither the Parent nor the Borrower shall, and neither the Parent nor the Borrower shall permit any Subsidiary to, make any Restricted Payments to any Person other than to the Borrower or any Subsidiary.

Section 10.2. Negative Pledge.

Neither the Parent nor the Borrower shall, and neither the Parent nor the Borrower shall permit any other Loan Party or Subsidiary to, (a) create, assume, incur, permit or suffer to exist any Lien on any Borrowing Base Property or any direct or indirect ownership interest of the Parent, the Borrower or any other Subsidiary in any Property Owner, now owned or hereafter acquired, except for Permitted Liens of the types described in clauses (a)(i) and (f) of the definition of the term “Permitted Liens”, (b) permit any Borrowing Base Property or any direct or indirect ownership interest of the Borrower or any other Subsidiary of the Parent in any Property Owner, to be subject to a Negative Pledge, or (c) create, assume, incur, permit or suffer to exist any Lien on other Collateral, or any direct or indirect ownership interest of the Borrower or any other Subsidiary of the Parent in any other Person owning any other Collateral, except for Permitted Liens.

Section 10.3. Restrictions on Intercompany Transfers.

Neither the Parent nor the Borrower shall, and neither the Parent nor the Borrower shall permit any other Loan Party or any other Subsidiary other than an Excluded Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to: (a) pay dividends or make any other distribution on any of such Subsidiary’s capital stock or other equity interests owned by the Parent, the Borrower or any other Subsidiary; (b) pay any Indebtedness owed to the Parent, the Borrower or any other Subsidiary; (c) make loans or advances to the Parent, the Borrower or any other Subsidiary; or (d) transfer any of its property or assets to the Parent, the Borrower or any other Subsidiary; other than (i) with respect to clauses (a) through (d) those encumbrances or restrictions contained in any Loan Document or, (ii) with respect to clause (d), customary provisions restricting assignment of any agreement entered into by the Parent, the Borrower, any other Loan Party or any other Subsidiary in the ordinary course of business.

Section 10.4. Merger, Consolidation, Sales of Assets and Other Arrangements.

Neither the Parent nor the Borrower shall and neither the Parent nor the Borrower shall permit any other Loan Party or, subject to Section 13.14., any Subsidiary to, (i) consummate a merger or consolidation to which it is a party; (ii) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); or (iii) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its business or assets, whether now owned or hereafter acquired; provided, however, that:

(a)          any of the actions described in the immediately preceding clauses (i) through (iii) may be taken with respect to any Subsidiary or any other Loan Party (other than the Parent, the Borrower or a Property Owner) so long as immediately prior to the taking of such action, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence; notwithstanding the foregoing, any such Loan Party (other than the Parent, the Borrower or a Property Owner) may consummate a merger pursuant to which such Loan Party is a party but is not the survivor of such merger only if (i) the Borrower shall have given the Administrative Agent and the Lenders at least 10 Business Days’ prior written notice of such merger, such notice to include a certification to the effect that immediately after and after giving effect to such action, no Default or Event of Default is or would be in existence; (ii) if the survivor entity is required to be a Guarantor pursuant to Section 8.13., the survivor entity (if not already a Guarantor) shall have executed and delivered an assumption agreement in form and substance satisfactory to the Administrative Agent pursuant to which such survivor entity shall expressly assume all of such Loan Party’s Obligations under the Loan Documents to which such Loan Party is a party; (iii) within 30 days of consummation of such merger, the survivor entity that is required to be a Guarantor pursuant to Section 8.13. delivers to the Administrative Agent the following: (A) items of the type referred to in Sections 6.1.(a)(vi) through (x) and (xx) (other than the items in Sections 6.1.(a)(vii), (viii), (ix) and (x) for the general partner or manager of such Subsidiary if such items have previously been delivered hereunder) and Section 6.1.(e) with respect to the survivor entity as in effect after consummation of such merger (if not previously delivered to the Administrative Agent and still in effect), (B) copies of all documents entered into by such Loan Party or the survivor entity to effectuate the consummation of such merger, including, but not limited to, articles of merger and the plan of merger, (C) copies, certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of such Loan Party or the survivor entity, of all corporate and shareholder action authorizing such merger and (D) copies of any filings with the SEC in connection with such merger; and (vi) such Loan Party and the survivor entity each takes such other action and delivers such other documents, instruments, opinions and agreements as the Administrative Agent may reasonably request;

(b)          the Borrower, its Subsidiaries and the other Loan Parties may lease and sublease their respective assets, as lessor or sublessor (as the case may be), in the ordinary course of their business;

(c)          a Person may merge with and into the Parent or the Borrower so long as (i) the Parent or the Borrower, as applicable, is the survivor of such merger, (ii) immediately prior to such merger, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence, and (iii) the Borrower shall have given the Administrative Agent and the Lenders at least 10 Business Days’ prior written notice of such merger, such notice to include a certification as to the matters described in the immediately preceding clause (ii) (except that such prior notice shall not be required in the case of the merger of a Subsidiary with and into the Borrower), and any Subsidiary (other than the Borrower or a Property Owner) may merge into the Parent;

(d)          the Borrower and each Subsidiary may sell, transfer or dispose of assets among themselves;

(e)          a Subsidiary that is a Property Owner may consummate a merger or consolidation to which it is a party; provided that (i)(A) in the case of a merger involving such a Property Owner (other than a disposition of such a Property Owner by merger), (1) such Property Owner shall be the survivor thereof, or if not, (x) the survivor thereof is a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, (y) the survivor thereof expressly assumes all the obligations of such Property Owner under the Loan Documents to which such Property Owner is a party by executing and delivering to the Administrative Agent such documents, instruments and agreements as the Administrative Agent may reasonably require, and (z) the Administrative Agent shall have received such other instruments, documents, agreements, financing statements, certificates, opinions, other Security Documents, and endorsements to title insurance policies as the Administrative Agent may reasonably request with respect to the applicable Borrowing Base Property; (2) immediately prior to such merger, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence, (3) the Borrower shall have given the Administrative Agent and the Lenders at least 10 Business Days’ prior written notice of such merger, such notice to include a certification as to the matters described in the immediately preceding clause 2, and (4) if the survivor entity is not already a Guarantor, the survivor entity delivers to the Administrative Agent the following concurrently with consummation of such merger: (w) items of the type referred to in Sections 6.1. (a)(vi) through (x) and (xx) (other than the items in Sections 6.1.(a)(vii), (viii), (ix) and (x) for the general partner or manager of such Subsidiary if such items have previously been delivered hereunder) and under Section 6.1.(e) with respect to the survivor entity as in effect after consummation of such merger (if not previously delivered to the Administrative Agent and still in effect), (x) copies of all documents entered into by such Loan Party or the survivor entity to effectuate the consummation of such merger, including, but not limited to, articles of merger and the plan of merger, (y) copies, certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of such Loan Party or the survivor entity, of all corporate and shareholder action authorizing such merger and (z) copies of any filings with the SEC in connection with such merger; and (vi) such Loan Party and the survivor entity each takes such other action and delivers such other documents, instruments, opinions and agreements as the Administrative Agent may reasonably request; and (ii) in the case of a disposition of a Property Owner by merger, the Borrowing Base Property and all Collateral related thereto are released from the Lien of the applicable Security Documents in accordance with Section 4.2.;

(f)          a Property Owner may dispose of a Borrowing Base Property so long as such Borrowing Base Property is released in accordance with Section 4.2.; and

(g)          Any of the Parent, the Borrower or any other Subsidiary may sell, transfer or dispose of the Equity Interests of a Property Owner that it owns so long as prior to or simultaneously with such sale, transfer or disposition, the Borrowing Base Property owned by the applicable Property Owner is released in accordance with Section 4.2.

Notwithstanding anything to the contrary in the foregoing, all of the Equity Interests of each Property Owner (other than any such Equity Interests sold, transferred or disposed of under the immediately preceding clause (g)) shall be owned directly or indirectly by the Parent, the Borrower or the Parent and the Borrower.

Section 10.5. Plans.

Neither the Parent nor the Borrower shall, and neither the Parent nor the Borrower shall permit any other Loan Party or any other Subsidiary to, permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder. Neither the Parent nor the Borrower shall cause or permit to occur, and shall not permit any other member of the ERISA Group to cause or permit to occur, any ERISA Event if such ERISA Event could reasonably be expected to have a Material Adverse Effect.

Section 10.6. Fiscal Year.

Neither the Parent nor the Borrower shall, and neither the Parent nor the Borrower shall permit any other Loan Party or other Subsidiary to, change its fiscal year from that in effect as of the Agreement Date.

Section 10.7. Modifications of Organizational Documents and Material Contracts.

Neither the Parent nor the Borrower shall, and neither the Parent nor the Borrower shall permit any other Loan Party or any other Subsidiary to, amend, supplement, restate or otherwise modify or waive the application of any provision of its certificate or articles of incorporation or formation, by-laws, operating agreement, declaration of trust, partnership agreement or other applicable organizational document if such amendment, supplement, restatement or other modification (a) is adverse to the interest of the Administrative Agent, the Issuing Bank or the Lenders or (b) could reasonably be expected to have a Material Adverse Effect. Neither the Parent nor the Borrower shall, and neither the Parent nor the Borrower shall permit any Subsidiary or other Loan Party to enter into, any amendment or modification to any Material Contract which could reasonably be expected to have a Material Adverse Effect.

Section 10.8. Transactions with Affiliates.

Neither the Parent nor the Borrower shall, and neither the Parent nor the Borrower shall permit any other Loan Party or any other Subsidiary to, permit to exist or enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate, except (a) as set forth on Schedule 7.1.(s), (b) transactions with an Approved Manager or (c) transactions in the ordinary course of and pursuant to the reasonable requirements of the business of the Borrower, such other Loan Party or such other Subsidiary and upon fair and reasonable terms which are no less favorable to the Parent, the Borrower, such other Loan Party or such other Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate.

Section 10.9. Environmental Matters.

Neither the Parent nor the Borrower shall, and neither the Parent nor the Borrower shall permit any other Loan Party, or any other Subsidiary to, use, generate, discharge, emit, manufacture, handle, process, store, release, transport, remove, dispose of or clean up any Hazardous Materials on, under or from the Properties in violation of any Environmental Law, the violation of which could reasonably be expected to have a Material Adverse Effect. Nothing in this Section shall impose any obligation or liability whatsoever on the Administrative Agent or any Lender.

Section 10.10. Derivatives Contracts.

The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, enter into or become obligated in respect of Derivatives Contracts other than Derivatives Contracts entered into by the Borrower, any such Loan Party or any such Subsidiary in the ordinary course of business and which establish an effective hedge in respect of liabilities, commitments or assets held or reasonably anticipated by the Borrower, such other Loan Party or such other Subsidiary.

Section 10.11. Conduct of Business.

Neither the Parent nor the Borrower shall, and neither the Parent nor the Borrower shall permit any other Loan Party or any other Subsidiary to, carry on any business other than as described in Section 7.1.(u).

Section 10.12. Management Fees.

Neither the Parent nor the Borrower shall, and neither the Parent nor the Borrower shall permit any Loan Party to pay any management fees or other payments under any Property Management Agreement for any Borrowing Base Property to any manager or service provider that is an Affiliate of the Parent or the Borrower if a Default or Event of Default exists.

Section 10.13. Management Agreements.

Neither the Parent nor the Borrower shall, and neither the Parent nor the Borrower shall permit any Subsidiary to enter into a Property Management Agreement for a Borrowing Base Property with a third party manager without the prior written consent of the Administrative Agent and the Required Lenders (which shall not be unreasonably withheld) with respect to both the manager and the Property Management Agreement, and after such approval, no such Property Management Agreement shall be modified in any material respect or terminated without the Administrative Agent’s and the Required Lender’s prior written approval, such approval not to be unreasonably withheld. The Administrative Agent may condition any approval of a new manager upon the execution and delivery to the Administrative Agent of a collateral assignment of such Property Management Agreement to the Administrative Agent for the benefit of the Lender Parties and a subordination of the manager’s rights thereunder to the rights of the Administrative Agent and the Lender Parties under the Loan Documents and any Specified Derivatives Contract.

Section 10.14. Leasing Activities.

Neither the Parent nor the Borrower shall, and neither the Parent nor the Borrower shall permit any Subsidiary to, enter into a lease of any unit of a Borrowing Base Property that is not substantially in the form of the leases of the Properties listed on Schedule 4.1. delivered to the Administrative Agent as of the Agreement Date.

Article XI. Default

Section 11.1. Events of Default.

Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:

(a)          Default in Payment. (i) The Borrower shall fail to pay when due under this Agreement or any other Loan Document (whether upon demand, at maturity, by reason of acceleration or otherwise) (A) the principal of any of the Loans or any Reimbursement Obligation, or (B) shall fail to pay any of the other payment Obligations owing by the Borrower under this Agreement or any other Loan Document and, in the case of this subsection (a)(i)(B) only, such failure shall continue for a period of 3 Business Days after the due date thereof, or (ii) any other Loan Party shall fail to pay when due any payment obligation owing by such Loan Party under any Loan Document to which it is a party and such failure shall continue for a period of 3 Business Days after the due date thereof.

(b)          Default in Performance.

(i)          Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement on its part to be performed or observed and contained in Sections 9.1., 9.2., 9.3., 9.4.(i) or Article X.; or

(ii)         Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement (other than Section 8.15.) or any other Loan Document (other than a Security Document) to which it is a party and not otherwise mentioned in this Section, and in the case of this subsection (b)(ii) only, such failure shall continue for a period of 30 days after the earlier of (x) the date upon which a Responsible Officer of the Borrower or such other Loan Party obtains knowledge of such failure or (y) the date upon which the Borrower has received written notice of such failure from the Administrative Agent; provided, however, if such violation is capable of cure but cannot be cured with such 30-day period and such Loan Party in good faith commenced to cure such failure within such 30-day period and continues diligently to prosecute such cure, no Event of Default shall be deemed to have occurred unless such failure has not been cured within 30 calendar days after the last day of the initial 30-day period.

(c)          Misrepresentations. Any written statement, representation or warranty made or deemed made by or on behalf of any Loan Party under this Agreement or under any other Loan Document (other than a Security Document), or any amendment hereto or thereto, or in any other writing or statement at any time furnished by, or at the direction of, any Loan Party to the Administrative Agent, the Issuing Bank or any Lender, shall at any time prove to have been incorrect or misleading in any material respect when furnished or made or deemed made.

(d)          Indebtedness Cross-Default.

(i)          The Borrower, any other Loan Party or any other Subsidiary shall fail to make any payment when due and payable in respect of any Indebtedness (other than the Loans, Reimbursement Obligations and Indebtedness under Specified Derivatives Contracts) having an aggregate outstanding principal amount (or, in the case of any Derivatives Contract that is not a Specified Derivatives Contract, having, without regard to the effect of any close-out netting provisions, a Derivatives Termination Value), in each case individually or in the aggregate with all other Indebtedness as to which such a failure exists, of $5,000,000 or more (or in the case of Nonrecourse Indebtedness, $25,000,000 or more) (“Material Indebtedness”); or

(ii)         (x) The maturity of any Material Indebtedness shall have been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Material Indebtedness or (y) any Material Indebtedness shall have been required to be prepaid, repurchased, redeemed or defeased prior to the stated maturity thereof; or

(iii)        Any other event shall have occurred and be continuing which, with or without the passage of time, the giving of notice, or otherwise, would permit any holder or holders of any Material Indebtedness, any trustee or agent acting on behalf of such holder or holders or any other Person, to accelerate the maturity of any such Material Indebtedness or require any such Material Indebtedness to be prepaid, repurchased, redeemed or defeased prior to its stated maturity; or

(iv)        There occurs an “Event of Default” under and as defined in any Derivatives Contract as to which the Borrower, any Loan Party or any other Subsidiary is a “Defaulting Party” (as defined therein), or there occurs an “Early Termination Date” (as defined therein) in respect of any Specified Derivatives Contract as a result of a “Termination Event” (as defined therein) as to which the Borrower or any of its Subsidiaries is an “Affected Party” (as defined therein).

(e)          Voluntary Bankruptcy Proceeding. The Parent, the Borrower, any other Loan Party or any Material Subsidiary shall: (i) commence a voluntary case under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection (f); (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing.

(f)          Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Parent, the Borrower, any other Loan Party or any Material Subsidiary in any court of competent jurisdiction seeking: (i) relief under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and in the case of either clause (i) or (ii) such case or proceeding shall continue undismissed or unstayed for a period of 60 consecutive days, or an order granting the remedy or other relief requested in such case or proceeding (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.

(g)          Revocation of Loan Documents. Any Loan Party shall (or shall attempt to) disavow, revoke or terminate any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of any Loan Document or any Loan Document shall cease to be in full force and effect (except as a result of the express terms thereof).

(h)          Judgment. A judgment or order for the payment of money or for an injunction or other non-monetary relief shall be entered against the Parent, the Borrower, any other Loan Party, or any Material Subsidiary by any court or other tribunal and (i) such judgment or order shall continue for a period of 30 days without being paid, stayed or dismissed through appropriate appellate proceedings and (ii) either (A) the amount of such judgment or order for which insurance has not been acknowledged in writing by the applicable insurance carrier (or the amount as to which the insurer has denied liability) exceeds, individually or together with all other such judgments or orders entered against the Borrower, any other Loan Party or any Material Subsidiary, $5,000,000 or (B) in the case of an injunction or other non-monetary relief, such injunction or judgment or order could reasonably be expected to have a Material Adverse Effect.

(i)          Attachment. A warrant, writ of attachment, execution or similar process shall be issued against any property of the Parent, Borrower, any other Loan Party or any Material Subsidiary, which exceeds, individually or together with all other such warrants, writs, executions and processes, $5,000,000 in amount and such warrant, writ, execution or process shall not be paid, discharged, vacated, stayed or bonded for a period of 30 days; provided, however, that if a bond has been issued in favor of the claimant or other Person obtaining such warrant, writ, execution or process, the issuer of such bond shall execute a waiver or subordination agreement in form and substance satisfactory to the Administrative Agent pursuant to which the issuer of such bond subordinates its right of reimbursement, contribution or subrogation to the Obligations and waives or subordinates any Lien it may have on the assets of the Parent, Borrower, any other Loan Party or any Material Subsidiary.

(j)          ERISA.

(i)          Any ERISA Event shall have occurred that results or could reasonably be expected to result in liability to any member of the ERISA Group aggregating in excess of $5,000,000; or

(ii)         The “benefit obligation” of all Plans exceeds the “fair market value of plan assets” for such Plans by more than $5,000,000, all as determined, and with such terms defined, in accordance with FASB ASC 715.

(k)          Loan Documents. An Event of Default (as defined therein) shall occur under any of the other Loan Documents (other than a Security Document).

(l)          Change of Control/Change in Management.

(i)          Other than the investment entities that are managed or advised by Senator Investment Group, LP, a Delaware limited partnership, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 30.0% of the total voting power of the then outstanding voting stock of the Borrower;

(ii)         During any period of 12 consecutive months ending after the Agreement Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Borrower (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Borrower was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved but excluding any director whose initial nomination for, or assumption of office as, a director occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the Board of Directors) cease for any reason to constitute a majority of the Board of Directors of the Borrower then in office; or

(iii)        (A) The Parent or a Wholly Owned Subsidiary of the Parent shall cease to be the sole general partner of the Borrower or (B) the Parent or a Wholly Owned Subsidiary that is a Guarantor shall cease to own and control, directly or indirectly, at least 75.0% of all partnership interests of the Borrower.

(m)          Security Documents. Any provision of any Security Documents shall for any reason cease to be valid and binding on, enforceable against any Loan Party or any Lien created under any Security Document ceases to be a valid and perfected first priority Lien in any of the Collateral purported to be covered thereby, other than, as to priority only, Permitted Liens that are, as a matter of law, prior to the Liens created under any Security Document.

Section 11.2. Remedies Upon Event of Default.

Upon the occurrence of an Event of Default the following provisions shall apply:

(a)          Acceleration; Termination of Facilities.

(i)          Automatic. Upon the occurrence of an Event of Default specified in Sections 11.1.(e) or 11.1.(f), (1)(A) the principal of, and all accrued interest on, the Loans and the Notes at the time outstanding, (B) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default for deposit into the Letter of Credit Collateral Account and (C) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents shall become immediately and automatically due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by each of the Parent and the Borrower on behalf of itself and the other Loan Parties, and (2) the Commitments and the Swingline Commitment and the obligation of the Issuing Bank to issue Letters of Credit hereunder, shall all immediately and automatically terminate.

(ii)         Optional. If any other Event of Default shall exist, the Administrative Agent may, and at the direction of the Required Lenders shall: (1) declare (A) the principal of, and accrued interest on, the Loans and the Notes at the time outstanding, (B) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default for deposit into the Letter of Credit Collateral Account and (C) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind (other than any notice required from the Administrative Agent prior to a Default becoming an Event of Default), all of which are expressly waived by the Borrower on behalf of itself and the other Loan Parties, and (2) terminate the Commitments and the Swingline Commitment and the obligation of the Issuing Bank to issue Letters of Credit hereunder.

(b)          Loan Documents. The Required Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents.

(c)          Applicable Law. The Required Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law.

(d)          Appointment of Receiver. To the extent permitted by Applicable Law, the Administrative Agent and the Lenders shall be entitled to the appointment of a receiver for the assets and properties of the Parent, the Borrower and their respective Subsidiaries, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations or the solvency of any party bound for its payment, to take possession of all or any portion of the property and/or the business operations of the Parent, the Borrower and their respective Subsidiaries and to exercise such power as the court shall confer upon such receiver.

(e)          Remedies in Respect of Specified Derivatives Contracts. Notwithstanding any other provision of this Agreement or other Loan Document, each Specified Derivatives Provider shall have the right, with prompt notice to the Administrative Agent, but without the approval or consent of or other action by the Administrative Agent, the Issuing Bank or the Lenders, and without limitation of other remedies available to such Specified Derivatives Provider, under contract or Applicable Law, to undertake any of the following: (a) to declare an event of default, termination event or other similar event under any Specified Derivatives Contract and to create an “Early Termination Date” (as defined therein) in respect thereof, (b) to determine net termination amounts in respect of any and all Specified Derivatives Contracts in accordance with the terms thereof, and to set off amounts among such contracts, (c) to set off or proceed against deposit account balances, securities account balances and other property and amounts held by such Specified Derivatives Provider and (d) to prosecute any legal action against the Borrower, any Loan Party or other Subsidiary to enforce or collect net amounts owing to such Specified Derivatives Provider pursuant to any Specified Derivatives Contract.

Section 11.3. Intentionally Omitted.

Section 11.4. Marshaling; Payments Set Aside.

No Lender Party shall be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Guaranteed Obligations. To the extent that any Loan Party makes a payment or payments to a Lender Party, or a Lender Party enforces its security interest or exercises its right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Guaranteed Obligations, or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 11.5. Allocation of Proceeds.

If an Event of Default exists, all payments received by the Administrative Agent (or any Lender as a result of its exercise of remedies permitted under Section 13.3.) under any of the Loan Documents in respect of any Guaranteed Obligations shall be applied in the following order and priority:

(a)          to payment of that portion of the Guaranteed Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such, the Issuing Bank in its capacity as such and the Swingline Lender in its capacity as such, ratably among the Administrative Agent, the Issuing Bank and Swingline Lender in proportion to the respective amounts described in this clause (a) payable to them;

(b)          to payment of that portion of the Guaranteed Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause (b) payable to them;

(c)          amounts due to the Administrative Agent and the Lenders in respect of Protective Advances;

(d)          to payment of that portion of the Guaranteed Obligations constituting accrued and unpaid interest on the Swingline Loans;

(e)          to payment of that portion of the Guaranteed Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations, ratably among the Lenders and the Issuing Bank in proportion to the respective amounts described in this clause (d) payable to them;

(f)          to payment of that portion of the Guaranteed Obligations constituting unpaid principal of the Swingline Loans;

(g)          to payment of that portion of the Guaranteed Obligations constituting unpaid principal of the Loans, Reimbursement Obligations, other Letter of Credit Liabilities and payment obligations then owing under Specified Derivatives Contracts, ratably among the Lenders, the Issuing Bank and the Specified Derivatives Providers in proportion to the respective amounts described in this clause (f) payable to them; provided, however, to the extent that any amounts available for distribution pursuant to this clause are attributable to the issued but undrawn amount of an outstanding Letter of Credit, such amounts shall be paid to the Administrative Agent for deposit into the Letter of Credit Collateral Account; and

(h)          the balance, if any, after all of the Guaranteed Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law.

Notwithstanding the foregoing, Guaranteed Obligations arising under Specified Derivatives Contracts shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Specified Derivatives Provider. Each Specified Derivatives Provider not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article XII. for itself and its Affiliates as if a “Lender” party hereto.

Section 11.6. Letter of Credit Collateral Account.

(a)          As collateral security for the prompt payment in full when due of all Letter of Credit Liabilities and the other Obligations, the Borrower hereby pledges and grants to the Administrative Agent, for the ratable benefit of the Administrative Agent, the Issuing Bank and the Lenders as provided herein, a security interest in all of its right, title and interest in and to the Letter of Credit Collateral Account and the balances from time to time in the Letter of Credit Collateral Account (including the investments and reinvestments therein provided for below). The balances from time to time in the Letter of Credit Collateral Account shall not constitute payment of any Letter of Credit Liabilities until applied by the Issuing Bank as provided herein. Anything in this Agreement to the contrary notwithstanding, funds held in the Letter of Credit Collateral Account shall be subject to withdrawal only as provided in this Section.

(b)          Amounts on deposit in the Letter of Credit Collateral Account shall be invested and reinvested by the Administrative Agent in such Cash Equivalents as the Administrative Agent shall determine in its sole discretion. All such investments and reinvestments shall be held in the name of and be under the sole dominion and control of the Administrative Agent for the ratable benefit of the Administrative Agent, the Issuing Bank and the Lenders; provided, that all earnings on such investments will be credited to and retained in the Letter of Credit Collateral Account. The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Letter of Credit Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords other funds deposited with the Administrative Agent, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any funds held in the Letter of Credit Collateral Account.

(c)          If a drawing pursuant to any Letter of Credit occurs on or prior to the expiration date of such Letter of Credit, the Borrower and the Lenders authorize the Administrative Agent to use the monies deposited in the Letter of Credit Collateral Account to reimburse the Issuing Bank for the payment made by the Issuing Bank to the beneficiary with respect to such drawing.

(d)          If an Event of Default exists, the Administrative Agent may (and, if instructed by the Required Lenders, shall) in its (or their) discretion at any time and from time to time elect to liquidate any such investments and reinvestments and apply the proceeds thereof to the Obligations in accordance with Section 11.5.

(e)          So long as no Default or Event of Default exists, and to the extent amounts on deposit in or credited to the Letter of Credit Collateral Account exceed the aggregate amount of the Letter of Credit Liabilities then due and owing, the Administrative Agent shall, from time to time, at the request of the Borrower, deliver to the Borrower within 10 Business Days after the Administrative Agent’s receipt of such request from the Borrower, against receipt but without any recourse, warranty or representation whatsoever, such amount of the credit balances in the Letter of Credit Collateral Account as exceeds the aggregate amount of Letter of Credit Liabilities at such time. When all of the Obligations shall have been indefeasibly paid in full and no Letters of Credit remain outstanding, the Administrative Agent shall deliver to the Borrower, against receipt but without any recourse, warranty or representation whatsoever, the balances remaining in the Letter of Credit Collateral Account.

(f)          The Borrower shall pay to the Administrative Agent from time to time such fees as the Administrative Agent normally charges for similar services in connection with the Administrative Agent’s administration of the Letter of Credit Collateral Account and investments and reinvestments of funds therein.

Section 11.7. Performance by Administrative Agent.

If the Parent, the Borrower or any other Loan Party shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Administrative Agent may, after notice to the Borrower, perform or attempt to perform such covenant, duty or agreement on behalf of the Parent, the Borrower or such other Loan Party after the expiration of any cure or grace periods set forth herein. In such event, the Borrower shall, at the request of the Administrative Agent, promptly pay any amount reasonably expended by the Administrative Agent in such performance or attempted performance to the Administrative Agent, together with interest thereon at the applicable Post-Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of the Borrower under this Agreement or any other Loan Document.

Section 11.8. Rights Cumulative.

(a)          Generally. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders under this Agreement and each of the other Loan Documents, and of the Specified Derivatives Providers under the Specified Derivatives Contracts, shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law. In exercising their respective rights and remedies the Administrative Agent, the Issuing Bank, the Lenders and the Specified Derivatives Providers may be selective and no failure or delay by any such Lender Party in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

(b)          Enforcement by Administrative Agent. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article XI. for the benefit of all the Lenders and the Issuing Bank; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) the Issuing Bank or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as the Issuing Bank or Swingline Lender, as the case may be) hereunder or under the other Loan Documents, (iii) any Specified Derivatives Provider from exercising the rights and remedies that inure to its benefit under any Specified Derivatives Contract, (iv) any Lender from exercising setoff rights in accordance with Section 13.3. (subject to the terms of Section 3.3.), or (v) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article XI. and (y) in addition to the matters set forth in clauses (ii), (iv) and (v) of the preceding proviso and subject to Section 3.3., any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Article XII. The Administrative Agent

Section 12.1. Appointment and Authorization.

Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Administrative Agent to enter into the Loan Documents for the benefit of the Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Nothing herein shall be construed to deem the Administrative Agent a trustee or fiduciary for any Lender or to impose on the Administrative Agent duties or obligations other than those expressly provided for herein. Without limiting the generality of the foregoing, the use of the terms “Agent”, “Administrative Agent”, “agent” and similar terms in the Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Administrative Agent shall deliver to each Lender, promptly upon receipt thereof by the Administrative Agent, copies of each of the financial statements, certificates, notices and other documents delivered to the Administrative Agent pursuant to Article IX. that the Borrower is not otherwise required to deliver directly to the Lenders. The Administrative Agent will furnish to any Lender, upon the request of such Lender, a copy (or, where appropriate, an original) of any document, instrument, agreement, certificate or notice furnished to the Administrative Agent by the Borrower, any other Loan Party or any other Affiliate of the Borrower, pursuant to this Agreement or any other Loan Document not already delivered or otherwise made available to such Lender pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law. Not in limitation of the foregoing, the Administrative Agent may exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Required Lenders have directed the Administrative Agent otherwise. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders, or where applicable, all the Lenders.

Section 12.2. Administrative Agent as Lender.

The Lender acting as Administrative Agent shall have the same rights and powers as a Lender or a Specified Derivatives Provider, as the case may be, under this Agreement, any other Loan Document or any Specified Derivatives Contract, as the case may be, as any other Lender or Specified Derivatives Provider and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Regions in each case in its individual capacity. Regions and its Affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with the Borrower, any other Loan Party or any other Affiliate thereof as if it were any other bank and without any duty to account therefor to the Issuing Bank, the other Lenders or any Specified Derivatives Providers. Further, the Administrative Agent and any Affiliate may accept fees and other consideration from the Borrower for services in connection with this Agreement or any Specified Derivatives Contract or otherwise without having to account for the same to the Issuing Bank, the other Lenders or any Specified Derivatives Providers. The Issuing Bank and the Lenders acknowledge that, pursuant to such activities, Regions or its Affiliates may receive information regarding the Borrower, other Loan Parties, other Subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.

Section 12.3. Collateral Matters, Protective Advances.

(a)          Each Lender hereby authorizes the Administrative Agent, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Loan Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to any of the Loan Documents.

(b)          The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) upon termination of the Commitments and indefeasible payment and satisfaction in full of all of the Guaranteed Obligations; (ii) as expressly permitted by, but only in accordance with, the terms of the applicable Loan Document; or (iii) if approved, authorized or ratified in writing by the appropriate Lenders pursuant to Section 13.6. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section.

(c)          Upon any release, sale, transfer or other disposition of Collateral which is expressly permitted pursuant to the terms of this Agreement, and upon at least 5 Business Days’ prior written request by the Borrower, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Lender Parties herein or pursuant hereto upon the Collateral that was released, sold, transferred or otherwise disposed of; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Guaranteed Obligations or any Liens upon (or obligations of the Borrower or any other Loan Party in respect of) all interests retained by the Borrower or any other Loan Party, including (without limitation) the proceeds of such sale or transfer, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, the Administrative Agent shall be authorized to deduct all of the expenses reasonably incurred by the Administrative Agent from the proceeds of any such sale, transfer or foreclosure.

(d)          The Administrative Agent shall have no obligation whatsoever to the Lenders, the Issuing Bank, the Specified Derivatives Providers or to any other Person to assure that the Collateral exists or is owned by the Borrower, any other Loan Party or any other Subsidiary or is cared for, protected or insured or that the Liens granted to the Administrative Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Administrative Agent in this Section or in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, and that the Administrative Agent shall have no duty or liability whatsoever to the Lenders, except to the extent resulting from its gross negligence or willful misconduct.

(e)          The Administrative Agent may make, and shall be reimbursed by the Lenders (in accordance with their Commitment Percentages) to the extent not reimbursed by the Borrower for, Protective Advances during any one calendar year with respect to each Borrowing Base Property up to an amount equal to (i) amounts expended to pay real estate taxes, assessments and governmental charges or levies imposed upon such Borrowing Base Property, plus (ii) amounts expended to pay insurance premiums for policies of insurance related to such Borrowing Base Property, plus (iii) $350,000. Protective Advances in excess of said sum during any calendar year for any Borrowing Base Property shall require the consent of the Requisite Lenders. The Borrower agrees to pay on demand all Protective Advances.

(f)          By their acceptance of the benefits of the Security Documents, each Lender that is at any time itself a Specified Derivatives Provider, or having an Affiliate that is a Specified Derivatives Provider, hereby, for itself, and on behalf of any such Affiliate, in its capacity as a Specified Derivatives Provider, irrevocably appoints and authorizes the Administrative Agent as its collateral agent, to take such action as contractual representative on such Specified Derivative’s Provider’s behalf and to exercise such powers under the Security Documents as are specifically delegated to the Administrative Agent by the terms of this Section 12.3., Section 12.4. and any Security Document, together with such powers as are reasonably incidental thereto; provided, that this subsection (f) shall not affect any of the terms of a Specified Derivatives Contract or restrict a Specified Derivatives Provider from taking any action permitted by a Specified Derivatives Contract. For the avoidance of doubt, all references in this Section 12.3. to “Lender” or “Lenders” shall be deemed to include each Lender (and Affiliate thereof) in its capacity as a Specified Derivatives Provider.

Section 12.4. Post-Foreclosure Plans.

If all or any portion of the Collateral is acquired by the Administrative Agent as a result of a foreclosure or the acceptance of a deed or assignment in lieu of foreclosure, or is retained in satisfaction of all or any part of the Guaranteed Obligations, the title to any such Collateral, or any portion thereof, shall be held in the name of the Administrative Agent or a nominee or Subsidiary of the Administrative Agent, as administrative agent, for the ratable benefit of all Lender Parties. The Administrative Agent shall prepare a recommended course of action for such Collateral (a “Post-Foreclosure Plan”), which shall be subject to the approval of the Requisite Lenders. In accordance with the approved Post-Foreclosure Plan, the Administrative Agent shall manage, operate, repair, administer, complete, construct, restore or otherwise deal with the Collateral acquired, and shall administer all transactions relating thereto, including, without limitation, employing a management agent, leasing agent and other agents, contractors and employees, including agents for the sale of such Collateral, and the collecting of rents and other sums from such Collateral and paying the expenses of such Collateral. Actions taken by the Administrative Agent with respect to the Collateral, which are not specifically provided for in the approved Post-Foreclosure Plan or reasonably incidental thereto, shall require the written consent of the Requisite Lenders by way of supplement to such Post-Foreclosure Plan. Upon demand therefor from time to time, each Lender will contribute its share (based on its Commitment Percentage) of all reasonable costs and expenses incurred by the Administrative Agent pursuant to the approved Post-Foreclosure Plan in connection with the construction, operation, management, maintenance, leasing and sale of such Collateral. In addition, the Administrative Agent shall render or cause to be rendered to each Lender, the Issuing Bank and each Specified Derivatives Provider, on a monthly basis, an income and expense statement for such Collateral, and each Lender shall promptly contribute its Commitment Percentage of any operating loss for such Collateral, and such other expenses and operating reserves as the Administrative Agent shall deem reasonably necessary pursuant to and in accordance with the approved Post-Foreclosure Plan. To the extent there is Net Operating Income from such Collateral, the Administrative Agent shall, in accordance with the approved Post-Foreclosure Plan, determine the amount and timing of distributions to the Lender Parties. All such distributions shall be made to the Lenders in accordance with their respective Commitment Percentages. The Lenders, the Issuing Bank and the Specified Derivatives Providers acknowledge and agree that if title to any Collateral is obtained by the Administrative Agent or its nominee, such Collateral will not be held as a permanent investment but will be liquidated and the proceeds of such liquidation will be distributed in accordance with Section 11.5. as soon as practicable. The Administrative Agent shall undertake to sell such Collateral, at such price and upon such terms and conditions as the Requisite Lenders reasonably shall determine to be most advantageous to the Lenders, the Issuing Bank and the Specified Derivatives Providers. Any purchase money mortgage or deed of trust taken in connection with the disposition of such Collateral in accordance with the immediately preceding sentence shall name the Administrative Agent, as Administrative Agent for the Lenders, as the beneficiary or mortgagee. In such case, the Administrative Agent and the Lenders shall enter into an agreement with respect to such purchase money mortgage or deed of trust defining the rights of the Lenders in the same Commitment Percentages as provided hereunder, which agreement shall be in all material respects similar to this Article insofar as the same is appropriate or applicable.

Section 12.5. Approvals of Lenders.

All communications from the Administrative Agent to any Lender requesting such Lender’s determination, consent or approval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, consent or approval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved and (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials provided to the Administrative Agent by the Borrower in respect of the matter or issue to be resolved.

Section 12.6. Notice of Events of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.” If any Lender (excluding the Lender which is also serving as the Administrative Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Administrative Agent such a “notice of default”; provided, a Lender’s failure to provide such a “notice of default” to the Administrative Agent shall not result in any liability of such Lender to any other party to any of the Loan Documents. Further, if the Administrative Agent receives such a “notice of default,” the Administrative Agent shall give prompt notice thereof to the Lenders.

Section 12.7. Administrative Agent’s Reliance.

Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct in connection with its duties expressly set forth herein or therein as determined by a court of competent jurisdiction in a final non-appealable judgment. Without limiting the generality of the foregoing, the Administrative Agent may consult with legal counsel (including its own counsel or counsel for the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. Neither the Administrative Agent nor any of its Related Parties: (a) makes any warranty or representation to any Lender, the Issuing Bank or any other Person, or shall be responsible to any Lender, the Issuing Bank or any other Person for any statement, warranty or representation made or deemed made by the Borrower, any other Loan Party or any other Person in or in connection with this Agreement or any other Loan Document; (b) shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Parent, the Borrower or other Persons, or to inspect the property, books or records of the Parent, the Borrower or any other Person; (c) shall be responsible to any Lender or the Issuing Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any collateral covered thereby or the perfection or priority of any Lien in favor of the Administrative Agent on behalf of the Lenders Parties in any such collateral; (d) shall have any liability in respect of any recitals, statements, certifications, representations or warranties contained in any of the Loan Documents or any other document, instrument, agreement, certificate or statement delivered in connection therewith; and (e) shall incur any liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, telecopy or electronic mail) believed by it to be genuine and signed, sent or given by the proper party or parties. The Administrative Agent may execute any of its duties under the Loan Documents by or through agents, employees or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct in the selection of such agent or attorney-in-fact as determined by a court of competent jurisdiction in a final non-appealable judgment.

Section 12.8. Indemnification of Administrative Agent.

Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender’s respective Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable out-of-pocket costs and expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Administrative Agent (in its capacity as Administrative Agent but not as a Lender) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment; provided, further, that no action taken in accordance with the directions of the Required Lenders (or all of the Lenders, if expressly required hereunder) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) promptly upon demand for its ratable share of any out-of-pocket expenses (including the reasonable fees and expenses of the counsel to the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Administrative Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the Administrative Agent and/or the Lenders, and any claim or suit brought against the Administrative Agent and/or the Lenders arising under any Environmental Laws. Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Administrative Agent notwithstanding any claim or assertion that the Administrative Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Administrative Agent that the Administrative Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Administrative Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement. If the Borrower shall reimburse the Administrative Agent for any Indemnifiable Amount following payment by any Lender to the Administrative Agent in respect of such Indemnifiable Amount pursuant to this Section, the Administrative Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

Section 12.9. Lender Credit Decision, Etc.

Each of the Lenders and the Issuing Bank expressly acknowledges and agrees that neither the Administrative Agent nor any of its Related Parties has made any representations or warranties to the Issuing Bank or such Lender and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower, any other Loan Party or any other Subsidiary or Affiliate, shall be deemed to constitute any such representation or warranty by the Administrative Agent to the Issuing Bank or any Lender. Each of the Lenders and the Issuing Bank acknowledges that it has made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent, or any of their respective Related Parties, and based on the financial statements of the Parent, the Borrower, the other Loan Parties, the other Subsidiaries and other Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of the Parent, the Borrower, the other Loan Parties, the other Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate. Each of the Lenders and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent or any of their respective Related Parties, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Parent, the Borrower or any other Loan Party of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, the Parent, the Borrower, any other Loan Party or any other Subsidiary. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders and the Issuing Bank by the Administrative Agent under this Agreement or any of the other Loan Documents, the Administrative Agent shall have no duty or responsibility to provide any Lender or the Issuing Bank with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Parent, the Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Administrative Agent or any of its Related Parties. Each of the Lenders and the Issuing Bank acknowledges that the Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Administrative Agent and is not acting as counsel to any Lender or the Issuing Bank.

Section 12.10. Successor Administrative Agent.

The Administrative Agent may resign at any time as Administrative Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent which appointment shall, provided no Default or Event of Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that the Borrower shall, in all events, be deemed to have approved each Lender and any of its Affiliates as a successor Administrative Agent). If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within 30 days after the current Administrative Agent’s giving of notice of resignation, then the current Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no Lender has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made to each Lender and the Issuing Bank directly, until such time as a successor Administrative Agent has been appointed as provided for above in this Section; provided, further that such Lenders and the Issuing Bank so acting directly shall be and be deemed to be protected by all indemnities and other provisions herein for the benefit and protection of the Administrative Agent as if each such Lender or Issuing Bank were itself the Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the current Administrative Agent, and the current Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. Any resignation by an Administrative Agent shall also constitute the resignation as the Issuing Bank and as the Swingline Lender by the Lender then acting as Administrative Agent (the “Resigning Lender”). Upon the acceptance of a successor’s appointment as Administrative Agent hereunder (i) the Resigning Lender shall be discharged from all duties and obligations of the Issuing Bank and the Swingline Lender hereunder and under the other Loan Documents and (ii) the successor Issuing Bank shall issue letters of credit in substitution for all Letters of Credit issued by the Resigning Lender as Issuing Bank outstanding at the time of such succession (which letters of credit issued in substitutions shall be deemed to be Letters of Credit issued hereunder) or make other arrangements satisfactory to the Resigning Lender to effectively assume the obligations of the Resigning Lender with respect to such Letters of Credit. After any Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article XII. shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents. Notwithstanding anything contained herein to the contrary, the Administrative Agent may assign its rights and duties under the Loan Documents to any of its Affiliates by giving the Borrower and each Lender prior written notice.

Section 12.11. Titled Agent.

The Arranger, in such capacity, assumes no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loans, nor any duties as an agent hereunder for the Lenders. The title given to the Arranger is solely honorific and implies no fiduciary responsibility on the part of the Arranger to the Administrative Agent, any Lender, the Issuing Bank, the Borrower or any other Loan Party.

Section 12.12. Specified Derivatives Contracts.

No Specified Derivatives Provider that obtains the benefits of Section 11.5. by virtue of the provisions hereof or of any Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of any Loan Document other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Specified Derivatives Contracts unless the Administrative Agent has received written notice of such Specified Derivatives Contracts, together with such supporting documentation as the Administrative Agent may request, from the applicable Specified Derivatives Provider.

Article XIII. Miscellaneous

Section 13.1. Notices.

Unless otherwise provided herein (including without limitation as provided in Section 9.5.), communications provided for hereunder shall be in writing and shall be mailed, telecopied, or delivered as follows:

If to the Parent:

Trade Street Residential, Inc.

19950 West Country Club Drive, Suite 800

Aventura, Florida 33180

Attn: Richard Ross, Chief Financial Officer

Telecopier:     786-248-3679

Telephone:     786-248-6024

with a copy to:

Trade Street Residential, Inc.

19950 West Country Club Drive, Suite 800

Aventura, Florida 33180

Attn: Greg Baumann, Vice President and General Counsel

Telecopier:     786-248-3679

Telephone:     786-248-6050

If to the Borrower:

Trade Street Operating Partnership, LP

c/o Trade Street Residential, Inc.

19950 West Country Club Drive, Suite 800

Aventura, Florida 33180

Attn: Richard Ross, Chief Financial Officer

Telecopier:     786-248-3679

Telephone:     786-248-6024

with a copy to:

Trade Street Operating Partnership, LP

c/o Trade Street Residential, Inc.

19950 West Country Club Drive, Suite 800

Aventura, Florida 33180

Attn: Greg Baumann, Vice President and General Counsel

Telecopier:     786-248-3679

Telephone:     786-248-6050

If to the Administrative Agent or the Issuing Bank:

Regions Bank

3050 Peachtree Road, NW

Suite 400

Atlanta, Georgia 30305

Attn: Syndicate Services

Telecopier:     404-995-7665

Telephone:     404-279-7483

With a copy to:

Regions Bank

Real Estate Corporate Banking

6805 Morrison Boulevard

Charlotte, North Carolina 28211

Attn: Kerri Raines

Telecopier:     704-362-3594

Telephone:     704-362-3564

If to any other Lender:

To such Lender’s address or telecopy number as set forth in the applicable Administrative Questionnaire or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section; provided, a Lender or the Issuing Bank shall only be required to give notice of any such other address to the Administrative Agent and the Borrower. All such notices and other communications shall be effective (i) if mailed, upon the first to occur of receipt or the expiration of 3 days after the deposit in the United States Postal Service mail, postage prepaid and addressed to the address of the Borrower or the Administrative Agent, the Issuing Bank and Lenders at the addresses specified; (ii) if telecopied, when transmitted; (iii) if hand delivered or sent by overnight courier, when delivered; or (iv) if delivered in accordance with Section 9.5. to the extent applicable; provided, however, that, in the case of the immediately preceding clauses (i), (ii) and (iii), non-receipt of any communication as of the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication. Notwithstanding the immediately preceding sentence, all notices or communications to the Administrative Agent, the Issuing Bank or any Lender under Article II. shall be effective only when actually received. None of the Administrative Agent, the Issuing Bank or any Lender shall incur any liability to any Loan Party (nor shall the Administrative Agent incur any liability to the Issuing Bank or the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Administrative Agent, the Issuing Bank or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder. Failure of a Person designated to get a copy of a notice to receive such copy shall not affect the validity of notice properly given to another Person.

Section 13.2. Expenses.

The Borrower agrees (a)  to pay or reimburse the Administrative Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of, and any amendment, supplement or modification to, any of the Loan Documents (including due diligence expenses and reasonable travel expenses related to closing), and the consummation of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and all costs and expenses of the Administrative Agent in connection with the use of Debtdomain, IntraLinks, SyndTrak or other similar information transmission systems in connection with the Loan Documents and of the Administrative Agent in connection with the review of Properties for inclusion in calculations of the Borrowing Base Availability and the Administrative Agent’s other activities under Article IV., including the cost of all Appraisals except for Appraisals ordered under Section 4.3.(a) expressly excluded from the obligation of the Borrower to pay or to reimburse the Administrative Agent thereunder and the reasonable fees and disbursements of counsel to the Administrative Agent relating to all such activities; provided, however, that the Borrower’s obligation to pay or reimburse the Administrative Agent for certain of the foregoing costs and expenses incurred on or prior to the Agreement Date shall be subject to any limitation on the amount to be paid or reimbursed by the Borrower with respect thereto as to which the Administrative Agent has agreed in writing, (b) to pay or reimburse the Administrative Agent, the Issuing Bank and the Lenders for all their reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents, including the reasonable fees and disbursements of their respective counsel and any payments in indemnification or otherwise payable by the Lenders to the Administrative Agent pursuant to the Loan Documents, (c) to pay, and indemnify and hold harmless the Administrative Agent, the Issuing Bank and the Lenders from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of any of the Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document and (d) to the extent not already covered by any of the preceding subsections, to pay or reimburse the fees and disbursements of counsel to the Administrative Agent, the Issuing Bank and any Lender incurred in connection with the representation of the Administrative Agent, the Issuing Bank or such Lender in any matter relating to or arising out of any bankruptcy or other proceeding of the type described in Sections 11.1.(e) or 11.1.(f), including, without limitation (i) any motion for relief from any stay or similar order, (ii) the negotiation, preparation, execution and delivery of any document relating to the Obligations and (iii) the negotiation and preparation of any debtor-in-possession financing or any plan of reorganization of the Borrower or any other Loan Party, whether proposed by the Borrower, such Loan Party, the Lenders or any other Person, and whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding. If the Borrower shall fail to pay any amounts required to be paid by it pursuant to this Section, the Administrative Agent and/or the Lenders may pay such amounts on behalf of the Borrower and such amounts shall be deemed to be Obligations owing hereunder.

Section 13.3. Setoff.

Subject to Section 3.3. and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Borrower hereby authorizes the Administrative Agent, the Issuing Bank, each Lender, each Affiliate of the Administrative Agent, the Issuing Bank or any Lender, and each Participant, at any time or from time to time while an Event of Default exists, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, but in the case of the Issuing Bank, a Lender, an Affiliate of the Issuing Bank or a Lender, or a Participant, subject to receipt of the prior written consent of the Required Lenders exercised in their sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Administrative Agent, the Issuing Bank, such Lender, any Affiliate of the Administrative Agent, the Issuing Bank or such Lender, or such Participant, to or for the credit or the account of the Borrower against and on account of any of the Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 11.2., and although such Obligations shall be contingent or unmatured. Notwithstanding anything to the contrary in this Section, if any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 3.9. and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Bank and the Lenders and (y) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

Section 13.4. Litigation; Jurisdiction; Other Matters; Waivers.

(a)          EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE BORROWER, THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE ADMINISTRATIVE AGENT, THE ISSUING BANK AND THE BORROWER HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE BORROWER, THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.

(b)          EACH OF THE PARENT AND THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, THE ISSUING BANK, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE ISSUING BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE PARENT, THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY LENDER OR THE ENFORCEMENT BY THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(c)          THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS, THE TERMINATION OR EXPIRATION OF ALL LETTERS OF CREDIT AND THE TERMINATION OF THIS AGREEMENT.

Section 13.5. Successors and Assigns.

(a)          Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that none of the Parent, the Borrower or any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of the immediately following subsection (b), (ii) by way of participation in accordance with the provisions of the immediately following subsection (d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of the immediately following subsection (e) (and, subject to the last sentence of the immediately following subsection (b), any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in the immediately following subsection (d) and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)          Minimum Amounts.

(A)         in the case of an assignment of the entire remaining amount of an assigning Lender’s Commitment and/or the Loans at the time owing to it, or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)         in any case not described in the immediately preceding subsection (A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Revolving Loans of the assigning Lender subject to each such assignment (in each case, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Default or Event of Default shall exist, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that if, after giving effect to such assignment, the amount of the Commitment held by such assigning Lender or the outstanding principal balance of the Loans of such assigning Lender, as applicable, would be less than $5,000,000, then such assigning Lender shall assign the entire amount of its Commitment and the Revolving Loans at the time owing to it.

(ii)         Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Revolving Loan or the Commitment assigned.

(iii)        Required Consents. No consent shall be required for any assignment except to the extent required by clause (i)(B) of this subsection (b) and, in addition:

(A)         the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default or Event of Default shall exist at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof

(B)         the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Commitment if such assignment is to a Person that is not already a Lender with a Commitment, an Affiliate of such a Lender or an Approved Fund with respect to such a Lender; and

(C)         the consent of the Issuing Bank and the Swingline Lender shall be required for any assignment in respect of a Commitment.

(iv)        Assignment and Acceptance; Notes. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $5,000 for each assignment (which fee the Administrative Agent may, in its sole discretion, elect to waive), and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. If requested by the transferor Lender or the assignee, upon the consummation of any assignment, the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that new Notes are issued to the assignee and such transferor Lender, as appropriate.

(v)         No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or to any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)        No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii)       Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Revolving Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Bank, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Revolving Loans and participations in Letters of Credit and Swingline Loans in accordance with its Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to the immediately following subsection (c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 5.4., 13.2. and 13.9. and the other provisions of this Agreement and the other Loan Documents as provided in Section 13.10. with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with the immediately following subsection (d).

(c)          Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Principal Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)          Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to (w) increase such Lender’s Commitment, (x) extend the date fixed for the payment of principal on the Loans or portions thereof owing to such Lender, (y) reduce the rate at which interest is payable thereon or (z) release any Guarantor from its Obligations under the Guaranty except as contemplated by Section 8.13.(b), in each case, as applicable to that portion of such Lender’s rights and/or obligations that are subject to the participation. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.10., 5.1., 5.4. (subject to the requirements and limitations therein, including the requirements under Section 3.10.(g) (it being understood that the documentation required under Section 3.10.(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 5.6. as if it were an assignee under subsection (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 5.1. or 3.10., with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Regulatory Change that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.6. with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.3. as though it were a Lender; provided that such Participant agrees to be subject to Section 3.3. as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)          Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)          No Registration. Each Lender agrees that, without the prior written consent of the Borrower and the Administrative Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.

(g)          USA Patriot Act Notice; Compliance. In order for the Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act, prior to any Lender that is organized under the laws of a jurisdiction outside of the United States of America becoming a party hereto, the Administrative Agent may request, and such Lender shall provide to the Administrative Agent, its name, address, tax identification number and/or such other identification information as shall be necessary for the Administrative Agent to comply with federal law.

Section 13.6. Amendments and Waivers.

(a)          Generally. Except as otherwise expressly provided in this Agreement, (i) any consent or approval required or permitted by this Agreement or any other Loan Document to be given by the Lenders may be given, (ii) any term of this Agreement or of any other Loan Document may be amended, (iii) the performance or observance by the Parent, the Borrower, any other Loan Party or any other Subsidiary of any terms of this Agreement or such other Loan Document may be waived, and (iv) the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Required Lenders (or the Administrative Agent at the written direction of the Required Lenders), and, in the case of an amendment to any Loan Document, the written consent of each Loan Party which is party thereto. Notwithstanding anything to the contrary contained in this Section, the Fee Letter may only be amended, and the performance or observance by any Loan Party thereunder may only be waived, in a writing executed by the parties thereto.

(b)          Additional Lender Consents. In addition to the foregoing requirements, no amendment, waiver or consent shall:

(i)          increase (or reinstate) the Commitments of a Lender or subject a Lender to any additional obligations without the written consent of such Lender;

(ii)         reduce the principal of, or interest that has accrued or the rates of interest that will be charged on the outstanding principal amount of, any Loans or other Obligations without the written consent of each Lender directly affected thereby; provided, however, only the written consent of the Required Lenders shall be required for the waiver of interest payable at the Post-Default Rate, retraction of the imposition of interest at the Post-Default Rate and amendment of the definition of “Post-Default Rate”;

(iii)        reduce the amount of any Fees payable to a Lender without the written consent of such Lender;

(iv)        modify the definitions of “Termination Date” (except in accordance with Section 2.12.) or “ Commitment Percentage”, otherwise postpone any date fixed for, or forgive, any payment of principal of, or interest on, any Loans or for the payment of Fees or any other Obligations owing to the Lenders, or extend the expiration date of any Letter of Credit beyond the Termination Date, in each case, without the written consent of each Lender;

(v)         amend or otherwise modify the provisions of Section 3.2. without the written consent of each Lender;

(vi)        amend this Section or amend the definitions of the terms used in this Agreement or the other Loan Documents insofar as such definitions affect the substance of this Section without the written consent of each Lender;

(vii)       modify the definition of the term “Requisite Lenders” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof without the written consent of each Lender;

(viii)      release any Guarantor from its obligations under the Guaranty (except as contemplated by Section 8.13.(b)) without the written consent of each Lender;

(ix)         amend, or waive the Borrower’s compliance with, Section 2.14. without the written consent of each Lender;

(x)          amend or otherwise modify the requirement that all Lenders must approve a Property for inclusion as a Borrowing Base Property pursuant to Section 4.1.(c) without the consent of each Lender;

(xi)         except for a release or disposition permitted by, and in accordance with Section 4.2. or Section 12.4. release or dispose of any Collateral without the written consent of each Lender.

(d)          Amendment of Administrative Agent’s Duties, Etc. No amendment, waiver or consent unless in writing and signed by the Administrative Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Administrative Agent under this Agreement or any of the other Loan Documents. Any amendment, waiver or consent relating to Section 2.3. or the obligations of the Swingline Lender under this Agreement or any other Loan Document shall, in addition to the Lenders required hereinabove to take such action, require the written consent of the Swingline Lender. Any amendment, waiver or consent relating to Section 2.2. or the obligations of the Issuing Bank under this Agreement or any other Loan Document shall, in addition to the Lenders required hereinabove to take such action, require the written consent of the Issuing Bank. Any amendment, waiver or consent with respect to any Loan Document that (i) diminishes the rights of a Specified Derivatives Provider in a manner or to an extent dissimilar to that affecting the Lenders or (ii) increases the liabilities or obligations of a Specified Derivatives Provider shall, in addition to the Lenders required hereinabove to take such action, require the consent of the Lender that is (or having an Affiliate that is) such Specified Derivatives Provider. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitments of any Defaulting Lender may not be increased, reinstated or extended without the written consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the written consent of such Defaulting Lender. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Any Event of Default occurring hereunder shall continue to exist until such time as such Event of Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by the Parent, the Borrower, any other Loan Party or any other Person subsequent to the occurrence of such Event of Default. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Parent, the Borrower shall entitle the Parent or the Borrower to other or further notice or demand in similar or other circumstances.

(e)          Replacement of Dissenting Lender. If a Lender does not vote in favor of any amendment, modification or waiver to this Agreement or any other Loan Document which, pursuant to Section 13.6.(c), requires the vote of all affected Lenders, and such amendment, modification or waiver has been approved by the Required Lenders, then, so long as there does not then exist any Default or Event of Default, the Borrower may demand that such Lender (the “Dissenting Lender”), and upon such demand the Dissenting Lender shall promptly, assign its Loan to an Eligible Assignee subject to and in accordance with the provisions of Section 13.5.(b) for a purchase price equal to (x) the aggregate principal balance of the Loan then owing to the Dissenting Lender, plus (y) any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Lender, or any other amount as may be mutually agreed upon by such Dissenting Lender and Eligible Assignee. Each of the Administrative Agent and the Dissenting Lender shall reasonably cooperate in effectuating the replacement of such Dissenting Lender under this Section, but at no time shall the Administrative Agent, such Dissenting Lender nor any other Lender be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Administrative Agent, the Dissenting Lender or any of the other Lenders. The terms of this Section shall not in any way limit the Borrower’s obligation to pay to any Dissenting Lender compensation owing to such Affected Lender pursuant to this Agreement with respect to any period up to the date of replacement.

(f)          Technical Amendments. Notwithstanding anything to the contrary in this Section 13.6., if the Administrative Agent and the Borrower have jointly identified an ambiguity, omission, mistake or defect in any provision of this Agreement or an inconsistency between provisions of this Agreement, the Administrative Agent and the Borrower shall be permitted to amend such provision or provisions to cure such ambiguity, omission, mistake, defect or inconsistency so long as to do so would not adversely affect the interests of the Lenders and the Issuing Bank. Any such amendment shall become effective without any further action or consent of any of other party to this Agreement.

Section 13.7. Nonliability of Administrative Agent and Lenders.

The relationship between the Borrower, on the one hand, and the Lenders, the Issuing Bank and the Administrative Agent, on the other hand, shall be solely that of borrower and lender. None of the Administrative Agent, the Issuing Bank or any Lender shall have any fiduciary responsibilities to the Borrower and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Administrative Agent, the Issuing Bank or any Lender to any Lender, the Parent, the Borrower, any Subsidiary or any other Loan Party. None of the Administrative Agent, the Issuing Bank or any Lender undertakes any responsibility to the Parent or the Borrower to review or inform the Parent or the Borrower of any matter in connection with any phase of the Parent’s or the Borrower’s business or operations.

Section 13.8. Confidentiality.

The Administrative Agent, the Issuing Bank and each Lender shall maintain the confidentiality of all Information (as defined below) but in any event may make disclosure: (a) to its Affiliates and to its and its Affiliates’ other respective Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or proposed assignee, Participant or other transferee in connection with a potential transfer of any Commitment or participation therein as permitted hereunder, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations; (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings, or as otherwise required by Applicable Law; (d) to the Administrative Agent’s, Issuing Bank’s or such Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); (e) in connection with the exercise of any remedies under any Loan Document (or any Specified Derivatives Contract) or any action or proceeding relating to any Loan Document (or any Specified Derivatives Contract) or the enforcement of rights hereunder or thereunder; (f) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section actually known by the Administrative Agent, the Issuing Bank or such Lender to be a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank, any Lender or any Affiliate of the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Parent, the Borrower or any Affiliate of the Parent or Borrower; (g) to the extent requested by, or required to be disclosed to, any nationally recognized rating agency or regulatory or similar authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) having or purporting to have jurisdiction over it; (h) to bank trade publications, such information to consist of deal terms and other information customarily found in such publications; (i) to any other party hereto; and (j) with the consent of the Parent or Borrower. Notwithstanding the foregoing, the Administrative Agent, the Issuing Bank and each Lender may disclose any such confidential information, without notice to the Parent, the Borrower or any other Loan Party, to Governmental Authorities in connection with any regulatory examination of the Administrative Agent, the Issuing Bank or such Lender or in accordance with the regulatory compliance policy of the Administrative Agent, the Issuing Bank or such Lender. As used in this Section, the term “Information” means all information received from the Parent, the Borrower, any other Loan Party, any other Subsidiary or Affiliate (including information obtained under Section 8.7.) relating to any Loan Party or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Bank on a nonconfidential basis prior to disclosure by the Parent, the Borrower, any other Loan Party, any other Subsidiary or any Affiliate, provided that, in the case of any such information received from the Borrower, any other Loan Party, any other Subsidiary or any Affiliate after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 13.9. Indemnification.

(a)          The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Issuing Bank, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnified Party”) against, and hold each Indemnified Party harmless from, and shall pay or reimburse any such Indemnified Party for, any and all losses, claims (including without limitation, Environmental Claims), damages, liabilities and related expenses (including without limitation, the fees, charges and disbursements of any counsel for any Indemnified Party (which counsel may be employees of any Indemnified Party)), incurred by any Indemnified Party or asserted against any Indemnified Party by any Person (including the Parent, the Borrower, any other Loan Party or any other Subsidiary) other than such Indemnified Party and its Related Parties, arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Parent, the Borrower, any other Loan Party or any other Subsidiary, or any Environmental Claim related in any way to the Parent, the Borrower, any other Loan Party or any other Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding (an “Indemnity Proceeding”) relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Parent, the Borrower, any other Loan Party or any other Subsidiary, and regardless of whether any Indemnified Party is a party thereto, or (v) any claim (including without limitation, any Environmental Claims), investigation, litigation or other proceeding (whether or not the Administrative Agent, the Issuing Bank or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable attorneys and consultant’s fees; provided, however, that such indemnity shall not, as to any Indemnified Party, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Party.

(b)          If and to the extent that the obligations of the Borrower under this Section are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.

(c)          The Borrower’s obligations under this Section shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any of the other obligations set forth in this Agreement or any other Loan Document to which it is a party.

References in this Section 13.9. to “Lender” or “Lenders” shall be deemed to include such Persons (and their Affiliates) in their capacity as Specified Derivatives Providers.

Section 13.10. Termination; Survival.

This Agreement shall terminate at such time as (a) all of the Commitments have been terminated, (b) all Letters of Credit have terminated or expired or been canceled, (c) none of the Lenders is obligated any longer under this Agreement to make any Loans and the Issuing Bank is no longer obligated under this Agreement to issue Letters of Credit and (d) all Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full. The indemnities to which the Administrative Agent, the Issuing Bank and the Lenders are entitled under the provisions of Sections 3.10., 5.1., 5.4., 12.8., 13.2. and 13.9. and any other provision of this Agreement and the other Loan Documents, and the provisions of Section 13.4., shall continue in full force and effect and shall protect the Administrative Agent, the Issuing Bank and the Lenders (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement.

Section 13.11. Severability of Provisions.

If any provision of this Agreement or the other Loan Documents shall be determined by a court of competent jurisdiction to be invalid or unenforceable, that provision shall be deemed severed from the Loan Documents, and the validity, legality and enforceability of the remaining provisions shall remain in full force as though the invalid, illegal, or unenforceable provision had never been part of the Loan Documents.

Section 13.12. GOVERNING LAW.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE. This Section shall not apply to any Security Document and the provisions for the creation, perfection, and enforcement of the Lien and security interest created pursuant thereto.

Section 13.13. Counterparts.

To facilitate execution, this Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts as may be convenient or required (which may be effectively delivered by facsimile, in portable document format (“PDF”) or other similar electronic means). It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single document. It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto.

Section 13.14. Obligations with Respect to Loan Parties and Subsidiaries.

The obligations of the Parent and/or the Borrower to direct or prohibit the taking of certain actions by the other Loan Parties and Subsidiaries as specified herein shall be absolute and not subject to any defense the Parent or the Borrower may have that the Parent and/or the Borrower does not control such Loan Parties or Subsidiaries.

Section 13.15. Independence of Covenants.

All covenants hereunder shall be given in any jurisdiction independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 13.16. Limitation of Liability.

None of the Administrative Agent, the Issuing Bank, any Lender, or any of their respective Related Parties shall have any liability with respect to, and each of the Parent, the Borrower and the other Loan Parties hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, consequential or punitive damages suffered or incurred by the Parent, the Borrower or any other Loan Party in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents or any of the transactions contemplated by this Agreement or any of the other Loan Documents.

Section 13.17. Assignment of Security Instrument.

At any time the Collateral encumbered by a Security Instrument is permitted to be released pursuant to the terms of this Agreement, then upon the request of the Borrower, the Administrative Agent agrees to assign such Security Instrument, all without recourse, covenant or warranty of any nature, express or implied other than that the Administrative Agent is the holder of such Security Instrument free and clear of any Lien created by the Administrative Agent, to any party designated by Borrower (other than the Borrower or a nominee of Borrower); provided that such assignment is not then prohibited by Applicable Law, is in form and substance acceptable to the Administrative Agent and, if required by Applicable Law, such Security Instrument continued to secure a bona fide obligation of the Borrower at the time of such assignment.

Section 13.18. Entire Agreement.

This Agreement and the other Loan Documents embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. To the extent any term of this Agreement is inconsistent with a term of any other Loan Document to which the parties of this Agreement are party, the term of this Agreement shall control to the extent of such inconsistency. There are no oral agreements among the parties hereto.

Section 13.19. Construction.

The Administrative Agent, the Issuing Bank, the Parent, the Borrower and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Administrative Agent, the Issuing Bank, the Borrower and each Lender.

Section 13.20. Headings.

The paragraph and section headings in this Agreement are provided for convenience of reference only and shall not affect its construction or interpretation.

[Signatures on Following Pages]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their authorized officers all as of the day and year first above written.

TRADE STREET OPERATING PARTNERSHIP, LP

By:	Trade Street OP GP, LLC, General Partner

	By:	Trade Street Residential, Inc., Sole Member

	By:	/s/ Richard Ross
Name: Richard Ross
Title: Chief Financial Officer

TRADE STREET RESIDENTIAL, INC.

By:	/s/ Richard Ross
Name: Richard Ross
Title: Chief Financial Officer

[Signatures Continued on Next Page]

[Signature Page to Credit Agreement with Trade Street Operating Partnership, LP]

Regions Bank, as Administrative Agent, as Swingline Lender, as Issuing Bank and as a Lender

By:	/s/ Kerri L. Raines
Name: Kerri L. Raines
Title: Vice President

[Signatures Continued on Next Page]

[Signature Page to Credit Agreement with Trade Street Operating Partnership, LP]

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ J Lee Hord
Name: J Lee Hord
Title: Vice President

SCHEDULE I

Commitments

Lender	Commitment
Regions Bank	$50,000,000
U.S. Bank National Association	$25,000,000

Total:	$75,000,000